Exhibit 2.1

EXECUTION VERSION

_____________________________________________

SHARE PURCHASE AGREEMENT

_____________________________________________

BY AND AMONG

ENERCON TECHNOLOGIES LTD.,

THE SHAREHOLDERS OF COMPANY,

AND

THE PURCHASER

September 19, 2024

_____________________________________________________________________________________

TABLE OF CONTENT

SHARE PURCHASE AGREEMENT			1
1	DEFINITIONS		6
	1.1	Definitions.	6
	1.2	Rules of Construction.	25
2	PURCHASE AND SALE		25
	2.1	Purchase and Sale of the Purchased Shares.	25
	2.2	Purchase Price.	26
	2.3	Closing Payment Amount.	26
	2.4	Earnout Payments.	27
	2.5	Closing.	30
	2.6	Transactions to be Effected at the Closing.	31
	2.7	Closing Date Adjustments.	32
	2.8	Cash-Out of Options.	36
	2.9	Cash-Out of the Tmura Warrant.	36
	2.10	Withholding Rights.	37
3	REPRESENTATIONS AND WARRANTIES RELATING TO EACH SELLER AND THE PURCHASED SHARES		38
	3.1	Organization, Good Standing and Power.	39
	3.2	Authority; Execution and Delivery; Enforceability.	39
	3.3	No Conflicts; Consents.	39
	3.4	Litigation.	39
	3.5	The Purchased Shares.	40
	3.6	Solvency.	40
	3.7	Tax Matters.	40
	3.8	Tax Withholding Information.	40
	3.9	Sanctions	40
	3.10	No Implied Representations and Warranties.	41
4	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY		41
	4.1	Organization, Good Standing and Qualification.	41
	4.2	Subsidiaries.	41
	4.3	Capitalization.	42

	4.4	Authorization; Execution and Delivery; Enforceability.	43
	4.5	Corporate Documents.	43
	4.6	No Conflicts; Consents.	44
	4.7	Compliance with Laws; Permits.	44
	4.8	Financial Statements.	45
	4.9	Changes.	45
	4.10	Taxes.	45
	4.11	Title to Properties and Assets; Liens.	50
	4.12	Real Property.	51
	4.13	Finance Arrangements	52
	4.14	Litigation.	52
	4.15	Material Contracts.	53
	4.16	Intellectual Property.	54
	4.17	Information Technology.	57
	4.18	Employees.	57
	4.19	Employee Benefit Plans.	59
	4.20	Obligations to Related Parties.	60
	4.21	Environmental Matters.	60
	4.22	Privacy and Data Security	61
	4.23	Sanctions and Export Laws	61
	4.24	Corrupt Practices	63
	4.25	Brokers or Finders.	64
	4.26	Material Customers and Suppliers; Trading.	64
	4.27	Warranties.	65
	4.28	Insurance.	65
	4.29	Representations and Warranties Complete.	65
5	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		65
	5.1	Organization, Good Standing and Power.	66
	5.2	Authority; Execution and Delivery; Enforceability.	66
	5.3	No Conflicts; Consents.	66
	5.4	Litigation.	66
	5.5	Investment Intent; Restricted Securities.	67

	5.6	Brokers or Finders.	67
	5.7	Adequacy of Funds.	67
	5.8	Solvency.	67
	5.9	Independent Investigation.	67
	5.10	Absence of Certain Business Practices	68
6	COVENANTS		68
	6.1	Conduct of Business.	68
	6.2	Financing Cooperation	71
	6.3	Access to Information; Notice of Certain Events.	72
	6.4	Exclusivity.	72
	6.5	Employees and Employee Benefits.	73
	6.6	Governmental Approvals and Consents.	74
	6.7	Use of Proceeds	75
	6.8	Tax Matters	75
	6.9	Public Announcements.	81
	6.10	Further Assurances.	81
	6.11	Confidentiality.	81
	6.12	Indemnification of Officers and Directors.	82
	6.13	R&W Insurance Policy	82
	6.14	Limited Activities.	82
	6.15	Board of Directors Composition	84
7	CONDITIONS PRECEDENT		84
	7.1	Conditions to Each Party’s Obligations.	84
	7.2	Conditions to Obligation of the Purchaser.	84
	7.3	Conditions to Obligation of the Sellers.	86
	7.4	Frustration of Closing Conditions.	87
8	TERMINATION		87
	8.1	Termination.	87
	8.2	Effect of Termination.	87
9	SURVIVAL; LIMITATIONS OF LIABILITY; INDEMNIFICATION		88
	9.1	Survival.	88
	9.2	Indemnification.	88

	9.3	Payment of Claims.	90
	9.4	Limitations and Other Matters Relating to Indemnification.	90
	9.5	Indemnification Procedures.	92
	9.6	Payments.	95
	9.7	Exclusive Remedy; No Duplication; Right of Set-off.	95
10	MISCELLANEOUS		96
	10.1	Amendment.	96
	10.2	Notices.	96
	10.3	Governing Law and Settlement of Disputes.	97
	10.4	Sellers’ Representative	98
	10.5	Successors and Assigns.	100
	10.6	Entire Agreement.	101
	10.7	Severability.	101
	10.8	Counterparts.	101
	10.9	Remedies; Specific Performance.	101
	10.1	No Third-Party Beneficiaries.	102
	10.11	Waivers.	102
	10.12	Set-off	102
	10.13	Privilege; Counsel.	102
	10.14	Release.	103

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of September 19, 2024, by and among FF3 Holdings, L.P., a limited partnership organized under the laws of the Cayman Islands, for itself and as the Sellers’ representative (“FF3” or “Sellers’ Representative”) and the Persons listed in Schedule I (each a “Seller” and collectively, the “Sellers”), Bel Fuse Inc., a publicly-traded corporation organized under the laws of New Jersey (the “Purchaser”), and Enercon Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1 hereof or elsewhere in the relevant Section or Sub-Section in the Agreement in which they appear.

RECITALS

WHEREAS, as of the date hereof, the Sellers own one hundred percent (100%) of the issued and outstanding shares of the Company; and

WHEREAS, the Purchaser desires to purchase from the Sellers, and each of the Sellers desires to sell, convey, transfer and assign to the Purchaser, certain shares of the Company (the “Purchased Shares”) in consideration for the Purchase Price, such that, subject to the terms and conditions set out herein, upon the Closing, the Purchaser will hold eighty percent (80%) of the issued and outstanding share capital of the Company on a fully diluted basis, upon the terms and subject to the conditions set out in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements by the parties contained herein, the parties hereto hereby agree as follows:

1.	DEFINITIONS
1.1	Definitions.

For purposes of this Agreement the following capitalized terms shall have the meanings specified in this Section 1.1:

“2025 Earnout Payment” means the payment which shall become payable upon and subject to it being agreed or determined in accordance with the provisions of Section 2.4 either; (i) that the 2025 Earnout Target has been achieved in full, in which case the amount payable shall be an amount equal to USD5,000,000 (five million US dollars), or (ii) that 2025 EBITDA was at least ninety percent (90%) of the 2025 EBITDA Target but less than one hundred percent (100%) of the 2025 EBITDA Target, in which case the amount payable shall be an amount equal to USD2,500,000 (two million five hundred thousand US dollars). For the avoidance of doubt, the maximum 2025 Earnout Payment shall be USD5,000,000 (five million US dollars).

“2025 Earnout Period” means the twelve (12) month period ending on December 31, 2025.

“2025 Earnout Target” means 2025 EBITDA of USD43,700,000 (forty three million, seven hundred thousand US dollars).

“2025 EBITDA” means EBITDA in respect of the 2025 Earnout Period, as calculated and determined in accordance with this Agreement.

“2026 Earnout Payment”  means the payment which shall become payable upon and subject to it being agreed or determined in accordance with the provisions of Section 2.4 either; (i) that the 2026 Earnout Target has been achieved in full, in which case the amount payable shall be an amount equal to USD5,000,000 (five million US dollars), or (ii) that 2026 EBITDA was at least ninety percent (90%) of the 2026 EBITDA Target but less than one hundred percent (100%) of the 2026 EBITDA Target, in which case the amount payable shall be an amount equal to USD2,500,000 (two million five hundred thousand US dollars). For the avoidance of doubt, the maximum 2026 Earnout Payment shall be USD5,000,000 (five million US dollars).

“2026 Earnout Period” means the twelve (12) month period ending on December 31, 2026.

“2026 Earnout Target” means 2026 EBITDA of US$50,400,000 (fifty million, four hundred thousand US dollars).

“2026 EBITDA” means EBITDA in respect of the 2026 Earnout Period, as calculated and determined in accordance with this Agreement.

“Acceptance Notice” has the meaning set forth in Section 2.7(b).

“Accounting Principles” shall mean (i) the accounting principles and practices applied in the Financial Statements, and (ii) if not otherwise addressed in (i), IFRS.

“Accounts” means the consolidated audited financial statements for the Company for the fiscal year ended December 31, 2023.

“Accounts Relief” means a Relief which: (i) has been treated, shown, reflected or taken into account as an asset in the Accounts; or (ii) has been taken into account in computing any provision for Tax and/or deferred Tax which appears or which, but for the availability or presumed availability of the Relief, would have appeared in the Accounts.

“Action” means any claim, demand, charge, action, suit, litigation, settlement, complaint, arbitration, or inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Actual Tax Liability” means any liability to make an actual payment or increased payment of Tax or on account of or in respect of Tax (whether or not such liability is a primary liability of any Company Group and whether or not the person so liable has or may have any right of indemnity or reimbursement against any other person) whether or not such liability has been discharged before the Closing Date.

“Acquisition” has the meaning set forth in Section 2.1.

“Additional Payment Amount” has the meaning set forth in Section 2.7(a).

“Adjustment Escrow Amount” means the sum of USD2,500,000.

“Adjustment Reports” has the meaning set forth in Section 2.7(b).

“Affiliate” of a Person means (i) any Person who, directly or indirectly, controls, is controlled by or is under common control with such Person (provided that, in no event shall any portfolio company of FF3 be deemed to be by an Affiliate of the Sellers with respect to arms’ length basis commercial agreements entered into with such portfolio company); or (ii) in the case of an individual, the spouse, parent, sibling, child, issue, adopted child, stepchild or other lineal descendants of such Person or any ancestor of such Person or any trust or other entity principally for the benefit of such person or any of such Person’s related parties. For purposes of this definition, the term control means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by agreement or otherwise (and the terms controlling and controlled have meanings correlative to the foregoing).

“Agreement” has the meaning set forth in the Preamble.

“Anti-Bribery Laws” means, in each case, as applicable, (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) Sections 291 and 291A of the Israeli Penal Law, 1967, (iv) any Applicable Legal Requirements promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997, (v) India’s Prevention of Corruption Act, 1988, and (vi) any other Applicable Legal Requirements relating to bribery or corruption, including books and records offences relating directly or indirectly to a bribe.

“Anti-Money Laundering Laws” means, in each case, as applicable, (i) the U.S. Money Laundering Control Act, (ii) the U.S. Currency and Foreign Transactions Reporting Act, (iii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (iv) the U.S. Bank Secrecy Act, (v) the UK Proceeds of Crime Act 2002, (vi) the UK Terrorism Act 2000, (vii) the European Union Money Laundering Directives and applicable European Union member states' implementing legislation, (viii) the Israeli Prohibition of Money Laundering Law, 2000, (ix) the Israeli Prohibition of Financing of Terrorism Law, (x) 2005, and (x) and any other Applicable Legal Requirements relating to money laundering or terrorism funding.

“Antitrust Filings” has the meaning set forth in Section 6.6(a).

“Antitrust Laws” has the meaning set forth in Section 6.6(a).

“Articles of Association” means the articles of association of the Company as in effect from time to time.

“Applicable Legal Requirements” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Balance Sheet Date” means June 30, 2024.

“Banking Institutions” means any and all lenders to the Company Group, including the entities listed in Schedule 7.2(d)(xi).

“Banking Institutions Payoff Amount” has the meaning set forth in Section 7.2(d)(xi).

“Banking Institutions Payoff Letters” has the meaning set forth in Section 7.2(d)(xi).

“Business Day” means any day other than a Friday, Saturday, Sunday or a day on which banking institutions located in Tel Aviv, Israel or in the State of New York, are authorized or required by law or other governmental action to close.

“Carve-out” has the meaning set forth in Section 2.7(i).

“Carve-out Agreements” has the meaning set forth in Section 2.7(i).

“Carve-out Escrow Amount” means USD2,000,000.

“Cash” means the aggregate amount of cash or cash equivalents (including marketable securities) (net of amounts that are not freely usable, distributable or transferable (including as a result of Taxes imposed as a result of any distribution or transfer)) on hand or held unrestricted in deposit, bank deposits, money market or other similar accounts by or for the benefit of the Company Group, calculated as of 11:59 p.m. Israel time on the day immediately prior to the Closing Date, provided that Cash shall include (i) the amount of checks and drafts received but not yet deposited by any member of the Company Group and that are not part of Net Working Capital; and (ii) the fair value of any derivative or similar arrangements. The foregoing) shall be calculated in accordance with the Accounting Principles.

“Claim” has the meaning set forth in Section 9.5(a).

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 2.7(a).

“Closing Date Cash Calculation” has the meaning set forth in Section 2.7(a).

“Closing Date Indebtedness Calculation” has the meaning set forth in Section 2.7(a).

“Closing Date Net Working Capital Calculation” has the meaning set forth in Section 2.7(a).

“Closing Payment Amount” means an amount equal to the Purchase Price excluding any Earnout Payments.

“Collective Bargaining Agreement” means any and all Contracts that have been entered into between the Company or any of its Subsidiaries and any Employee Representative, or any industry-wide or nation-wide agreement governing labor or employment relations to which the Company or any of its Subsidiaries is subject or bound.

“Company” has the meaning set forth in the Preamble.

“Company Group” means the Company and each of its Subsidiaries; provided further that MCT, MPS and CCC shall be deemed to be, and treated for the purposes of this Agreement, as if each of them are Subsidiaries of the Company, and any one of them shall be referred to as a “Group Company”.

“Company Option Plan” means the Enercon Technologies Ltd 2015 Share Option Plan (including all the appendices thereto) and each other stock option plan, program or arrangement of the Company, collectively.

“Company Optionholders” means the holders of Company Options as set forth in Schedule II.

“Company Options” means options (whether vested or unvested) to purchase shares of the Company under any Company Option Plan as set forth opposite each Company Optionholder’s name in Schedule II, including the type of options granted to such Company Optionholder (Section 102 Options or otherwise).

“Company Vested Optionholders” means those Company Optionholders that hold unexpired, unexercised, vested (after giving effect to any existing acceleration provision or accelerated vesting authorized by resolution of the Board of Directors of the Company prior to Closing) Company Options exercisable immediately prior to the Closing that are in the money.

“Company Warrantholder” means the holder of the Tmura Warrant.

“Confidential Material” has the meaning set forth in Section 6.11.

“Consideration Allocation Certificate” means the consideration allocation certificate to be attached hereto as Annex I five (5) Business Days prior to the Closing Date, setting forth: (i) the estimated aggregate amount of the Closing Payment Amount; (ii) the allocation of the Closing Payment Amount among each of the Sellers, the Company Vested Optionholders, the Company Warrantholder and each Banking Institution; (iii) payment instructions (including wire instruction details) to each of the Sellers and the 102 Trustee; (iv) payment instructions (including wire instruction details) to the Company Warrantholder; (v) payment instructions (including wire instruction details) to each Banking Institution; and (vi) the Relevant Portion and Relevant Purchased Shares for each of the Sellers, and the Company Vested Optionholders and the Company Warrantholder.

“Contract” means any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, letter of intent, or other instrument or obligation, and any amendments thereto.

“Convertible Equity” means any convertible securities of the Company, including, but not limited to, the vested Company Options and the Tmura Warrant.

“Convertible Equity Amount” means the portion of the Purchase Price that would be payable to the holders of Convertible Equity as shall be provided in the Consideration Allocation Certificate.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“D&O Tail Policy” has the meaning set forth in Section 6.12(a)

“Data Room” means the data site maintained by Intralinks on behalf of the Sellers in relation to the Acquisition and all documents contained therein as at the date of this Agreement, of which two (2) identical USB sticks issued by Intralinks shall be delivered to the Purchaser by the Sellers’ Representative within ten (10) Business Days of the date of this Agreement.

“Defense Export Law” means the Israeli Defense Export Control Law, 2007 and the regulations enacted thereunder.

“Deemed Tax Liability” means: (i) the Loss, otherwise than by use or setting off, of an Accounts Relief (other than a repayment of Tax or payment in respect of Tax), and the amount of the Deemed Tax Liability will be the amount of Tax which would not have paid (on the basis of Tax rates current at the Closing Date) but for the Loss of the Relief, assuming for this purpose that there were sufficient profits to use the Relief (or that the Relief could otherwise have been used); (ii) the Loss of an Accounts Relief which was a right to repayment of Tax or to a payment in respect of Tax, and the amount of the Deemed Tax Liability will be the amount of the repayment or payment; or (iii) the use or setting-off of any Purchaser’s Relief where, but for that set-off or use, a Seller would have had a liability to make a payment to Buyer under this Agreement, and the amount of the Deemed Tax Liability will be the amount of Tax for which a Seller would have been liable but for such use or set-off.

“Direct Claim” has the meaning set forth in Section 9.5(a).

“Disclosure Schedule” has the meaning set forth in Section 3.

“Earnout Payments” means the 2025 Earnout Payment and the 2026 Earnout Payment, and “Earnout Payment” means any of them.

“Earnout Period” means (i) in respect of the 2025 Earnout Payment, the 2025 Earnout Period; and (ii) in respect of the 2026 Earnout Payment, the 2026 Earnout Period.

“Earnout Targets” means, in respect of the 2025 Earnout Payment, the 2025 Earnout Target and, in respect of the 2026 Earnout Payment, the 2026 Earnout Target, and “Earnout Target” means any of them.

“EBITDA” means an amount equal to the net income calculated under US GAAP plus (to the extent deducted in arriving at net income) (a) net financial expenses, (b) tax expenses, (c) depreciation and amortization expenses, and (d) other expenses, including changes in fair value of contingent consideration equity income/loss, and other income/expenses recorded below the line of “operating profit” in the statement of operations.  EBITDA shall exclude (i) lease expenses paid in cash, (ii) factoring expenses, (iii) provision for warranty expenses, (iv) stock based compensation expenses, (v) pro-forma consolidation, (vi) management fees, and (vii) expenses relating to the transactions contemplated by the Transaction Documents.  EBITDA shall be adjusted to disregard the effects of the acquisition of any business by the Company following the Closing. Any material changes following the date of Closing implemented by the Company in or of any accounting policies or management estimations applied in calculating the financial performance or operations of the Company shall be discussed between the Purchaser, the Sellers Representative and the Company. No changes to any accounting policies relating to inventory shall be taken into account for the purposes of calculating EBITDA.

“Economic Competition Law” means the Israeli Economic Competition Law, 5748-1988, as amended from time to time, and any rules, regulations, decrees or guidelines promulgated thereunder.

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Effective Time” means 11.59 p.m. Israeli time on the day prior to the Closing Date.

“Employee Benefit Plans” means each (i) equity-based award, incentive, retirement or welfare benefit plan, program or arrangement and (ii) employment, termination, transaction bonus, retention or similar agreement or arrangement, in each case that is maintained by a member of the Company Group for the benefit of any employee, officer or director of a member of the Company Group; provided that in no event shall an Employee Benefit Plan include any arrangement operated by a Governmental Authority to which a member of the Company Group is required to contribute under applicable Law.

“Employee Representatives” means any labor union, trade union, labor organization, labor association, collective bargaining unit, works council, employee councils, workers’ committee, cooperation committee, bargaining representatives, or any other type of employees’ representative or employee organization elected, appointed or created for information, consultation, codetermination and/or collective bargaining purposes.

“Environment” means the natural and human-made environment including all or any of the following media: air (excluding air within buildings or other natural or human-made structures, whether above or below the ground); water (including groundwater); land (including land under water); and any ecological systems and living organisms (including humans) supported by those media.

“Environmental Laws” means any Law relating to pollution or the protection of the Environment, including those (a) that classify, regulate, call for the remediation, reinstatement or restoration of, require reporting with respect to, or list or define the air, water, groundwater, solid waste or other aspects of the Environment, (b) that govern the generation, presence, disposal, release, spillage, storage, possession, transport, deposit, escape, discharge, leak, migration or emissions of or exposure to Hazardous Materials or toxic substances, (c) the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment, (d) that place legal responsibility on manufacturers, importers, distributors, sellers, users or consumers of products relating to producer responsibility in the disposal or recycling of products.

“Environmental Permits” means any permits, licences, consents, certificates, registrations, notifications, filings, approvals, statutory agreements, allowances, reporting, notices, exemptions or other authorizations required or obtained under any Environmental Laws by the Seller (in relation to the Company or any of the Subsidiaries).

“Escrow Account” means the deposit account to be opened in the name of the Escrow Agent with ESOP Trust & Management Services Ltd and operated in accordance with the Escrow Agreement.

“Escrow Agent” means the escrow agent to be appointed under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement entered into or to be entered into prior to the Closing Date, between the Escrow Agent, the Purchaser, and the Sellers’ Representative.

“Estimated Cash” means the Company’s estimate of the Cash as of the Closing Date.

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Indebtedness” means the Company’s estimate of the Indebtedness as of the Closing Date.

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).

“Event” includes an event, transaction (including the execution of, and Closing of, this Agreement), action or omission whatsoever, whether alone or in conjunction with any other event, transaction, action or omission and includes (without limitation) any payment, the death of any person and a company becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax and, for the avoidance of doubt, any reference to an Event occurring on or before a particular date will include Events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date.

“Final Adjustment Report” has the meaning set forth in Section 2.7(e).

“Final Cash” has the meaning set forth in Section 2.7(e).

“Final Indebtedness” has the meaning set forth in Section 2.7(e).

“Final Net Working Capital” has the meaning set forth in Section 2.7(e).

“Financial Statements” has the meaning set forth in Section 4.8.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization, Good Standing and Qualification); 3.2 (Authority; Execution and Delivery; Enforceability); 3.5 (The Purchased Shares) 4.1 (Organization, Good Standing and Qualification); 4.3 (Capitalization); 4.4 (Authorization; Execution and Delivery; Enforceability), 4.10 (Taxes), and 4.24 (Brokers and Finders).

“Governmental Authority” means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Domain Names” means (a) all domain names with respect to which the Company or any of its Subsidiaries owns or purports to own the rights or that are used or held for use by the Company or any of its Subsidiaries, including the domain names listed in Annex 4.16(c) to Schedule 4.16(c) of the Disclosure Schedule; and (b) all rights with respect to the domain names referred to under (a).

“Group IP” means (a) the Group Owned IP; and (b) all other Intellectual Property that is controlled, licensed, used or held for use by the Company or any of its Subsidiaries.

“Group Owned IP” means (a) all: Group Registered IP; (b) all Group Domain Names, (c) all Group Owned Software; and (d) all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Group Owned Software” means all Software that is (a) material for the business of the Company or any of its Subsidiaries and (b) the subject-matter of Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, including the Software listed in Annex 4.16(c) to Schedule 4.16(c) of the Disclosure Schedule.

“Group Owned Software Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material algorithm contained in or relating to any software source code, that constitutes Group Owned Software.

“Group Registered IP” means all Patents, Trademarks and registered Copyrights and all other registrations, issuances or grants of Intellectual Property and all applications for registration, issuance or grant of Intellectual Property, in each case that are owned or purported to be owned by the Company or any of its Subsidiaries, including the registrations, issuances, grants and applications listed in Schedule 4.16(e)  of the Disclosure Schedule.

“Harmful Code” means “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any similar mechanism or device, or any other code designed or intended to have, or intended to be capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorised access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file, in each case, without the user’s consent.

“Hazardous Materials” means any and all substances, materials, organisms or wastes defined, designated or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar import under any Environmental Law, and any admixture or solution thereof, and specifically including but not limited to petroleum and all derivatives thereof or synthetic substitutes therefor, and asbestos or asbestos-containing materials.

“ICT Contract” means any Contract to which the Company or any of its Subsidiaries is a party and that relates to any ICT System or to any maintenance, support, security, disaster recovery, facilities management or any other service related to any ICT System, other than: (a) non-exclusive licenses of or grants of rights to Intellectual Property ancillary to commercial agreements entered into in the ordinary course of business, (b) licenses for non-customized, “off the shelf” software that is generally commercially available for a one-time or annual license fee of less than $100,000 (one hundred thousand) U.S. dollars or related services agreements, and (c) licenses for Open Source Software.

“ICT Data” means all data and information that is created or used by the Company or any of its Subsidiaries and that is processed by or stored on any ICT System;

“ICT Systems” means all information and communications technology systems, including all computer hardware and peripherals, telecommunications hardware, software and networks, in each case owned, used or required to be used by, or used by any third party for the benefit of, the Company or any of its Subsidiaries.

“IFRS” means International Financial Reporting Standards as were issued by the International Accounting Standards Board (IASB).

“Inbound IP Contract” means any license, sublicense or other Contract, under or pursuant to which any Person grants or has agreed to grant the Company or any of its Subsidiaries any license, right or permission to use or exploit any Intellectual Property, other than: (a) non-exclusive licenses of or grants of rights to Intellectual Property ancillary to commercial agreements entered into in the ordinary course of business, (b) licenses for non-customized, “off the shelf” software that is generally commercially available for a one-time or annual license fee of less than $100,000 (one hundred thousand) U.S. dollars or related services agreements, and (c) licenses for Open Source Software.

“Indebtedness” means, without duplication and disregarding intra-group debt and obligations owing only among the Company and its Subsidiaries, calculated as of 11:59 p.m. Israel time on the day immediately prior to the Closing Date in accordance with the Accounting Principles: (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property, business, assets, securities or services, contingent or otherwise, , holdbacks, and “earn out” payments, whether or not matured, in each case, calculated as the maximum amount payable under or pursuant to such obligation, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) any liability in respect of banker’s acceptances, , or letters of credit (to the extent drawn), and similar obligations, (e) any obligations under any interest rate, currency swaps, collars, caps, forward contracts, or other hedging agreement, (f) all obligations of the Company or its Subsidiaries as lessee under leases that have been recorded as capital or finance leases in the Financial Statements or should be, in accordance with IFRS, recorded as capital leases, but excluding any lease liability arising out of the application of IFRS 16, (g) all obligations of the Company or its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Company or its Subsidiaries or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) any current Pre-Closing Taxes that are imposed on or measured by net or gross income (however denominated) or other similar Pre-Closing Taxes of the Company or its Subsidiaries that remain unpaid as of the Closing (which amount shall not be negative in the aggregate or in respect of any jurisdiction), (i) all Liabilities of the Company or its Subsidiaries related to any owed but unpaid severance payments or benefits due to any former employee, independent contractor, or other individual service provider of the Company (together with the amount of any employer-side withholding, employment, payroll, or similar Taxes relating thereto) and in accordance with the Financial Statements, (j) any other amounts which are specified in Part A of Exhibit A to be included in the calculation of Indebtedness or (k) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (j) above, all accrued or unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto. The items to be included in Indebtedness are shown in Part A of Exhibit A.  The foregoing shall be calculated in accordance with the Accounting Principles.

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.7(c).

“Indian Cash Deposit” means restricted Cash against a bank guarantee for duty under customs notification 32/97.

“Indian Cash Escrow Amount” means an amount equal to eighty percent (80%) of the Indian Cash Deposit (to the extent not already received by the Company Group) as at the Closing Date.

“Indian Sale Proceeds Escrow Amount” means an amount equal to eighty percent (80%) of the Indian Sale Proceeds (to the extent not already received by the Company Group as at the Closing Date).

“Infringement”, “Infringes” or “Infringing” means that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.

“Indian Sale Proceeds” means the proceeds receivable (net of any costs and Taxes) by the Company Group in respect of the Indian property sale pursuant to the sale contract entered into prior to the date of this Agreement.

“Initial Vested Company Options” means such portion representing eighty percent (80%) of all of the vested options to purchase shares of the Company under any Company Option Plan, as set forth opposite each Company Optionholder’s name in Schedule II, including the type of options granted to such Company Optionholder (Section 102 Options or otherwise).

“Indemnitees” means, as applicable, the Purchaser Indemnitees and the Seller Indemnitees.

“Intellectual Property” means any of the following in any jurisdiction worldwide: (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, reissues, re-examinations, renewals, substitutions and extensions thereof) and patent applications (collectively, “Patents”); (ii) trademarks, trade names, logos, service marks, trade dress, corporate names, and other designations of source, and registrations and applications for registration thereof, together with the goodwill connected with the use of and symbolized by the foregoing (collectively, “Trademarks”); (iii) copyrights, designs, mask works, database rights and semiconductor topography rights, and registrations and applications for registration thereof (collectively, “Copyrights”) and works of authorship (whether copyrightable or not); (iv) internet domain names and related registrations; (v) trade secrets and other proprietary rights, including ideas, formulas, compositions, inventions (whether patentable or unpatentable), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, and technical data; (vi) all improvements, modifications, and derivative works of any of the foregoing; and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“International Trade Laws” means any laws and regulations governing the import, export, reexport, release, brokering, or transfer of goods, software, technology, technical data, and services, including, without limitation, the U.S. export control laws and regulations administered and enforced by the U.S. Departments of Commerce and State and the import and customs laws administered and enforced by the U.S. Departments of Homeland Security, Commerce, and U.S. Customs and Border Protection, or an appropriate authority of the State of Israel, European Union, and the United Kingdom.  For the avoidance of doubt, the term “International Trade Law” includes, to the extent applicable, the Export Control Reform Act (“ECRA”), the Export Administration Regulations (“EAR”), the Arms Export Control Act (“AECA”), the International Traffic in Arms Regulations (“ITAR”), the International Emergency Economic Powers Act (“IEEPA”), the Trading with the Enemy Act (“TWEA”), the U.S. Customs laws and regulations, the Foreign Asset Control Regulations (“OFAC”), or other Applicable Law regulating the development, commercialization or export of technology.

“IP Contract” means (a) any Inbound IP Contract; (b) any Outbound IP Contract; and (c) any other license, sublicense or other Contract related to Intellectual Property to which the Company or any of its Subsidiaries is a party, other than: (i) non-exclusive licenses of or grants of rights to Intellectual Property ancillary to commercial agreements entered into in the ordinary course of business, (ii) licenses for non-customized, “off the shelf” software that is generally commercially available for a one-time or annual license fee of less than $100,000 (one hundred thousand) U.S. dollars or related services agreements, and (iii) licenses for Open Source Software.

“Israeli Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721-1961, as amended, and all the regulations promulgated thereunder, and any guidance issued by the ITA with respect thereto.

“ITA” means the Israel Tax Authority.

“Known Transaction Costs” means any professional fees, expenses or other costs in each case including any VAT (excluding any reclaimable VAT as determined pursuant to a tax memo obtained by the Company prior to Closing), paid or agreed to be paid or incurred or owing by the Company Group, in each case in connection with the preparation, negotiation or consummation of the transaction contemplated in this Agreement which are unpaid as at the Effective Time.

“Law” means any law, statute, common law, rule or regulations, and any judgment or order of any Governmental Authority.

“Liability” means any and all indebtedness, liabilities, commitments, obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any contract, Proceeding or Order.

“Lien” means any charge, pledge, lien (statutory or other), security interest, mortgage, easement, right of first refusal, restriction, encumbrances or similar limitations on ownership or any agreement, arrangement or obligation to create or grant any of the foregoing.

“Long-Stop Date” has the meaning set forth in Section 8.1(a)(ii).

“Loss” or “Losses” means all actual, out of pocket losses, Tax, damages, costs and expenses, including reasonable attorneys’ fees and other reasonable professionals’ fees and disbursements incidental to any and all losses with respect to which indemnification is provided hereunder, including costs of enforcing rights to indemnification provided herein and expenses of Proceedings.

“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect (each, an “Effect”) that, individually or in aggregate, has had or would reasonably be expected to have a material adverse effect on: (a) the business, condition (financial or otherwise), assets, Liabilities, operations or results of operations of the business of the Company Group, taken as a whole; provided, however, that in no event shall any Effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of a Material Adverse Effect to the extent that such Effect relates to, arises out of or results from (i) changes in general economic, legal, tax, regulatory, political or business conditions; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates; (iii) changes in conditions generally affecting any one or more of the industries in which the Company Group operates; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, epidemic, pandemic, earthquake or other natural disaster; (vi) changes or proposed changes in applicable Law, IFRS or other accounting requirements or principles or in the interpretation or enforcement thereof; (vii) any failure by the Company Group to meet any internal or external estimates, expectations, budgets, projections or forecasts (but the underlying causes of such failure may so constitute or be taken into account unless such underlying causes would otherwise be excepted by another clause of this definition); (viii) the public announcement of this Agreement and the identity of the Purchaser or the pendency or consummation of the transactions contemplated hereby, including actions of competitors, customers or suppliers or losses of employees in connection therewith; (ix) (A) any action taken by the Sellers, the Company or its Subsidiaries (1) pursuant to and in accordance with this Agreement or any Material Contract or (2) at the request or with the consent of the Purchaser or (B) the failure by the Sellers, the Company or its Subsidiaries to take any action (1) prohibited by this Agreement or (2) at the request or with the consent of the Purchaser; or (x) any breach by the Purchaser of this Agreement provided that in each case of the foregoing (i), (ii), (iii), (iv), (v) and (vi), such matters do not (a) have a disproportionate effect on the Company Group compared with other companies operating in the industries or jurisdictions in which the Company Group operates or (b) affect the ability of any of the Sellers or the Company to perform their obligations under this Agreement or to consummate the transactions contemplated hereby.

“Material Contract” has the meaning set forth in Section 4.15(a).

“Material Customers” has the meaning set forth in Section 4.26(a).

“Material Suppliers” has the meaning set forth in Section 4.26(b).

“MCT” means Milpower Converter Technologies India Private Limited.

“MMI” means Mil Power Magnetics India Private Limited.

“MPS” means Multisphere Power Solution Private Limited.

“Net Working Capital” means, by reference solely to the line items contained in Part B of Exhibit A, which are derived from (a) the current assets and Receivables of the Company Group on a consolidated basis, including the Indian Cash Deposit, minus (b) the current Liabilities of the Company Group on a consolidated basis, in each case, calculated as of 11:59 p.m. Israel time on the day immediately prior to the Closing Date. The foregoing shall be calculated in accordance with the Accounting Principles.

“Non-Covered Tax” means the amount of any liability for in respect of Tax which is not covered by, or for which a claim cannot be brought under, the R&W Insurance Policy.

“Non-Disclosure Agreement” has the meaning set forth in Section 6.11.

“Non-Section 102 Amount” means the portion of the total Purchase Price paid to the Non-Section 102 Holders.

“Non-Section 102 Holders” means the Company Vested Optionholders holding vested Company Options which are not Section 102 Options and are not Section 3(i) Options.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree, consent decree writ, temporary restraining order, or any other order of any nature enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Open Source Software” means any software that allows access to its supporting source code (and may include supporting documentation) that: (a) contains, or is derived in any manner (in whole or in part) from, any software that is available as free software, open source software or copy left licensed software (e.g., but without limitation, Linux, supporting libraries or applications); (b) requires as a condition of its use, modification or distribution that it, or other software incorporated, distributed with, or derived from it, be disclosed or distributed in source code form or made available at no charge; (c) is defined by the Open Source Initiative currently (at the time of this writing) listed at https://opensource.org/osd; (d) is licensed formally or informally without royalties, including without limitation, licenses currently listed (at the time of this writing) at https://opensource.org/licenses/alphabetical; or (e) can be downloaded from the web (even if such software is only available in executable or other binary form, without the supporting source code) which may include, without limitation, freeware, shareware, commercially licensed software available at no cost, open standards, specifications or published sample code.

“Option” means all issued and outstanding options and rights to purchase or otherwise acquire shares of the Company (whether or not vested) held by any Person.

“Option Cancellation Agreement” has the meaning set forth in Section 2.8(a).

“Outbound IP Contract” means any license, sublicense or other Contract, under or pursuant to which any Person is or will be granted, or has the right to be granted, any license, right or permission to use or exploit, or otherwise in respect of, any Group Owned IP.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Paying Agent” means ESOP Trust & Management Services Ltd.

“Paying Agent Agreement” means the Paying Agent Agreement, entered into prior to the Closing Date, by and among the Purchaser, Sellers’ Representative and the Paying Agent, which shall include the Paying Agent Undertaking.

“Per Vested Option Closing Consideration” means, with respect to each Initial Vested Company Option, an amount equal to (a) the sum of the Closing Payment Amount, plus the aggregate exercise price of all Initial Vested Company Options that are in the money plus the Warrant Total Closing Exercise Price; divided by (b) the sum of the Purchased Shares plus all of the Initial Vested Company Options that are in the money plus the Tmura Initial Warrant Shares.

“Permits” has the meaning set forth in Section 4.7.

“Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

“Personal Information” means, to the extent regulated by Privacy Laws, “personal data”, “personally identifiable information”, “PII” or all information that identifies or could be used to directly or indirectly identify an individual person.

“Personal Information Breach” has the meaning set forth in Section 4.22(b).

“Post-Closing Covenant” has the meaning set forth in Section 9.1.

“Pre-Closing Straddle Period” means the portion of the Straddle Period ending on the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the Closing Date and shall include the Pre-Closing Straddle Period.

“Pre-Closing Taxes” means, without duplication, regardless of the disclosure of any matter in the Disclosure Schedule, (i) any accrued and payable Taxes of the Company Group for any Pre-Closing Tax Period (regardless of whether a Tax Return is required to be filed or such Taxes to be paid before the Closing Date); (ii) the employer portion of any employment or payroll Taxes incurred by any member of the Company Group in connection with any bonuses, option cash outs or other compensatory payments made to employees of the Company Group in connection with the transactions contemplated hereby (if any), in each case, which accrued on or before the Closing Date; and (iii) all Taxes for which the Company Group is responsible as a result of being (or ceasing to be) (A) a member of an affiliated, consolidated, combined, unitary, aggregate or similar group at any time prior to the Closing Date or (B) a transferee or successor, in each case which Taxes relate to an event occurring on or before the Closing Date; (iv) any amount payable to the Company Group’s current or former “service providers” (within the meaning of Section 409A of the Code) or to the U.S. Treasury to cover or reimburse any Taxes (including interest and penalties with respect thereto) that arise under or are based on the application of Section 409A of the Code or any state tax legal requirement of analogous effect, plus any additional amounts paid or costs incurred to put the service provider in the after-tax position such service provider would have been in if such Taxes had not been assessed, in each case whether on account of a legal obligation to pay such amounts, or incur such costs, or otherwise (other than arrangements entered into between such service providers and Purchaser or any of its Affiliates on or after the Closing); and (v) any loss deduction or other amounts payable in respect of any “excess parachute payments” within the meaning of Section 280G of the Code; in each case, other than Taxes arising from any transaction entered into outside the ordinary course of its business consistent with its past practice by Purchaser or any of its Affiliates on the Closing Date after the Closing. For the avoidance of doubt, “Pre-Closing Taxes” will not include any Taxes that are attributable to any action taken by or at the direction of Purchaser or its Affiliates on the Closing Date after the Closing outside the ordinary course of business and inconsistent with past practice, which action is not specifically contemplated by this Agreement.

“Privacy Laws” means applicable laws and regulations relating to the Processing of Personal Information.

“Proceeding” means any formal or informal investigation, inquiry, claim, action, suit or enforcement proceeding before a Governmental Authority.

“Processing” shall mean any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process” and “Processed” shall be construed accordingly.

“Purchase Price” has the meaning set forth Section 2.2.

“Purchased Shares” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Adjustment Report” has the meaning set forth in Section 2.7(a).

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Organization, Good Standing and Power); 5.2 (Authority; Execution and Delivery; Enforceability); 5.3 (No Conflicts; Consents.); 5.4 (Litigation.); 5.6 (Brokers or Finders.5.8 (Solvency.); and 5.10 (Absence of Certain Business Practices).

“Purchaser Indemnitees” has the meaning set forth in Section 9.2(a).

“Purchaser’s Knowledge” means the actual knowledge of Farouq Tuweiq and Steve Dawson.

“Purchaser’s Relief” means: (i) an Accounts Relief; (ii) any Relief arising at any time to any member of the Purchaser’s Tax Group (other than any Company Group); and (iii) any Relief that arises to any Group Company in respect of any Event occurring after Closing.

“Purchaser’s Tax Group” means the Purchaser and any person within the same group of companies as the Purchaser for any relevant Tax purposes, including without limitation the Company Group after Closing.

“Real Property Leases” means the Real Property (Freehold) and Real Property (Leasehold);

“Real Property” means Real Property (Freehold) and Real Property (Leasehold).

“Real Property (Freehold)” means the freehold land and premises currently owned, used or occupied by the Company Group details of which are set out in Schedule 4.12(a) (Real Property) of the Disclosure Schedule.

“Real Property (Leasehold)” means the leasehold land and premises currently owned, used or occupied by the Company Group details of which are set out in Schedule 4.12(a) (Real Property) of the Disclosure Schedule.

“Receivables” means all accounts receivable (including unbilled receivables) reflected in the books and records of the Company Group.

“Relevant Portion” means as to any Seller, with respect to the Sellers among themselves, the percentage of the Purchase Price to which such Seller is entitled, as set forth across from the relevant Seller’s name in the Consideration Allocation Certificate.

“Relevant Purchased Shares” means, as to any Seller, the number of shares of the Company set forth opposite such Seller’s name in the Consideration Allocation Certificate hereto.

“Relevant Antitrust/FDI Approvals” means the filings with the relevant authorities as set forth in Schedule 6.6(a).

“Relief” includes any loss, allowance, credit, relief, exemption, deduction or set-off for any Tax purpose, or any right to payment or repayment of, or in respect of, Tax, and: (i) any reference to the use or set off of a Relief shall be construed accordingly and shall include the use of set-off in part; and (ii) any reference to the loss of a Relief shall include the absence, non-existence or cancellation of any such Relief, or to such Relief being available only in a reduced amount.

“Remaining Options” has the meaning set forth in Section 2.8(a).

“Review Period” has the meaning set forth in Section 2.7(b).

“R&W Insurance Policy” means the representation and warranty insurance policy obtained by the Purchaser in accordance with Section 6.13.

“Sanctions Laws and Regulations” shall mean all laws, rules, regulations, and orders concerning embargoes, economic sanctions, export restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country administered or enforced by the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom, and any other relevant sanctions authority (collectively, the “Sanctions Authorities”).

“Sanctions Target” shall mean any individual or entity with whom dealings are restricted or prohibited by Sanctions Laws and Regulations, including: (a) any individual or entity identified in any sanctions list maintained by any Sanctions Authority, including, without limitation, the sanctions lists maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control; (b) any individual or entity located, organized, or resident in a country or territory subject to comprehensive sanctions under Sanctions Laws and Regulations (including, currently, the Crimea, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria) (all such countries and territories, “Sanctioned Countries”); and (c) any individual or entity directly or indirectly 50 percent or more owned or controlled by, or acting for benefit or on behalf of, an individual or entity described in (a) or (b).

“Section 3(i) Amount” means the total Per Vested Option Closing Consideration paid for all vested Section 3(i) Options.

“Section 3(i) Holder” means a holder of a Section 3(i) Option.

“Section 3(i) Options” means any vested Company Option that was granted and is subject to tax pursuant to Section 3(i) of the Israeli Tax Ordinance.

“Section 102” means Section 102 of the Israeli Tax Ordinance.

“Section 102 Amount” means the portion of the total Purchase Price paid for all Section 102 Shares and vested Section 102 Options.

“Section 102 Holder” means a holder of a Section 102 Option.

“Section 102 Options” means vested Company Options granted and subject to tax under Section 102(b)(2) of the Israeli Tax Ordinance.

“Section 102 Shares” means ordinary shares of the Company that were issued upon exercise or vesting of Section 102 Options and at the Closing Date are held by the 102 Trustee.

“Sellers” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 9.2(b).

“Seller Related Parties” shall mean the Sellers, their Affiliates, and each of the Sellers’ and their Affiliates’ respective current and former officers, directors, employees, partners, managers and members.

“Sellers’ Adjustment Report” has the meaning set forth in Section 2.7(b).

“Sellers’ Counsel” has the meaning set forth in Section 10.12.

“Sellers’ Knowledge” means the actual knowledge of the applicable Seller with respect to itself in any representation set forth in Section 3, and the actual knowledge of Sellers’ Representative for any other matter; and/or the actual knowledge of Eyal Shary, Matan Meishar, Shimrit Wharshavsky, Sagit Pesach Moalem and Udi Palgi (in respect of Udi Palgi, solely for the purpose of (i) Section 4.15 as it relates to networking Material Contracts and (ii) Section 4.16), together with the knowledge that each such person would reasonably be expected to have, in each case having made reasonable enquiry, and any knowledge that any of such individual would be reasonably expected to have obtained in the course of the performance of his or her respective duties on behalf of the Company.

“Sellers’ Representative” has the meaning set forth in the Preamble hereto.

“Settlement Date” has the meaning set forth in Section 2.7(e).

“Shareholders’ Agreement” means the shareholders’ agreement to be entered at the Closing attached hereto as Exhibit B.

“Software” means any and all (a) computer code and computer programs, including all application programming interfaces (APIs) and user interfaces, in each case whether in source code, object code or other form; (b) electronic databases and other electronic compilations and collections of data and information, and all data and information included in any of the foregoing; (c) source and other preparatory materials, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, and coding, in each case relating to any of the foregoing; (d) source code annotations and other documentation, including user and installation manuals, in each case relating to any of the foregoing; and (e) computer generated works.

“Specified Business Conduct Laws” shall mean (i) Anti-Bribery Laws; (ii) International Trade Laws and all other applicable anti-boycott or anti-embargo laws; and (iii) applicable Anti-Money Laundering Laws.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiaries” mean: with respect to any Person, another Person, in which such first Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to appoint at least a majority of the board of directors, board of managers or similar governing body. Notwithstanding the above, in the case of the Company, Subsidiaries shall also include the Persons set forth in Schedule IV.

“Substitute Purchaser” has the meaning set forth in Section 10.5.

“Target Net Working Capital” means an amount in U.S dollars equal to $48,500,000.

“Tax” or “Taxes” means (i) all taxes of any kind whatsoever (whether payable directly or by withholding) payable to any federal, state, provincial, municipal or local taxing authority, including income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, documentary, real or personal property (both tangible and intangible), land betterment, purchase, capital gains, gross receipts, license, payroll, wages, withholding (including employee’s income withholding), employment, pension, social security (or similar), Medicare, national insurance, health and unemployment, disability, excise, stamp, occupation, registration, escheat alternative and add-on minimum, estimated and other taxes, and in all cases, including interest, penalties and additions to tax imposed with respect thereto, and (ii) any Liability in respect of any items described in (i) payable by reason of Contract, assumption, transference or successor Liability, operation of Law or otherwise.

“Tax Assessment” means any assessment, notice, letter, determination, demand or other document issued or action taken by or on behalf of any Tax Authority, from which it appears that a Group Company may have a Tax Liability which is relevant for the purposes of a Tax Claim.

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official in Israel (including the ITA) or elsewhere with the responsibility for or competence to impose, collect or administer, any form of Tax.

“Tax Claim” means claim by the Purchaser under Section 9.2(c) of this Agreement and/or for a breach of any of the Fundamental Warranties at Section 4.10 of this Agreement.

“Tax Liability” means any Actual Tax Liability, Deemed Tax Liability or any other liability which gives or may give rise to a Tax Claim.

“Tax Return” means any return, declaration, report (including any declaration of an amended return or declaration of estimated Tax), filing, form, election, statement, claim for refund, information return or statement or any other similar document, including any schedule or supplement or other supporting information or attachment thereto (including any amendment thereof) required to be filed or to be filed with any Taxing authority in connection with the determination, assessment, collection or administration of any Tax.

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Third Party Payments” has the meaning set forth in Section 9.4(c).

“Tmura Initial Warrant Shares” means such number of shares constituting eighty percent (80%) of the Warrant Shares, being an amount of twelve thousand (12,000) ordinary shares of the Company.

“Tmura Warrant” means the warrant granted to Tmura for purchasing the Warrant Shares, effective as of November 17, 2017.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Disclosure Schedule, the Escrow Agreement, the Paying Agent Agreement, the Articles of Association to be adopted at Closing, and “Transaction Document” shall mean any one of them.

“VAT” has the meaning set forth in Section 4.10(g).

“Valid Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in customary form and substance reasonably satisfactory to the Paying Agent and the Purchaser (which, for the avoidance of doubt includes Purchaser’s opportunity to review, reasonably comment and approve the application to the ITA for issuance of such certificate prior to its submission, which approval shall not to be unreasonably withheld, conditioned or delayed), that is applicable to the payments to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholding.  A general certificate issued by the ITA pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977, will constitute a Valid Certificate, but only with respect to a Seller that is not a Specified Recipient. For the purposes hereof, a “Specified Recipient” is any of the following: (1) a founder of the Company, (2) any Person whose shares of the Company (in whole or in part) originated from or were acquired pursuant to a conversion of any debt or equity instrument, including any convertible securities, warrants, options, convertible loans, convertible instruments, SAFEs and like instruments, or whose entitlement to payment originates in such an instrument, (3) any Person that is, or has ever been, subject to any holdback or reverse vesting mechanism or employees of the Company or of Subsidiaries of the Company, (4) any Person whose shares of the Company are held by a trustee or nominee or that the consideration payable to such Person is paid to a trustee or nominee, or (5) any Person who receives payments to a bank account outside of Israel or any consideration other than in cash.

“Waiving Parties” has the meaning set forth in Section 10.12.

“Warrant Amount” means (i) the Warrant Closing Consideration; minus (ii) the Warrant Total Closing Exercise Price.

“Warrant Cancellation Agreement” has the meaning set forth in Section 2.9(a).

“Warrant Closing Consideration” means, an amount equal to (a) 12,000 multiplied by (b) (i) the sum of the Closing Payment Amount, plus the aggregate exercise price of all Initial Vested Company Options that are in the money plus the Warrant Total Closing Exercise Price; divided by (ii) the sum of the Purchased Shares plus all of the Initial Vested Company Options that are in the money plus the Tmura Initial Warrant Shares.

“Warrant Total Closing Exercise Price” means $8,280.

“Warrant Shares” means fifteen thousand (15,000) ordinary shares of the Company issuable upon the exercise in full of the Tmura Warrant.

“Withholding Drop Date” has the meaning set forth in Section 2.10(b).

“102 Trustee” means ESOP Management and Trust Services Ltd., acting as the trustee appointed by the Board of directors of the Company in accordance with the provisions of Section 102 and approved by the ITA.

1.2	Rules of Construction.

Unless the context otherwise requires, interpretation of this Agreement shall be governed by the following rules of construction: (a) any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa; (b) the words “hereof,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provisions of this Agreement; (c) references to the terms Article, Section, paragraph, sub-section, Annex, Exhibit and Schedule are references to the Articles, Sections, paragraphs, sub-sections, Annexes, Exhibits and Schedules to this Agreement unless otherwise specified; (d) references to “$” or “USD” shall mean U.S. dollars and cents, and “NIS” shall mean New Israel Shekels; (e) if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day; and (f) the parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

2.	PURCHASE AND SALE
2.1	Purchase and Sale of the Purchased Shares.

On the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall, in consideration for such Seller’s Relevant Portion of the Purchase Price, sell, transfer, convey, assign and deliver, or cause to be delivered, to the Purchaser, and the Purchaser shall purchase from each Seller, all of such Seller’s Relevant Purchased Shares, free and clear from all Liens.  The Purchaser shall not be obliged to purchase any of the Purchased Shares at Closing unless (i) all of the Purchased Shares, constituting eighty percent (80%) of the issued and outstanding shares of the Company on a fully diluted basis, are sold to it at Closing, and (ii) the transactions specified in Section 2.8 and Section 2.9 are consummated, such that at Closing the Purchaser shall own eighty percent (80%) of the share capital of the Company on a fully diluted basis. The purchase and sale of the Purchased Shares pursuant to this Agreement is referred to herein as the “Acquisition”.

2.2	Purchase Price.
(a)

The purchase price for the Purchased Shares, the Initial Vested Company Options that are in the money and the Tmura Initial Warrant Shares and the other covenants and undertakings herein (the “Purchase Price”) shall be an amount equal to:

i.	eighty percent (80%) of the sum of:
A.	$400,000,000;

B.	plus, the Cash;

C.	less, the amount of the Indebtedness;

D.

less, the amount, if any, by which the Final Net Working Capital is less than the Target Net Working Capital, or plus, the amount, if any, by which Final Net Working Capital is greater than Target Net Working Capital, as the case may be; and

E.	less, the Known Transaction Costs;

ii.	plus, the Earnout Payments, to the extent payable in accordance with this Agreement.

(b)	Payment of the Purchase Price shall be satisfied in accordance with Sections 2.3, 2.4, 2.7, 2.8 and 2.9 and subject to all terms and conditions set forth herein.

2.3	Closing Payment Amount.
(a)

At least five (5) Business Days prior to the Closing Date, the Company shall provide to the Purchaser, (i) a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (A) the Estimated Cash, (B) the Estimated Indebtedness, (C) the Company’s estimate of the Net Working Capital, (the “Estimated Net Working Capital”) and the difference between the Target Net Working Capital and the Estimated Net Working Capital, (D) Known Transaction Costs, and (E) the resulting calculation of the Purchase Price; and (ii) the Consideration Allocation Certificate. The form of the Estimated Closing Statement is attached hereto as Exhibit C.

(b)

The Estimated Closing Statement shall be accompanied by all relevant backup materials and schedules. Not less than two (2) Business Days prior to the anticipated Closing Date, the Purchaser shall notify the Company in the event that it disputes any aspect of the Estimated Closing Statement, it being understood and agreed that any failure to do so with respect to any particular aspect shall not prejudice in any way the Purchaser’s rights following Closing.  Prior to the Closing Date, the Company and the Purchaser shall negotiate in good faith to resolve any such dispute with respect to the Purchaser’s comments on the Estimated Closing Statement; provided, however, that Closing shall proceed in accordance with this Agreement notwithstanding any unresolved dispute in relation to the Estimated Closing Statement and that the Company’s determination shall govern until final determination of such dispute, without prejudice to Seller’s rights under Section 2.7.  If, after delivery of the Estimated Closing Statement, but prior to the Closing, there shall be a change in any component thereof, the Company shall update (i) the Estimated Closing Statement and the Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash derived therefrom.

2.4	Earnout Payments.
(a)	The entitlement (if any) of the Sellers, the Company Warrantholder and the Company Vested Optionholders to receive the Earnout Payments shall be determined as set forth in this Section 2.4.

(b)	Determination of the Earnout Payments.
(i)

Within sixty (60) days following the last day of each Earnout Period, the Purchaser shall deliver to the Sellers’ Representative a report, signed on behalf of the Company by an officer of the Company, detailing Purchaser’s computation of the Earnout Payments with respect to such Earnout Period together with the calculation thereof and all relevant records used for reaching such computation (“Purchaser Earnout Report”).

(ii)

Within forty-five (45) days after receipt by the Sellers’ Representative of the Purchaser Earnout Report pursuant to Section 2.4(b)(i) above (the “Earnout Review Period”), the Sellers’ Representative shall deliver to the Purchaser either (i) a written acknowledgement accepting the Purchaser Earnout Report (the “Earnout Acceptance Notice”); or (ii) a written report setting forth in reasonably specific detail any proposed adjustments to the Purchaser Earnout Report (the “Sellers’ Earnout Report” and together with the Purchaser Earnout Report, the “Earnout Reports”). During the Earnout Review Period (and, in addition, until the final determination of all items in the Earnout Reports), the Sellers’ Representative and its agents shall be provided with such access to the books and records related to the Company, the personnel of the Company and the Purchaser and any work papers used by the Purchaser or the Company’s internal accountants in preparing the Purchaser Earnout Report, during normal business hours, as the Sellers’ Representative and/or its agents may reasonably request to enable the Sellers’ Representative to evaluate the Purchaser Earnout Report and prepare the Sellers’ Earnout Report, in each case subject to such confidentiality undertakings as the Purchaser may reasonably require in view of the sensitivity of the information in question. If the Sellers’ Representative delivers the Earnout Acceptance Notice to the Purchaser or fail to respond to the Purchaser within the Earnout Review Period, the Sellers shall be deemed to have accepted and agreed to the Purchaser Earnout Report as delivered pursuant to Section 2.4(b)(i), and the amounts provided therein shall be final and binding among the parties.

(iii)

In the event that the Sellers and the Purchaser fail to agree on any of the Sellers’ proposed adjustments to the Purchaser Earnout Report within thirty (30) days after the Purchaser receives the Sellers’ Earnout Report, then the Sellers’ Representative and Purchaser agree that an independent accounting firm of international repute (the “Independent Accounting Firm”) shall be jointly retained to make the final determination with respect to the correctness of the proposed adjustments of the Earnout Reports in light of the terms and provisions of this Agreement. Each of the Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, shall certify to the other evidencing no conflict or material prior professional or business relationship with the selected Independent Accounting Firm, and such firm shall so certify to the Purchaser and the Sellers’ Representative that no such conflict or relationship exists. The Purchaser and the Sellers’ Representative shall use their commercially reasonable efforts to select the Independent Accounting Firm within ten (10) days of the expiration of such period and to cause the Independent Accounting Firm to resolve all disagreements by providing the parties its reasoned decision as soon as practicable, but in any event within thirty (30) days after submission of the dispute to the Independent Accounting Firm. If the Purchaser and the Sellers’ Representative fail to select the Independent Accounting Firm within such ten (10) day period, either of the Purchaser or the Sellers’ Representative may request the selection of the Independent Accounting Firm by the President of Institute of Certified Public Accountants in Israel. In performing its duties hereunder, the Independent Accounting Firm shall act as an expert and not as an arbitrator, and shall limit its review only to the specific items under dispute between the parties and the applicable provisions of this Agreement, including the defined terms contained herein and the applicable schedules attached hereto. The decision of the Independent Accounting Firm shall, in the absence of fraud or manifest error, be final, binding and non-appealable on the Sellers and the Purchaser. Each party (and its respective representatives and advisors) shall be entitled to make a presentation to the Independent Accounting Firm (which may include submission of back-up materials and work papers) in support of its position in the dispute.

(iv)

Each of the Sellers and the Purchaser shall (i) pay its own respective costs and expenses incurred in connection with this Section 2.4, and (ii) be responsible for the fees and expenses of the Independent Accounting Firm on a pro rata basis based upon the inverse of the degree to which the Independent Accounting Firm has accepted the respective positions of the Sellers (and among the Sellers, based on the Relevant Portion of each Seller) and the Purchaser (which shall be determined by the Independent Accounting Firm and set forth in the Independent Accounting Firm’s Earnout Report). For purposes of clarity, if the Independent Accounting Firm determines that it accepted sixty-five percent (65%) of the respective position of the Sellers, the Sellers shall pay thirty-five percent (35%) of the fees and expenses of the Independent Accounting Firm and the Purchaser shall pay the remaining thirty-five percent (35%) of such fees and expenses.

(v)	The Earnout Report as agreed to by the parties or as determined by the Independent Accounting Firm is referred herein as the “Final Earnout Report”.

(vi)	Where it is agreed or determined pursuant to this Section 2.4, that the relevant Earnout Payment has become payable, the Purchaser shall pay such relevant Earnout Payment as follows:
A.

in respect of the 2025 Earnout Payment, on the last Business Day of February 2026, or, if the Final Earnout Report has not been agreed by the parties or determined by the Independent Accounting Firm at least five (5) Business Days prior to such date, then the Purchaser shall pay the 2025 Earnout Payment by no later than five (5) Business Days following the date on which the Final Earnout Report (and the achievement of the relevant Earnout Payment) is agreed by the parties or determined by the Independent Accounting Firm; and

B.

in respect of the 2026 Earnout Payment, on the last Business Day of February 2027, or, if the Final Earnout Report has not been agreed by the parties or determined by the Independent Accounting Firm at least five (5) Business Days prior to such date, then the Purchaser shall pay the 2026 Earnout Payment by no later than five (5) Business Days following the date on which the Final Earnout Report (and the achievement of the relevant Earnout Payment) is agreed by the parties or determined by the Independent Accounting Firm.

(vii)

The Earnout Payment(s) shall be paid by the Purchaser, in full and without any withholding Taxes, to the Paying Agent and the 102 Trustee, to be allocated by the Paying Agent and the 102 Trustee, as the case may be, amongst the Sellers, the Company Warrantholder, and the Company Vested Optionholders, all in accordance with Sections 2.6(b) and 2.8 of the Agreement, and the Paying Agent Agreement, as applicable.

(c)	Conduct During the Earnout Period.
(i)

At any time from the Closing Date until the end of the 2026 Earnout Period, in the event of (i) a sale or transfer (in a single transaction or through a series of related transactions) of: (A) securities representing a majority of the outstanding voting power, or economic interest in, the Company Group, or (B) all or substantially all of the of the assets of the Company Group, or (ii) a merger or consolidation in relation to the Company Group following which a Person other than the Purchaser or any Affiliate of the Purchaser controls the surviving entity of such merger or consolidation (any such event as described in (i) or (ii) being an “M&A Event”, and any purchaser, transferee, or surviving entity in such M&A Event being an “M&A Transferee”), the full amount of the Earnout Payments (excluding any amounts which prior to the M&A Event had already become incapable of being earned) shall become due for immediate payment to the Paying Agent and the 102 Trustee, and shall be allocated by the Paying Agent and the 102 Trustee, as the case may be, amongst the Sellers, the Company Warrantholder, and the Company Vested Optionholders, all in accordance with Sections 2.6(b) and 2.8 of the Agreement, the Paying Agent Agreement, as applicable.

(ii)	The Purchaser hereby agrees and undertakes that during the Earnout Period, the Purchaser shall, and shall cause the members of the Company Group to:
A.	manage the business of the Company Group as close as possible to a stand-alone entity;

B.

not, directly or indirectly, knowingly and intentionally, take any action or omit to take any action the primary purpose of which is avoiding or reducing the Earnout Payments (it being understood and agreed that the fact that a particular action or inaction may negatively impact any Earnout Payment shall not, on its own, constitute such a “purpose”);

C.

cause the Company Group to maintain reasonable levels of working capital and support to operate in the ordinary course of business, provided that this sub-section shall not prevent the Purchaser from implementing a centralized cash management system (for the Company Group itself and for certain subsidiaries of Purchaser) as long as the Company Group cash is accounted for; and

D.	not sell, transfer, convey or otherwise dispose of any of the material assets of the Company Group (excluding internal transfers to Affiliates of Purchaser).

(d)	Certain Acknowledgements.

The Parties acknowledge and agree that:

(i)

the contingent rights to receive any Earnout Payments shall not be represented by any form of certificate or other instrument, and are not transferable, and no interest shall be payable with respect to any timely paid Earnout Payment;

(ii)	nothing in this Agreement shall prohibit the Purchaser and its Affiliates (including, from and after the Closing, the Company Group) from taking any action to the extent required under applicable Law;

(iii)	subject to compliance with the covenants set forth in this Agreement (including this Section 2.4, the Purchaser has no obligation to operate the Company Group in order to achieve any Earnout Payment;

(iv)

the ability to earn any Earnout Payment is speculative and is subject to numerous factors outside Purchaser’s control; there is no assurance that any Seller will receive any Earnout Payment whatsoever, and

(v)	the Purchaser has not promised or projected any such Earnout Payment.

2.5	Closing.

(a)

The closing of the transactions contemplated hereunder (the “Closing”) may take place remotely by the exchange of duly executed signature pages delivered by each party via electronic mail. The date on which the Closing occurs shall be referred to herein as the “Closing Date”.

(b)

Unless otherwise agreed between the Sellers’ Representative and the Purchaser, subject to the satisfaction or, to the extent permitted, written waiver of the conditions set forth in Section 7 (other than conditions which, by their nature, are to be satisfied at Closing but subject to the waiver or fulfillment of those conditions at Closing) (“CP Satisfaction”) by the fifth (5th) Business Day prior to the first Business Day of November, 2024, the Closing Date shall be on the first Business Day of November, 2024. In the event CP Satisfaction is not achieved by the fifth (5th) Business Days prior to on the first Business Day of November, 2024, the Closing Date shall be postponed in monthly increments until CP Satisfaction is reached within the fifth (5th) Business Days prior to the end of a calendar month, after which Closing shall take place on the first Business Day of that calendar month. In case CP Satisfaction is achieved less than five (5) Business Days prior to the end of a calendar month, Closing shall take place on the first Business Day after the following calendar month.

(c)	Subject to the Sellers and/or Company (as applicable) having complied with Sections 2.7(i) (where applicable), 7.1 and 7.2(d), 7.1 and 7.2(d), if the Closing has not occurred on or before:

(i)

the first Business Day of November, 2024, the Closing Payment Amount shall be increased by an amount equal to interest accruing at an annual rate of six and a half percent (6.5%) from November 1, 2024 to but excluding the earlier of (i) the Closing Date (ii) December 1, 2024, provided however, that:

A.	no such interest shall accrue during such period, if the condition in Section 7.2(c) has not been satisfied (or waived by the Purchaser)); or

B.

if the condition in Section 7.2(c) has been satisfied (or waived by the Purchaser) but the Sellers and/or the Company have been unable to implement a Carve-Out such that relevant Antitrust/FDI Approvals are not longer required, interest shall accrue during such period at half of such rate only; and

(ii)

December 1, 2024, the Closing Payment Amount shall be increased by an amount equal to interest accruing at an annual rate of ten percent (10%) from December 1, 2024 to the Closing Date; provided, however, that if the Sellers and/or the Company have been unable to implement a Carve-Out such that relevant Antitrust/FDI Approvals are not longer required, interest shall accrue during such period at half of such rate only, such additional amounts being the “Closing Interest”. The Closing Interest shall be payable by the Purchaser to the Sellers on the Closing Date in the same manner as the payment of the Paying Agent Amount in accordance with this Agreement.

2.6	Transactions to be Effected at the Closing.

(a)

At the Closing, each Seller shall deliver to the Purchaser all agreements, documents, instruments and certificates required to be delivered by such Seller (and, where applicable, executed by such Seller and/or the Company or a duly authorized officer of such Seller and/or Company) at or prior to Closing pursuant to Section 7.2 of this Agreement.

(b)	At the Closing, the Purchaser shall:

(i)

deliver to the Paying Agent, free and clear of any withholding or deductions, an amount equal to the Closing Payment Amount minus the Adjustment Escrow Amount, the Indian Cash Escrow Amount and (only if a Carve-out has occurred) the Carve-out Escrow Amount and minus the Banking Institutions Payoff Amount (net of the amount by which the Purchase Price has been reduced as a result of the Banking Institutions Payoff Amount also constituting Indebtedness pursuant to Section 2.2(a)) in immediately available funds (the “Paying Agent Amount”) to the account specified by the Paying Agent to the Purchaser to be further allocated by the Paying Agent, in accordance with Section 2.8 and Section 2.10 below, as follows:

A.	to each Seller (other than holders of Section 102 Shares), such Seller’s Relevant Portion of the Paying Agent Amount;

B.

the Non-Section 102 Amount to, at the choice of the Sellers’ Representative as shall be communicated to the Paying Agent within ten (10) Business Days hereof: (i) the payroll processing service or system of the applicable non-Israeli resident Subsidiary; who shall remit such amounts to the applicable Non-Section 102 Holders through local payroll (less the applicable Taxes required to be withheld with respect to such payment) or (ii) a paying agent designated by the Sellers’ Representative (reasonably acceptable to the Purchaser);

C.	the Warrant Amount to the Company Warrantholder;

D.

an amount equal to the Section 102 Amount, as set forth on the Consideration Allocation Certificate to the 102 Trustee, to be held and released in accordance with the provisions of Section 102, subject to the receipt (on or after Closing) by the 102 Trustee of a duly executed Option Cancellation Agreement and in accordance with Section 2.8 below; and

(ii)	the Section 3(i) Amount to the Section 3(i) Holders,

(iii)

deliver to the Escrow Agent an amount equal to the Adjustment Escrow Amount, the Indian Cash Escrow Amount, the Indian Sale Proceeds Escrow Amount and (only if a Carve-out has occurred) the Carve-out Escrow Amount, free and clear of any withholding or deductions, by wire transfer of immediately available funds to the Escrow Account, which amount is to be held and released in accordance with the provisions of Sections 2.7(g), 2.7(i) and 2.7(j), and the Escrow Agreement;

(iv)

deliver to each Banking Institution to the bank account designated by such Banking Institution in the applicable Bank Payoff Letter an amount equal to such Banking Institution’s portion of the Banking Institutions Payoff Amount; and

(v)	deliver to each Seller all agreements, documents, instruments or certificates required to be delivered by the Purchaser at or prior to Closing pursuant to Section 7.3 of this Agreement.

(c)

All transactions to take place at the Closing shall be deemed to take place simultaneously on the Closing Date, and no transaction hereunder shall be deemed to have been completed, or any document delivered, until all such transactions have been completed and all agreements, documents, instruments or certificates required to be delivered hereunder have been delivered.

2.7	Closing Date Adjustments.

(a)

Promptly, but in any event no later than sixty (60) days after the Closing, the Purchaser shall provide to the Sellers’ Representative (i) a balance sheet of the Company prepared by the Purchaser in good faith as of the Closing Date (the “Closing Date Balance Sheet”); (ii) the Purchaser’s good faith calculation of the Cash as of the Closing (the “Closing Date Cash Calculation”); (iii) the Purchaser’s good faith calculation of the Company’s Indebtedness as of the Closing (the “Closing Date Indebtedness Calculation”); (iii) the Purchaser’s good faith calculation of Net Working Capital as reflected on the Closing Date Balance Sheet (the “Closing Date Net Working Capital Calculation”); (iv) all relevant records used in preparing the Closing Date Balance Sheet and calculating the Closing Date Cash Calculation, the Closing Date Indebtedness Calculation and the Closing Date Net Working Capital Calculation (including any related working papers); and (v) the Purchaser’s calculation of the Purchase Price (excluding any Earnout Payments) and the adjustment to the Closing Payment Amount that needs to be made (i.e., the difference between the Purchaser’s calculation of the Purchase Price (excluding any Earnout Payments) and the Closing Payment Amount (the “Additional Payment Amount”)) (collectively, the “Purchaser Adjustment Report”). If the Purchaser fails to provide the Sellers’ Representative within such sixty (60) day period the Purchaser Adjustment Report, the Estimated Cash, Estimated Indebtedness and the Estimated Net Working Capital shall be deemed to be the Final Cash, Final Indebtedness and the Final Net Working Capital.

(b)

Within forty-five (45) days after receipt by the Sellers’ Representative of the Purchaser Adjustment Report pursuant to Section 2.7(a) above (the “Review Period”), the Sellers’ Representative shall deliver to the Purchaser either (i) a written acknowledgement accepting the Purchaser Adjustment Report (the “Acceptance Notice”); or (ii) a written report setting forth in reasonably specific detail any proposed adjustments to the Purchaser Adjustment Report (the “Sellers’ Adjustment Report” and together with the Purchaser Adjustment Report, the “Adjustment Reports”). During the Review Period (and, in addition, until the final determination of all items in the Adjustment Reports), the Sellers’ Representative and its agents shall be provided with such access to the books and records related to the Purchaser Adjustment Report, the personnel of the Company and the Purchaser and any relevant work papers used by the Purchaser in preparing the Purchaser Adjustment Report or necessary for the Sellers’ Representative to review the Purchaser Adjustment Report, during normal business hours, as the Sellers’ Representative and/or its agents may reasonably request to enable the Sellers’ Representative to evaluate the Purchaser Adjustment Report and prepare the Sellers’ Adjustment Report, in each case subject to such confidentiality undertakings as the Purchaser may reasonably require in view of the sensitivity of the information in question. If the Sellers’ Representative delivers the Acceptance Notice to the Purchaser or fails to respond to the Purchaser within the Review Period, the Sellers’ Representative shall be deemed to have accepted and agreed to the Purchaser Adjustment Report as delivered pursuant to Section 2.7(a) the amounts provided therein shall be final and binding among the parties for the purposes of Section 2.7(e).

(c)

In the event that the Sellers’ Representative and the Purchaser fail to agree on any of the Sellers’ Representative’s proposed adjustments to the Purchaser Adjustment Report within thirty (30) days after the Purchaser receives the Sellers’ Adjustment Report, then the Sellers’ Representative and Purchaser agree that an Independent Accounting Firm shall be jointly retained to make the final determination with respect to the correctness of the proposed adjustments of the Adjustment Reports in light of the terms and provisions of this Agreement. Each of the Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, shall certify in writing to the other the absence of any conflict or material prior professional or business relationship with the selected Independent Accounting Firm, and such firm shall so certify to the Purchaser and the Sellers’ Representative that no such conflict or relationship exists. The Purchaser and the Sellers’ Representative shall use their commercially reasonable efforts to select an Independent Accounting Firm within ten (10) days of the expiration of such period and to cause the Independent Accounting Firm to resolve all disagreements by providing the parties its reasoned decision as soon as practicable, but in any event within thirty (30) days after submission of the dispute to the Independent Accounting Firm. If the Purchaser and the Sellers’ Representative fail to select the Independent Accounting Firm within such ten (10) day period, either of the Purchaser or the Sellers’ Representative may request the selection of the Independent Accounting Firm by the President of Institute of Certified Public Accountants in Israel. The Independent Accounting Firm shall limit itself only to the specific items under dispute between the parties, and the decision of the Independent Accounting Firm shall, in the absence of fraud or manifest error, be final, binding and non-appealable on the Sellers’ Representative and the Purchaser. Each party (and its respective representatives and advisors) shall be entitled to make a presentation to the Independent Accounting Firm (which may include submission of back-up materials and work papers) in support of its position in the dispute.

(d)

Each of the Sellers and the Purchaser shall (i) pay its own respective costs and expenses incurred in connection with this Section 2.6(c), and (ii) be responsible for the fees and expenses of the Independent Accounting Firm on a pro rata basis based upon the inverse of the degree to which the Independent Accounting Firm has accepted the respective positions of the Sellers’ Representative (and among the Sellers, based on the Relevant Portion of each Seller) and the Purchaser (which shall be determined by the Independent Accounting Firm and set forth in the Independent Accounting Firm’s Adjustment Report). For purposes of clarity, if the Independent Accounting Firm determines that it accepted sixty-five percent (65%) of the respective position of the Sellers’ Representative, the Sellers shall pay thirty-five percent (35%) of the fees and expenses of the Independent Accounting Firm and the Purchaser shall pay the remaining sixty-five percent (65%) of such fees and expenses.

(e)

The Adjustment Report as agreed to by the parties or as determined by the Independent Accounting Firm is referred herein as the “Final Adjustment Report” and the terms “Final Cash”, “Final Indebtedness” and “Final Net Working Capital” as those terms have been hereinbefore and will be hereinafter used, shall mean the Cash, Indebtedness and Net Working Capital calculated as of the Closing Date as adjusted, if at all, in the Final Adjustment Report pursuant to this Section 2.6(c). The date on which the Final Cash, Final Indebtedness and Final Net Working Capital are determined pursuant to this Section 2.6(c) shall hereinafter be referred to as the “Settlement Date”.

(f)

In addition, in the event that any amounts are identified by any party which should have been included in the amount of the Known Transaction Costs but were not so included, the Additional Payment Amount shall be reduced by such identified amount.

(g)

Within two (2) Business Days after the determination of the Final Adjustment Report in accordance with this Section 2.6(c) above (including by failure to timely deliver an Adjustment Report prior to the expiry of the Review Period):

(i)

if the Additional Payment Amount is a positive number, then (i) an amount equal to the Adjustment Escrow Amount shall be released from the Escrow Account to the Paying Agent or the 102 Trustee in accordance with Section 2.6(b) above and Section 2.8 below; and (ii) the Purchaser shall pay an amount equal to the difference between the Additional Payment Amount and the Adjustment Escrow Amount to the Paying Agent or the 102 Trustee in accordance with Section 2.6(b) above and Section 2.8 below;

(ii)

if the Additional Payment Amount is a negative number but is a number which is less than the Adjustment Escrow Amount, then (i) an amount in cash equal to the Additional Payment Amount shall be released from the Escrow Account to the Purchaser by wire transfer of immediately available funds; and (ii) an amount in cash equal to the balance of the Adjustment Escrow Amount shall be released from the Escrow Account to the Paying Agent or the 102 Trustee in accordance with Section 2.6(b) above and Section 2.8 below; or

(iii)

if the Additional Payment Amount is a negative number and is a number which is more than the Adjustment Escrow Amount, then (i) an amount equal to the Adjustment Escrow Amount shall be released from the Escrow Account to the Purchaser by wire transfer of immediately available funds; and (ii) the outstanding balance of the Additional Payment Amount shall be paid by the Sellers, the Company Warrantholder and the Company Vested Optionholder shall pay (and, where applicable the Company shall instruct the 102 Trustee to pay) (in the proportions according to the Relevant Portion as set forth across each Seller’s, Company Warrantholder’s and Company Vested Optionholder’s name on the Consideration Allocation Certificate) to the Purchaser by wire transfer of immediately available funds to an account of the Purchaser designated in writing by the Purchaser to the Sellers.

(h)

Each of the Sellers’ Representative and the Purchaser shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay the relevant amount to the Sellers or the Purchaser, as the case may be, as indicated in accordance with the provisions of Sections 2.7(g), 2.7(i) and 2.7(j). No amount shall be released from the Escrow Account except in accordance with the provisions of this Section 2.7(g), 2.7(i) and 2.7(j), and the Escrow Agreement.

(i)	Additional Adjustment. In the event that within sixty (60) days of the date hereof, the UK Investment Security Unit (ISU) has:
(i)	not provided its approval to all or part of the transactions contemplated hereby;

(ii)	rejected all or part of the transactions contemplated hereby; or

(iii)	conditioned its approval on the agreement by the Purchaser to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement:
A.	that would require the divestiture or holding separate of any assets or voting securities of the Purchaser, the Company or any of their respective Affiliates;

B.	that would require the transactions herein be consummated on terms other than those as set out herein;

C.

that would limit the Purchaser’s freedom of action with respect to, or its ability to consolidate and control, the Company or any of its assets or businesses or any of the Purchaser’s or its Affiliates’ other assets or businesses, in each case, which would have an adverse effect on the Purchaser, the Company or their respective Affiliates,

then the Sellers shall, and shall cause the Company to, use best efforts to alleviate the need to seek and obtain Relevant Antitrust/FDI Approvals for the Transactions contemplated hereby, including (x) carving-out and retaining any agreement with a customer of the Company Group which presently or in the most recently completed financial year has supplied into the United Kingdom (listed in Schedule 2.7(i)) (the “Carve-out Agreements”) from the scope of the transactions contemplated by this Agreement, or (y) terminating the Carve-Out Agreements (each of (x) and (y), the “Carve-out”). Following such Carve-out, if any new sale is made by the Company Group to the customers under the Carve-out Agreements in relation to ultimate supply to the United Kingdom on or before the date that is twenty-four (24) months following the Closing Date (“Carve-out Deadline”), then within five (5) Business Days from such new sale, the Carve-out Escrow Amount shall be released in its entirety to the Paying Agent and the 102 Trustee in accordance with Section 2.6(b) and Section 2.8. If no sale by the Company Group to the customers under the Carve-out Agreements in relation to ultimate supply to the United Kingdom takes place on or before the Carve-out Deadline, then the Carve-out Escrow Amount shall be released to the Purchaser within five (5) Business Days of the Carve-out Deadline.

(j)

Indian Cash Deposit and Indian Sale Proceeds. On each of April 1, 2025 and December 31, 2025, an amount equal to eighty percent (80%) of the amount of the Indian Cash Deposit that, as of such date, had been released to the Company since the Closing Date, shall be released from the Indian Cash Escrow Amount to the Paying Agent and the 102 Trustee in accordance with Section 2.6(b) above and Section 2.8 below.  An amount equal to eighty percent (80%) of the amount of the Indian Sale Proceeds received by the Company Group shall be released from the Indian Sale Proceeds Escrow Amount within ten (10) Business Days following receipt by the Company Group of the Indian Sale Proceeds. Any amount remaining in the Indian Cash Escrow Amount and Indian Sale Proceeds Escrow Amount following December 31, 2025 shall be released to the Purchaser within five (5) Business Days of December 31, 2025.

2.8	Cash-Out of Options.

(a)

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, all of the outstanding and unexercised Initial Vested Company Options that are in the money shall be cancelled and automatically converted into the right to receive (in lieu of such Initial Vested Company Option), an amount in cash (to the extent positive) per Initial Vested Company Option held by such Company Vested Optionholder equal to (i) the Per Vested Option Closing Consideration; minus (ii) the exercise price of such Initial Vested Company Option; plus (B) the contingent right to receive such Initial Vested Company Option’s portion of any Additional Payment Amount in accordance with Sections 2.7(g)(i), and its pro rata portion of the release of any escrow amount in accordance with 2.7(i) and 2.7(j) (iii) plus the contingent right to receive such vested Company Option’s portion of any Earnout Payments, all in accordance with Section 2.6 of this Agreement. All unvested Company Options shall be cancelled at the Closing for no consideration. All of the outstanding and unexercised vested Company Options which are not Initial Vested Company Options (the “Remaining Options”) shall continue to be outstanding in accordance with their terms except as modified by the Option Cancellation Agreement. Upon the Closing, each unvested Company Option and Initial Vested Company Option will be cancelled, terminated and extinguished, and upon the cancellation thereof each such Company Optionholder shall cease to have any rights with respect thereto, except for the right to receive the amount of cash as detailed above, provided that each Company Vested Optionholder shall execute prior to the Closing Date, an option cancelation agreement in the form attached hereto as Exhibit D (an “Option Cancellation Agreement”).

(b)

Notwithstanding anything to the contrary contained in this Section 2.8 or elsewhere in this Agreement, all Purchase Price paid in respect of the Initial Company Vested Options will be paid (i) in case of the Section 102 Amount by the Purchaser to the Paying Agent to be further allocated to the 102 Trustee to be held and released in accordance with the provisions of Section 102; and (ii) in case of the Section 3(i) Amount, by the Purchaser to the Paying Agent to be further allocated to the Section 3(i) Holder (less the applicable Taxes) in accordance with his or her respective holdings percentages as set forth on the Consideration Allocation Certificate; (iii) in case of the Non-Section 102 Amount, to the Paying Agent which shall remit such amount to, at the choice of the Sellers’ Representative as shall be communicated to Paying Agent: (i) a paying agent designated by the Sellers’ Representative; or (ii)  such member of the Company Group as set forth in Schedule 2.8(b) who shall remit such amounts to the applicable Non-Section 102 Holders through local payroll (less the applicable Taxes required to be withheld with respect to such payment) in accordance with Section 2.10 below; in each case, subject to the receipt (prior to or on the Closing Date) of a duly executed Option Cancellation Agreement.

(c)

Prior to the Closing and subject to applicable Law, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that the treatment of the Company Options shall be as set forth herein.

2.9	Cash-Out of the Tmura Warrant.

(a)

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Warrant shall be cancelled and automatically converted into the right to receive (in lieu of the Tmura Initial Warrant Shares), (i) an amount in cash (to the extent positive) equal to (A) the Warrant Amount; plus (B) the contingent right to receive the Company Warrantholder’s portion of any Additional Payment Amount in accordance with Section 2.7(g)(i), and its pro rata portion of the release of any escrow amount in accordance with 2.7(i) and 2.7(j) plus (C) the contingent right to receive the Company Warrantholder’s portion of any Earnout Payments and (ii) a replacement warrant for the uncancelled potion of the Tmura Warrant in the form attached to the Warrant Cancellation Agreement. The Tmura Warrant shall be cancelled at the Closing for no consideration, and upon the cancellation thereof the Company Warrantholder shall cease to have any rights with respect thereto, except, provided that the Company Warrantholder shall execute prior to the Closing Date, a Company Warrantholder cancelation agreement in the form attached hereto as Exhibit E (“Warrant Cancellation Agreement”).

(b)

Notwithstanding anything to the contrary contained in this Section 2.9 or elsewhere in this Agreement, that portion of the Purchase Price payable in respect of the Tmura Warrant in accordance with Section 2.9(a) above will be paid to the Paying Agent to be further allocated to the Company Warrantholder (less applicable Taxes) subject to the receipt (prior to or on the Closing Date) of a duly executed Warrant Cancellation Agreement.

2.10	Withholding Rights.

(a)

Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 2.10(b) below, each of the Purchaser, the Paying Agent, the 102 Trustee, the Escrow Agent and the relevant employing entity or anyone making any payment on their behalf pursuant to this Agreement, the Paying Agent Agreement and the Escrow Agreement (each a “Payor”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to pursuant to this Agreement (including any portion of the Earnout Payments, and any other payment), such amounts as the Payor is reasonably determines that are required to be deducted or withheld therefrom under the Israeli Tax Ordinance, or any legal requirement with respect to Tax, with respect to the making of such payment, unless the Payor is provided with a Valid Certificate at least three (3) Business Days prior to the date of any such payment, providing for an exemption from such withholding Tax in respect of each such payment, or determining the withholding Tax rate or Tax amount (and in such event any withholding shall be made, if at all, in accordance with a Valid Certificate), and to be provided any necessary Tax forms, including IRS Form W-9 or applicable IRS Form W-8, as applicable, or any similar information. To the extent that such amounts are so withheld by the Payor, such withheld amounts shall be remitted by the Payor to the applicable Governmental Authority, and upon such Person’s written request, the Payor shall provide to the Person from which such amounts were deducted or withheld, written confirmation of the amount so withheld and its transfer to the applicable Governmental Authority. To the extent that such amounts are so withheld by the Payor and remitted by the Payor to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement and the Paying Agent Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid.

(b)

Notwithstanding Section 2.10(a) above, if prior to the Closing Date, the Purchaser is provided with an undertaking by the Paying Agent as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”), any consideration payable or otherwise deliverable by the Purchase pursuant to this Agreement (including Earnout Payments) shall be transferred to the Paying Agent without any deduction or withholding of Israeli Taxes, and any amounts payable to each payment recipient, other than Company Optionholders or holders of Section 102 Shares, which did not present a Valid Certificate prior to the Closing Date, shall be retained by the Paying Agent for the benefit of each such payment recipient for a period of one-hundred eighty (180) days from the Closing Date (or, with respect to any payments made after the Closing Date, ninety (90) days from the date on which such amounts or any remaining balance thereof is released), or an earlier date required in writing by a payment recipient (the “Withholding Drop Date”) (during which time unless requested otherwise by the ITA, no payments shall be made by a Payor to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Certificate). If a payment recipient delivers, no later than three (3) Business Days prior to the Withholding Drop Date a Valid Certificate to a Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such payment recipient (subject to withholding on account of non-Israeli Taxes, if applicable). If any payment recipient (i) does not provide a Payor with a Valid Certificate by no later than three (3) Business Days before the Withholding Drop Date, or (ii) submits a written request to the Payor to release his portion of the applicable consideration prior to the Withholding Drop Date and fails to submit a Valid Certificate no later than three (3) Business Days before such time, then the amount to be withheld from such payment recipient’s portion of the applicable consideration shall be calculated according to the applicable withholding rate as determined by Paying Agent, which amount shall be calculated in NIS based on the US:NIS exchange rate known on the date the payment is actually made to such recipient, and the Paying Agent will pay to such recipient the balance of the payment due to such recipient that is not so withheld (subject to withholding on account of non-Israeli Taxes, if applicable). Any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

(c)

Notwithstanding anything to the contrary herein, any payments made to holders of vested Company Options and 102 Shares will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance on the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, unless prior to the sixteenth (16th) day of the calendar month following the month during which the Closing occurs with respect to Non-Section 102 Holders, who are employed by or engaged by non-Israeli resident Subsidiary of the Company and were granted such Options in consideration solely for work or services performed outside of Israel, a validly executed declaration regarding their non-Israeli residence in the form attached as Exhibit F hereto confirming that they were granted such options in consideration solely for work or services performed outside of Israel for non-Israeli resident Subsidiaries of the Company, shall have been provided to Purchaser, in accordance with the terms of the Option Cancellation Agreement, in which case, the payment of any consideration which such holders have the right to receive under this Agreement will not be subject to any withholding or deduction of Israeli Tax and shall be paid by Paying Agent to, at the choice of the Sellers’ Representative as shall be communicated to the Paying Agent: (i) a paying agent designated by the Sellers’ Representative; or (ii)  the relevant non-Israeli resident employing Subsidiary, and thereafter by such non-Israeli employing Subsidiary to the Non-Section 102 Holders, subject to applicable withholding requirements of the applicable jurisdiction, and (iii) with respect holders of vested Company Options that do not fall under clauses (i) and (ii) above, a Valid Certificate was provided.

3.	REPRESENTATIONS AND WARRANTIES RELATING TO EACH SELLER AND THE PURCHASED SHARES

Except as set forth on the Disclosure Schedule (the “Disclosure Schedule”), which shall be deemed to be a part of the representations and warranties made hereunder, each Seller represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

3.1	Organization, Good Standing and Power.

Such Seller has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

3.2	Authority; Execution and Delivery; Enforceability.

Such Seller has full power and authority to execute and deliver this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby and to perform such Seller’s obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby and the consummation by such Seller of the Acquisition and the other transactions contemplated hereby, and performance by such Seller hereunder, have been, and in the case of documents required to be delivered at the Closing will be, duly authorized and approved by all necessary corporate, or other, action, and no further action is required in connection therewith. Such Seller has duly executed and delivered this Agreement, and will duly execute and deliver all other instruments and agreements to be executed and delivered by such Seller as contemplated hereby. This Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby constitute such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).

3.3	No Conflicts; Consents.

Subject to obtaining the consents and approvals, completing the actions, making the filings and giving the notices specified in Schedule 3.3 and 4.4(c) of the Disclosure Schedule, the execution and delivery by such Seller of this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby does not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, and the compliance by such Seller with the terms hereof and thereof, and performance by such Seller hereunder and thereunder, will not, conflict with, or result in any violation of or default under any provision of: (a) the governing documents of such Seller (if applicable); (b) any Contract to which such Seller is a party or by which any of its properties or assets is bound; (c) any judgment applicable to such Seller or such Seller’s properties or assets; or (d) any applicable law, other than, in the case of clauses (b) through (d) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an adverse effect on the Purchaser’s ability to consummate the Acquisition and the other transactions contemplated hereby.

3.4	Litigation.

There are not any: (a) outstanding judgments against such Seller; (b) Proceedings or arbitrations pending or, to such Sellers’ Knowledge, threatened, against or affecting such Seller, or such Seller’s properties or assets; or (c) investigations by any Governmental Authority of which such Seller has received notice or that are pending or, to such Sellers’ Knowledge, threatened, against such Seller that, in respect of any of the foregoing, would affect such Seller’s ability to consummate the transactions contemplated hereby.

3.5	The Purchased Shares.

Such Seller is the record and beneficial owner of such Seller’s Relevant Purchased Shares set forth opposite such Seller’s name in the Consideration Allocation Certificate and has good and valid title to such Seller’s Relevant Purchased Shares, in each case, free and clear of all Liens. Such Seller does not own, and does not have the right to acquire, directly or indirectly, any other equity securities of the Company or any of its Subsidiaries, except those set forth opposite such Seller’s name in the Consideration Allocation Certificate. As of the Closing, the Relevant Purchased Shares of each Seller to be acquired by the Purchaser pursuant to this Agreement will not be subject to any preemptive rights, rights of first refusal or any other third party rights (including without limitation any option, warrant, purchase right, or other Contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any equity securities of the Company) with respect to the transfer of such Relevant Purchased Shares which have not been waived in writing prior to the Closing. Except as set forth in Schedule 3.5, such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of the Company.

3.6	Solvency.

Such Seller is not insolvent or unable to pay its debts under the insolvency laws of the jurisdiction of its incorporation nor has stopped paying debts as they fall due.  No moratorium has been obtained nor any order been made, petition presented or resolution passed for the winding‑up of such Seller. No administrator, receiver, monitor, manager or equivalent officer has been appointed by any person in respect of such Seller or all or any of its assets, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed relating to such Seller.  The consummation of the Acquisition shall not constitute a fraudulent transfer by such Seller under applicable bankruptcy and other similar Laws relating to bankruptcy and insolvency of such Seller.

3.7	Tax Matters.

Such Seller has had an opportunity to review with its, his or her own tax advisors the tax consequences of the Acquisition and any other transactions hereunder.  Such Seller understands that it, he or she must rely on its, his or her advisors and not on any statements or representations made by the Purchaser, the Company or any of their agents or representatives with respect to such Tax consequences.  Such Seller understands that such Seller (and not Purchaser or the Company) shall be responsible for any Tax Liability of such Seller that may arise as a result of the Acquisition or any other transactions hereunder (provided, however, that this Section 3.7 shall not be construed to create any indemnification obligation to any Seller that does not otherwise arise pursuant to Section 9.2.

3.8	Tax Withholding Information.

Any and all material information to be provided or to be provided to Purchaser, the Paying Agent or the ITA by or on behalf of such Seller for purposes of enabling Purchaser, the Paying Agent or the ITA to determine the amount to be deducted and withheld from the consideration payable to such Seller pursuant to this Agreement under Applicable Law and for the ITA to issue a Valid Certificate is true, correct and complete.

3.9	Sanctions

(a)

Neither such Seller nor any of its directors, officers, Affiliates or employees: (i) is a Sanctions Target or is a person with whom transactions are otherwise prohibited or restricted under applicable Sanctions Laws and Regulations; (ii) has made any disclosure with respect to an actual or apparent violation of applicable Sanctions Laws and Regulations or has been subject to civil or criminal penalties imposed by any Governmental Authority or Sanctions Authority administering Sanctions Laws and Regulations or (iii) and is not now and has not been the subject of any actual or, to such Sellers’ knowledge, asserted or threatened charge, Proceeding, investigation, administrative enforcement, civil or criminal penalty or inquiry with respect to potential or actual violations of any Sanctions Laws and Regulations.

(b)

Such Seller and each of its directors, officers, and employees of such Seller (in their capacity as officers, directors or employees of such Seller), have complied with, and are in compliance, in all material respects, with all applicable Sanctions Laws and Regulations, and have not and are not: (i) engaged in any prohibited dealings or transactions with a Sanctioned Target or in a Sanctioned Country; (ii) otherwise engaged in any conduct, activity or practice that would constitute a violation of applicable Sanctions Laws and Regulations or that would result in designation or status as a Sanctioned Target; or (iii) otherwise in violation, in any material respect, of Sanctions Laws and Regulations.

3.10	No Implied Representations and Warranties.

The representations and warranties explicitly set forth in thisArticle 3 Section 3 are the only representations and warranties made by each Seller, and neither the Seller nor any other Person on its behalf, has made or makes any additional warranties or representations, express or implied, as to any matter whatsoever relating to itself, the Company and/or such Seller’s Relevant Purchased Shares.

4.	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth on the Disclosure Schedule, which shall be deemed to be a part of the representations and warranties made hereunder, the Company hereby represents and warrants to the Purchaser with respect to the Company (and where explicitly mentioned, the Subsidiaries of the Company), as of the date of this Agreement and (unless otherwise specified) as of the Closing Date, as follows:

4.1	Organization, Good Standing and Qualification.

Each of the Company and its Subsidiaries has been duly incorporated or formed and is validly existing under the laws of its respective jurisdictions of organization. Schedule 4.1 of the Disclosure Schedule sets forth a true and complete list of the Company and each of its Subsidiaries, and each entity’s jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate power and authority to (a) own and operate its properties and assets and to carry on its businesses as presently conducted, and (b) in the case of the Company, to execute, deliver and perform its obligations under this Agreement. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its activities and properties makes such qualification necessary. The Company is not categorized as a “Company in Breach” (חברה מפרה) with the Israeli Registrar of Companies.

4.2	Subsidiaries.

(a)	Except as set forth in Schedule 4.2(a) of the Disclosure Schedule,] all of the Company’s Subsidiaries are wholly owned by the Company, directly or indirectly (through another wholly‑owned Subsidiary).

(b)	The particulars of each Company Group member set out in Schedule 4.2(a) are complete, accurate and up to date in all respects.

(c)	There are no agreements or commitments outstanding which give to any person the right to call for the issue of any shares, debentures or other securities of any Group Company.

(d)

The Company and its Subsidiaries do not own or control, directly or indirectly, any interest or participation rights in any corporation, partnership, limited liability company, joint venture, trust, association or other business entity.

4.3	Capitalization.

Schedule 4.3(a) of the Disclosure Schedule sets forth (i) the authorized share capital of the Company; and (ii) the issued share capital of the Company as of the date of this Agreement and immediately prior to the Closing, in respect of which the Sellers are the registered shareholders.

(a)

All issued and outstanding shares of the Company have been and as of the Closing will be duly authorized and are validly issued, fully paid and non-assessable, and were issued in compliance with applicable Laws. As of the date hereof and as of the Closing Date, the Purchased Shares, together with the other shares of the Company held by the Sellers constitute all, of the issued and outstanding equity interests of the Company (assuming no options which are outstanding as of the date hereof shall be exercised). All options granted by the Company under any employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement option plan has been duly authorized by the relevant corporate organs of the Company and validly issued in compliance with any applicable Laws.

(b)	There are no outstanding or authorized stock appreciation, warrants, phantom stock, profit participation or similar rights, or other equity or voting interests in the Company.

(c)

Schedule 4.3(c) sets forth, as of the date hereof, for each Option, (i) the name of the holder thereof (and whether such holder is an employee of the Company as of the date hereof), (ii) the exercise price per share thereof, (iii) the number of shares covered thereby, (iv) the date of grant and vesting schedule (including any applicable performance-based vesting conditions) thereof, (v) the extent to which it is vested as of the date hereof, and (vi) whether the exercisability thereof shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any. True and correct copies of each Company Option Plan, the standard agreements thereunder and each agreement for Options or Shares under any Company Option Plan that does not conform to the standard agreement under such Company Option Plan have been made available and specifically identified to Purchaser, and such Company Option Plans and such agreements have not been amended, modified or supplemented since being made available to Purchaser, and there are no agreements, understandings or commitments to amend, modify or supplement any Company Plan or such agreements in any case from those made available to Purchaser.  The terms of the Company Option Plans permit the treatment of Options as provided herein, without the consent or approval of any holder of Options, any shareholder or any other Person other than the board of directors of the Company. All Options and shares issued upon exercise thereof have been granted and issued in accordance with the terms of the Company Option Plan, in compliance with applicable Law and all requirements set forth in applicable Contracts.

(d)

The Company has no obligation (contingent or otherwise) to (i) issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares, any evidences of Indebtedness of the Company and/or shareholders loans; or (ii) purchase, redeem or otherwise acquire any shares or any interest therein or to pay any dividend or make any other distribution in respect thereof. The Company is not a party to or subject to any agreement or understanding (including irrevocable proxies), and to the Sellers’ Knowledge there are no agreements or understandings between any Persons, which relate to the voting or giving of written consent with respect to any security, or by a director of, the Company.

(e)

Other than this Agreement, there are no agreements between the Company, on the one hand, and any Person, on the other hand, with respect to the sale of the Company’s equity securities. Neither the Company nor any of its Subsidiaries has any outstanding debt, the holder of which (i) has the right to vote (or that is convertible into securities that have the right to vote) with the Sellers on any matter or (ii) is or will become entitled to any payment as a result of the transactions contemplated by this Agreement.

4.4	Authorization; Execution and Delivery; Enforceability.

(a)

The Company has all requisite power and authority to execute and deliver this Agreement and all other instruments and agreements to be delivered as contemplated hereby and to carry out and perform its obligations hereunder and thereunder. All corporate and other action on the part of the Company (including approval by the Company’s shareholders and board of directors) necessary for the authorization, execution, delivery and performance of this Agreement and all other instruments and agreements to be delivered as contemplated hereby has been taken (and, for the avoidance of doubt, is within the Company’s corporate power and authority) or will be taken prior to Closing.

(b)

This Agreement and all other instruments and agreements to be delivered by the Company as contemplated hereby constitute the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).

(c)

No consent, approval, authorization, order, filing, registration, Permit, declaration, notice or qualification of or with any court, Governmental Authority or third Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the performance of the Company’s obligations hereunder except as set forth in Schedule 4.4(c) of the Disclosure Schedule and except for commercial agreements with customers that are not Material Customers and suppliers that are not Material Suppliers.

4.5	Corporate Documents.

True, correct and complete copies of the Company’s and its Subsidiaries’ organizational documents have been provided to the Purchaser. Schedule 4.4(c) of the Disclosure Schedule sets forth a list of the duly elected directors of the Company and its Subsidiaries.

4.6	No Conflicts; Consents.

Subject to obtaining the consents and approvals, completing the actions, making the filings and giving the notices specified in Schedule 4.4(c) of the Disclosure Schedule, and except for commercial agreements with customers that are not Material Customers and suppliers that are not Material Suppliers, the execution and delivery of this Agreement and all other instruments and agreements to be delivered by the Company as contemplated hereby, the performance by the Company of its obligations pursuant to this Agreement, and consummation of the transactions contemplated by this Agreement will not result in any violation of, or conflict with, or constitute a default (with or without notice or lapse of time, or both) under the Company’s governing documents or any of the Material Contracts, nor, result in the creation of any Lien, upon any of the properties or assets of the Company or its Subsidiaries, or give to others any rights, including but not limited to rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this Section, or to any of the properties of the Company or its Subsidiaries, or otherwise require the consent or approval of any Person or otherwise result in the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the Company or its Subsidiaries, their businesses or any of their assets or properties.

4.7	Compliance with Laws; Permits.

(a)

Each of the Company and its Subsidiaries has, in the past four (4) years, complied in all material respects with all, is not in violation of any, and has not received any notices of violation with respect to any, Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. In the past four (4) years, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation, in any material respect, by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any Subsidiary to comply, in any material respect, with, any Applicable Legal Requirement.

(b)

To the Sellers’ Knowledge, no material transactions which any Group Company has entered into are or could be liable to be set aside on the basis that they amounted to a transfer at an undervalue by or to a Group Company or on the basis of a Group Company’s failure to meet any insolvency test (whether relating to its net asset position or otherwise) for determining their validity applicable in any relevant jurisdiction or otherwise.

(c)

Except as set forth in Schedule 4.7(c) of the Disclosure Schedule, the Company and each of its Subsidiaries have all material federal, state, local and foreign franchises, permits, licenses, authorizations, certificates, rights, exemptions and orders and any similar authority (collectively, the “Permits”) necessary for or material to the conduct of its business as now being conducted by it, or that are necessary for the lawful ownership of their respective properties and assets. The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all Permits and there is no basis that may reasonably lead to any modification, suspension, revocation, withdrawal, termination or otherwise limitation of any Permit. All Permits are valid and have not lapsed, been cancelled, terminated or withdrawn. Any application for the renewal of any such Permit which is due prior to the Closing Date will be timely made or filed by the Company or the appropriate Subsidiary prior to the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any Permit is pending, or, to the Sellers’ Knowledge, threatened, and the Company has not received any written notice or other written communication regarding the foregoing. No administrative or governmental action or Proceeding has been taken, or, to the Sellers’ Knowledge, threatened, in connection with the expiration, continuance or renewal of any such Permit, and the Company has not received any written notice or other communication regarding the foregoing. None of the Permits will be terminated or impaired, or will become terminable, in whole or in part, or modified in any manner, as a result of the consummation of the transactions contemplated by this Agreement.

4.8	Financial Statements.

The Company has made available to the Purchaser the audited financial statements of the Company as set forth in Schedule 4.8 of the Disclosure Schedule, as of and for the fiscal years ended December 31, 2022 and December 31, 2023 and the interim unaudited financial statements as of 30 June 2024 (collectively, the “Financial Statements”). Such Financial Statements (a) fairly present, in all material respects, the financial condition and the results of operations of the Company as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with IFRS applied on a consistent basis throughout the periods involved and at the dates involved, and (b) reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly, in all material respects, the Company’s financial condition at the respective dates of the balance sheets contained in the Financial Statements and the results of operations for the periods ended on each balance sheet date.

4.9	Changes.

Except for the transactions contemplated by this Agreement, since the Balance Sheet Date until the date of this Agreement:

(a)	the Company Group has been operated in the ordinary course of business in all material respects;

(b)	there has not been any Material Adverse Effect; and

(c)

other than as set forth in Schedule4.9(c) of the Disclosure Schedule and except for the transactions contemplated by this Agreement, there has not been any action or event that would have required the Purchaser’s consent pursuant to Section 6.1 had such action or event occurred after the date hereof.

4.10	Taxes.

(a)

Other than as set forth in Schedule 4.10(a) of the Disclosure Schedule, the Company and its Subsidiaries have properly and timely completed and filed all Tax Returns that were required to be filed under applicable Laws and regulations. Other than as set forth in Schedule 4.10(a) of the Disclosure Schedule, all such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with applicable laws and regulations. All Taxes due and owing by the Company and its Subsidiaries, as of the date hereof (whether or not shown on any Tax Return) have been paid. The Company has delivered or made available to Purchaser accurate and complete copies of (i) all annual income Tax Returns filed by the Company and its Subsidiaries, (ii) any closing or settlement agreements entered into by or with respect to the Company or any Subsidiary with any Taxing authority, (iii) all Tax opinions addressing Tax matters or positions of the Company or any of the Subsidiaries, and (iv) all material written communications to, or received by the Company or any Subsidiary from, any Taxing authority related to Taxes, including Tax rulings and Tax decisions, in each case, for tax years 2018 and onwards, to the extent exist.

(b)

Other than as set forth in Schedule 4.10(b) of the Disclosure Schedule, in the five (5) years preceding the date hereof the Company has not received from any Tax authority any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority. No extension or waiver of the limitation period applicable to any Tax Return filed by the Company or any Subsidiary currently in effect has been granted by or requested from any Governmental Authority. No Action is pending or threatened against the Company or any Subsidiary in respect of any Tax. There are no Liens for Taxes upon any of the assets of the Company or any Subsidiary except Liens for current Taxes not yet due and payable (and for which there are full and adequate accruals in accordance with IFRS).

(c)	The Company and its Subsidiaries use the accrual method of accounting for Tax purposes.

(d)

Other than as set forth in Schedule 4.10(d) of the Disclosure Schedule, the Company and its Subsidiaries have (i) complied with all applicable Laws relating to the payment, reporting and withholding of Taxes, and (ii) within the time and in the manner prescribed by applicable Laws, withheld and paid (or deemed paid) in a timely manner all Taxes required to have been withheld and paid in connection with any amounts paid or owning in any jurisdiction to any employee, independent contractor, creditor, shareholder, or other third party. For the avoidance of doubt, such payments include all payments and deemed payments for the exercise, conversion, repayment and cancellation of stock options, warrants, convertible securities, and convertible debt and equity equivalents of the Company and its Subsidiaries. Each of the Company and its Subsidiaries has complied in all material respects with, and its records contain all information and documents necessary to comply in all material respects with, all requirements of applicable Law relating to information reporting and other similar filing requirements.

(e)

Other than as set forth in Schedule 4.10(e) of the Disclosure Schedule, neither the Company nor any Subsidiary (i) is or was treated for any Tax purpose as resident in a country other than the country of its incorporation, or (ii) is subject to Tax in any country other than its country of incorporation or formation by virtue of having employees, agents, a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office, branch, agency, fixed place of business in a country other than the country in which such company is organized or place of management and control (as such concepts are interpreted by any Governmental Authority, including the ITA. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary, as applicable is or may be required to file a Tax Return in, or be subject to Tax by, that jurisdiction.

(f)

Other than as set forth in Schedule 4.10(f) of the Disclosure Schedule, each of the Company and its Subsidiaries are in compliance in all respects with all applicable transfer pricing laws and Applicable Legal Requirements, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. All intercompany agreements within the Company Group have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to a Group Company are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and section 85A of the Israeli Tax Ordinance (or any comparable provisions of state, local or foreign Applicable Legal Requirements).  Any studies prepared by any Group Company, or any advisors thereof, with respect to any related party transactions subject to section 85A of the Israeli Tax Ordinance have been made available to the Purchaser. None of the transactions among the Company Group (or other related parties) is subject to any adjustment, apportionment, allocation or re-characterization under any Applicable Legal Requirement.  Each Group Company has never entered into a cost sharing arrangement or agreement to share research and development costs and rights to any developed Intellectual Property.

(g)

The Company and each of its Subsidiaries that is incorporated in Israel (if any), or that otherwise required to maintain VAT files in Israel (i) were duly registered for the purposes of Israeli value added tax and have complied in all respects with all requirements concerning Israeli Value Added Tax (“VAT”) required by the Israeli Value Added Tax Law, 5736-1975 and the rules and regulation promulgated thereunder, and (ii) there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by them, (iii) have collected and timely remitted to the appropriate Governmental Authority any such amounts required by Israeli legal requirements, and (iv) have not received a refund or credit for input VAT for which it is not entitled under any applicable Law. The registration of the Company as part of a joint VAT file will not give rise to any additional VAT liability in excess of the VAT to which Company is or was liable absent such registration or for other entities registered in such joint VAT file with respect to any period (or portion thereof) prior to the Closing Date. The Company has not deducted any input VAT, received refund VAT or claimed zero rate VAT that such Company was not so entitled to deduct, receive or claim, as applicable.

(h)

Neither the Company nor any Subsidiary has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Israeli Tax Ordinance and the regulations promulgated thereunder or are subject to reporting obligations under Sections 131D and 131E of the Israeli Tax Ordinance or similar provisions under the Israel Value Added Tax Law of 1975 and the Israeli Land Taxation Law (Appreciation and Acquisition) of 1963.

(i)

Other than as set forth in Schedule 4.10(i) of the Disclosure Schedule, each of the Company and its Subsidiaries Group is in compliance with all terms and conditions of any applicable Tax exemption, Tax holiday or other Tax reduction agreement or Order (each, a “Tax Incentive”).

(j)

Other than as set forth in Schedule 4.10(j) of the Disclosure Schedule, each of the Company and its Subsidiaries is not benefiting (and has never benefited) from any grants, Tax Incentives, tax holidays, reduced tax rates or accelerated depreciation under the Israeli Capital Investment Encouragement Law – 1959 (the “Capital Investment Law”), including but not limited to Technological Preferred Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status. As of the date hereof, neither the Company nor any Subsidiary has retained earnings which would be subject to corporate Tax due to the distribution of a “dividend” from such earnings, as the term “dividend” is specifically defined by the ITA in the framework of the Capital Investment Law (or actions that are deemed as dividend for these purposes).

(k)

Neither the Company nor any Subsidiary is or has ever been a real property corporation (Igud Mekarke’in) within the meaning Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(l)

Other than as set forth in Schedule 4.10(l), neither the Company nor any Subsidiary constitutes: (A) a “controlled foreign corporation” (Hevra Nishletet Zara) within the meaning of the Israeli Tax Ordinance or a “controlled foreign corporation” as defined in Section 957 of the Code; (B) a specified foreign corporation within the meaning of Section 965(e) of the Code; (C) a “passive foreign investment company” as defined in Section 1297 of the Code; (D) treated as a United States person under Section 897(i) of the Code; or (E) a “surrogate foreign corporation” or a “domestic corporation” within the meaning of Section 7874 of the Code.

(m)

Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated, joint, unitary, combined or similar income Tax Return nor (ii) has Liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Tax Law, or as a transferee or successor, by application of law, pursuant to a tax sharing agreement or otherwise. Neither the Company nor any of its Subsidiaries is, nor has the Company or its Subsidiaries been, a party to, or bound by, or has any obligation or liability under, any contract with any third party relating to indemnification for Taxes or allocating or sharing the payment of, or liability for, Taxes.

(n)

No Group Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)

No stock of the Company or any stockholder of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder), such that the Company is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code. Neither the Company nor any of its Subsidiaries has or has ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code. No Group Company has made any payments, is obligated to make any payments and is a party to any agreement, including this Agreement, that under certain circumstances could reasonably be expected to obligate it to make any payments to any “disqualified individual” within the meaning of Section 280G of the Code that shall not be fully deductible under Section 280G of the Code.

(p)

No Group Company shall be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting requested by such Group Company prior to the Closing, including but not limited to any adjustments pursuant to Section 481(a) of the Code; (ii) closing agreement described in Code Section 7121 (or any comparable provision of applicable state, local or non-United States Applicable Legal Requirement) entered into by such Group Company with any Taxing Authority prior to the Closing; (iii) installment sale or open transaction disposition made by such Group Company prior to the Closing; (iv) prepaid amounts received or paid by such Group Company outside of the ordinary course of business prior to the Closing or any election, if applicable, under Section 108(i) of the Code, which is made prior to Closing;(v) election pursuant to Section 965(h) of the Code; or (vi) Sections 951, 951A or 965 of the Code or any comparable provision of any state, local or non-United States Tax Applicable Legal Requirement with respect to income received or realized in a Pre-Closing Tax Period. As of the Closing Date, no Group Company will hold assets which constitute United States property within the meaning of Section 956 of the Code. No Group Company has distributed stock of another person, nor, to the Sellers’ Knowledge, has its stock been distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(q)

Other than as set forth in Schedule 4.10(q) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, other arrangement or contract that would reasonably be expected to be treated as a partnership for federal income Tax purposes.

(r)	Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(s)

Neither the Company nor any of its Subsidiaries has claimed any Tax credit or other Tax benefit or has deferred any Tax pursuant to any program undertaken by any Governmental Authority in response to the COVID-19.

(t)

Each Company and all of its Subsidiaries (if relevant) has at all times since its formation been properly classified as a corporation for United States federal (and applicable United States state and local) Tax purposes, and none of the Group Company’s has ever filed an Internal Revenue Service Form 8832 (Entity Classification Election) with the U.S. Internal Revenue Service.

(u)

Other than as set forth in Schedule 4.10(u), each Company and any of its Subsidiaries has properly classified its independent contractors and/or employees for Tax purposes and complied with the necessary employment withholding tax liabilities.

(v)

Other than as set forth in Schedule 4.10(v), with respect to all sales and use Taxes collected by the Company and any of its Subsidiaries: (i) in jurisdictions where each Company and any of its Subsidiaries is registered for sales or use Tax purposes, each Company and any of its Subsidiaries has properly remitted all sales and use Taxes collected in such jurisdictions to the applicable state Taxing Authority; and (ii) in jurisdictions where no Company and any of its Subsidiaries is registered for sales or use Tax purposes, each Company and any of its Subsidiaries has returned all sales or use Taxes collected from each person located in such jurisdictions to such person (or, if such person cannot be located or is no longer in business, has remitted such sales or use Taxes to the unclaimed property office of such jurisdictions).  Neither the Company nor any of its Subsidiaries holds any amounts collected as sales or use Taxes from any person.

(w)	Neither the Company nor any of its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code.

(x)

Other than as set forth in Schedule 4.10(x) of the Disclosure Schedule, neither the Company nor any Subsidiary has applied for or obtained any private letter ruling or other Tax ruling (including any “taxation decision” (Hachlatat Misui) from the ITA), or technical advice memoranda, similar agreement or closing agreements from any Governmental Authority relating to Taxes. There is no private letter ruling, "taxation decision", or any agreement with any Tax authority to which the Company or its Subsidiaries is party or which the Company or its Subsidiaries is reasonably expected to be liable that would reasonably be expected to affect the Company or its Subsidiaries’ liability for Taxes for any taxable period ending after the Closing Date.

(y)	Each of the Company and its Subsidiaries has prepared and maintained all Tax records that it is required to prepare and maintain, for the period required, under any applicable Law.

(z)

Other than as set forth in Schedule 4.10(z) of the Disclosure Schedule, neither the Company nor any Subsidiary or any shareholder is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the Israeli Tax Ordinance.

(aa)

The total fair market value of the shares of MIL Power Converter Technologies India Private Limited, Multisphere Power Solutions Private Limited and MIL Power Magnetics India Private Limited (or, if higher, the fair market value of the Group Companies' assets located in India), does not constitute, in aggregate, more than ten percent (10%) of the total value of the shares of Enercon Technologies Ltd.

(bb)

The Company Option Plan (and any other plan that is or was maintained by the Company) that is intended to qualify as a capital gains route plan under Section 102, has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Section 102 Shares and Section 102 Options have been granted and/or issued, as applicable, and are currently in compliance with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including, without limitation, the adoption of the applicable board and shareholders resolutions, the timely filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Section 102 Shares and Section 102 Options, the receipt of all tax rulings from the ITA if required, the execution by each holder of Section 102 Shares and Section 102 Options of an undertaking to comply with the provisions of Section 102, and the due deposit of such Section 102 Shares and Section 102 Options with the 102 Trustee pursuant to the terms of Section 102 and the guidance published by the ITA on July 24, 2012 and on November 6, 2012.

4.11	Title to Properties and Assets; Liens.

(a)

The Company and each of its Subsidiaries, as applicable, has good, valid and marketable title to all personal properties and assets, both tangible and intangible (other than Intellectual Property which is the subject of Section 4.16, which are material to the business of the Company and its Subsidiaries), and which are used by the relevant member of the Company Group for or in connection with its business, or required for the continuation of the business of the relevant member of the Company Group both as it is currently conducted and as it has been conducted in the four (4) years prior to the date of this Agreement.

(b)	All property and assets referred to in Section 4.11(a):

(i)	are solely legally and beneficially owned by the relevant member of the Company Group;

(ii)	are, where capable of possession, in the possession or under the control of the relevant member of the Company Group; and

(iii)

Except as set forth in Schedule 4.11 of the Disclosure Schedule, are free from any Liens as security for indebtedness and there is no agreement or commitment to create any Liens and no claim has been made by any person to be entitled to any such Liens.

(c)

All property and assets referred to in Section 4.11(a) are reflected in the Financial Statements or thereafter acquired, except for properties and assets disposed of in the ordinary course of business since the Balance Sheet Date and comprise all the material property and assets necessary for the continuation of the Company Group’s business both as it is currently conducted and as it has been conducted in the four (4) years prior to the date of this Agreement as currently carried on.

(d)

Except as has not had and would not reasonably be expected to result in a Material Adverse Effect, (i) all of the tangible personal property used in the business of the Company and its Subsidiaries is in good operating condition, ordinary wear and tear excepted, is, in all material respects, properly maintained and serviceable and is capable of being used safely and efficiently and is adequate and suitable for the purposes for which it is presently being used, and (ii) no tangible personal property used in the business of the Company and its Subsidiaries is obsolete, surplus to current requirements or in need of renewal or replacement.

4.12	Real Property.

(a)

The information set out in Schedule 4.12(a) of the Disclosure Schedule (Real Property) is true, complete and accurate and not misleading in any respect and the Real Properties comprise all the land and buildings owned, occupied or used by any member of the Company Group or in which any member of the Company Group has any right, interest or liability.

(b)

Each member of the Company Group named in Schedule 4.12 as owner of each Real Property has good title to and is the sole legal and beneficial owner in exclusive possession of the whole of the relevant Real Property.

(c)

Other than in relation to the Real Properties, no member of the Company Group is actually or contingently liable in relation to any existing or previously owned, leased, licensed or occupied real estate (whether as owner or former owner or as tenant or former tenant of any such real estate or as an original contracting party, or guarantor of any party, to any deed, document, lease or license connected with such real estate).

(d)

All rents and outgoings, fees and other payments due to all applicable authorities have been paid up to date and there are no overdue payments for any rent, rates, allowances, taxes, charges or other sums due in respect of the Real Properties.

(e)	There are no material notices, disputes, complaints, liabilities, claims or demands relating to or in respect of the Real Properties or their use including any dispute or notice from any landlord.

(f)	There are no circumstances or issues which either currently or are likely in the future to restrict or limit the current use of or access to the Real Properties.

(g)

Other than as set forth in Schedule 4.12(g) of the Disclosure Schedule, the Real Properties are free from any Liens as security for indebtedness and there is no agreement or commitment to create any Liens and no claim has been made by any person to be entitled to any such Liens.

(h)

Complete and accurate copies of all relevant title deeds and documents and agreements in relation to the Real Properties are contained in Folder #6.4 of the Data Room and a member of the Company Group has under its control all the title deeds and documents necessary to prove its title to the Real Properties.

(i)

To the Sellers’ Knowledge, there are no reasons to expect that material expenditure will be incurred in respect of the Real Properties (including material repairs/dilapidations costs and service charges).

(j)

Each lease or occupation agreement relating to the Real Properties is valid and binding and has not been terminated. All covenants, conditions and agreements contained in any lease of any Real Properties, on the part of the landlord and the tenant, have been complied with, in all material respects, and, to Seller’s Knowledge, no notice of breach of any of the tenant’s obligations under any such lease has been received from the landlord by any member of the Company Group and there has been no refusal to accept rent, nor are there any circumstances rendering any of the foregoing likely.

(k)	None of the leases or occupation agreements relating to the Real Properties can be terminated or amended upon a change in the direct or indirect ownership or control of a member of the Company Group.

(l)	To the Sellers’ Knowledge, there is no order, resolution or proposal for compulsory acquisition of any of the Real Properties by a government, local or other authority or statutory undertaker.

(m)	Other than as set forth in Schedule 4.12(m) of the Disclosure Schedule, no rent reviews and/or rent adjustments under any leases of the Real Properties are currently outstanding or in process.

(n)	To the Sellers’ Knowledge, there are no liabilities to maintain or pay for any public infrastructure (including roadways) in relation to or adjoining the Real Properties.

(o)	No insurance policy relating to defective title, contamination, lack of access or restrictive covenant indemnity is or has been in force in respect of any of the Real Properties.

(p)

To the Sellers’ Knowledge, the Real Properties have the benefit of all material rights necessary for the continued use, enjoyment and maintenance of the Real Properties by each member of the Company Group for the purpose of its existing business carried on at or from the Real Properties, including all necessary access rights, use of infrastructure and utilities.

(q)

Other than as set forth in Schedule 4.12(q) of the Disclosure Schedule, no member of the Company Group is party to any agreement for the sale, lease, option, grant of security or other rights (or discharge of any rights) in respect of any land or buildings other than the Real Properties.

(r)

The Real Properties and their uses comply, in all material respects, with all relevant Planning Legislation and planning/zoning conditions and no written notice has been issued or received alleging any breach of any Planning Legislation or planning/zoning conditions.  For the purposes of this Section 4.12(q), “Planning Legislation” means all legislation, by laws and regulations or equivalent to control or regulate the zoning, construction, demolition, development, alteration or use of land and buildings and any orders, regulations, consents or permissions made or granted under any of the same.

4.13	Finance Arrangements

(a)	The name and address of each bank with which each Group Company maintains a bank account together with complete and the account name and number are set out in Schedule 4.13 of the Disclosure Schedule.

4.14	Litigation.

(a)

Except as set forth in Schedule 4.13 of the Disclosure Schedule, there are no, and during the last seven (7) years there have been no, Proceedings or investigations pending, nor, to the Sellers’ Knowledge, threatened, against or affecting the Company or any of its Subsidiaries or their respective properties before any court, arbitrator or Governmental Authority. Neither the Company, its Subsidiaries nor, to the Sellers’ Knowledge, any of its officers, directors or employees (in their capacity as officers, directors or employees), is or was (during the last seven (7) years) a party or subject to the provisions of any Order of any court or government agency or instrumentality. Except as set forth in Schedule 4.13 of the Disclosure Schedule, there is no Proceeding initiated by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries currently intends to initiate. To the Sellers’ Knowledge, no event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any material Proceeding by or against the Company or any of its Subsidiaries.

4.15	Material Contracts.

(a)

Schedule 4.10(g) of the Disclosure Schedule sets forth an accurate and complete list as of the date hereof of the following Contracts (each a “Material Contract”, and collectively the “Material Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound:

(i)

any such Contract pursuant to which the Company or any of its Subsidiaries has received or paid more than $200,000 in the fiscal year ended December 31, 2023 and that (A) cannot be cancelled by the Company or any of its Subsidiaries without penalty upon no more than ninety (90) days’ notice and (B) are not sales orders or purchase orders issued in the ordinary course of business;

(ii)

any such Contract that materially limits or purports to materially limit the ability of the Company or any of its Subsidiaries to compete in any line of business, grants exclusivity rights, rights of first refusal, rights of first offer or similar rights to the counterparty thereto or provides for “most favored nations” terms or establishes an exclusive, priority or minimum sale or purchase obligation that restricts the Company or its Subsidiaries;

(iii)	any such Contract relating to any future capital expenditures by the Company or any of its Subsidiaries in excess of $200,000;

(iv)	any such Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness in excess of $200,000;

(v)

any such Contract that relates to the disposition by the Company or any of its Subsidiaries of any material asset of such Person, in each case other than dispositions in the ordinary course of business;

(vi)

any such Contract involving any resolution or settlement of any actual or threatened Proceeding and involving any outstanding payment obligations or containing any restrictions on the operations of the Company or its Subsidiaries, other than restrictions with respect to confidentiality, release or non-disparagement;

(vii)	any IP Contract material to the operation of the business of the Company or any of its Subsidiaries; and

(viii)	any ICT Contract that is material to the business of the Company or any of its Subsidiaries.

(b)

The Company has made available, where permissible, to the Purchaser copies of each Material Contract that are correct and complete in all material respects (subject to any redaction information contained therein as required in accordance with the terms, or rules of the counter party, of such Material Contract) and where not permissible to provide copies to the Purchaser, has made the copies of the Material Contract available for Purchaser’s counsel’s review. As of the date hereof, each Material Contract is in full force and effect and is a valid and binding agreement of the Company or any of its Subsidiaries, enforceable against the Company or any of its Subsidiaries, as applicable, in accordance with its terms. As of the date hereof, neither the Company nor any of its Subsidiaries, or to the Sellers’ Knowledge, any other party to any Material Contract is in material breach of, or material default under, any Material Contract. No event has occurred or circumstance exists which, with or without notice or lapse of time or both, would constitute a breach or default, in any material respect, by the Company or its Subsidiaries or, to the Sellers’ Knowledge, any other party thereunder, or would permit termination, modification or acceleration of (or under the terms of), any Material Contract. During the past four (4) years, neither the Company nor its Subsidiaries has received or given written notice that any party to a Material Contract is in breach or default under any Material Contract or intends to cancel, not renew or terminate such Material Contract.

4.16	Intellectual Property.

(a)

The Company and its Subsidiaries (as applicable) are the sole and exclusive, unrestricted legal and beneficial owners of the Group Owned IP, in each case free and clear of all Liens and other adverse claims.

(b)

The Company or any of its Subsidiaries is the registered proprietor of, or applicant in respect of, each item of the Group Registered IP, and is registered with the relevant registry as the registrant of each Group Domain Name. The Company or its Subsidiaries have paid all application, maintenance, renewal and other official fees in respect of each item of Group Registered IP and each Group Domain Name in full and on time (except if intentionally abandoned). Except as set forth in Schedule 4.16(b), no act is required within one hundred and twenty (120) days of the Closing Date the omission of which would jeopardize the prosecution, registration, granting, issuance, maintenance or renewal of any Group Registered IP or any Group Domain Name. All Group Registered IP is subsisting, valid and enforceable.

(c)

Schedule 4.16(c) of the Disclosure Schedule sets forth complete, true and correct lists of: (i) all Group Registered IP, specifying for each item (1) the relevant owner, (2) the jurisdiction of registration, grant or issuance or in which an application for registration, grant or issuance has been filed, (3) the registration, grant or issuance number (if applicable) and the application number, and (4) the registration, grant or issuance date (if applicable) and the filing/application date; (ii) all Group Domain Names, specifying for each Domain Name (1) the relevant owner and (2) the renewal fee due date; and (iii) all Group Owned Software (by name and version number).

(d)

Each of the Company and its Subsidiaries owns (solely and exclusively), or has the right to use, and, to the extent that each of them does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, exclusively and non-exclusively license, and dispose of, all of the Group IP. The Group IP constitutes all the Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as of the Closing Date and thereafter, in the manner in which it is presently conducted.

(e)

Expect as set forth in Schedule 4.16(e) of the Disclosure Schedule, each of the Company and its Subsidiaries has secured from all of its current and former consultants, employees and contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Group Owned IP unencumbered and unrestricted exclusive ownership of all such Person’s Intellectual Property in such contribution that the Company or the applicable Subsidiary does not already own by operation of law, and such Person has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company and the applicable Subsidiary has obtained proprietary information and invention disclosure and assignment agreements substantially in the form provided to the Purchaser from all current and former employees, consultants and contractors of the Company or any of its Subsidiaries, waiving all moral rights (to the extent applicable), and waiving any right or interest in and to any royalty or other remuneration provided by local custom, administrative regulation, governmental statute or otherwise (including under Section 134 of the Israeli Patent Law, 1967 and any other Applicable Legal Requirement). No current or former employee, consultant or contractor of the Company or any of its Subsidiaries has made or threatened to make any claim relating to any rights that they have or may have in or in connection with (i) any Group Owned IP or (ii) any inventions made by any of them in the course of their employment or retention by, relationship with, or service to, the Company or any of its Subsidiaries, and, to the Sellers’ Knowledge, there are no such rights and no grounds for any such claim.

(f)

To the Sellers’ Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other Person by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any of its Subsidiaries or using know-how, trade secrets or proprietary information of others without permission; or (ii) has developed any technology, Software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any Person any rights (including Intellectual Property) in or to such technology, Software or other copyrightable, patentable or otherwise proprietary work.

(g)

No Group Owned Software incorporates, or is derived or developed from, combined with, linked to, otherwise based on, or distributed with, and the Company and its Subsidiaries have not used and are not using, any Open Source Software in a manner that entails, could entail or purports to entail (including as a requirement for or condition of use, modification, distribution or making available of, the relevant Open Source Software): (i) an obligation (1) to disclose, distribute, deliver, license, or make available the source code for any Group Owned Software (or any material part thereof) to any Person or (2) to redistribute any Group Owned Software (or any material part of it) at no charge; or (ii) any other limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, exploit, distribute or make available any group Owned Software (or any material part thereof).

(h)

Expect as set forth in Schedule 4.16(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Sellers’ Knowledge, any Person acting on behalf of the Company or any of its Subsidiaries, has disclosed or delivered, or permitted the disclosure or delivery of, any Group Owned Software Source Code to any escrow agent or other Person, except in the ordinary course of business to any Person involved in the development of Software for the Company or any of its Subsidiaries for the sole purpose of such development pursuant to a valid and enforceable written agreement prohibiting use or disclosure. Neither the Company nor any of its Subsidiaries is a party to any Contract pursuant to which the Company or any of its Subsidiaries may be required to deposit, with an escrow agent or other party, any Group Owned Software Source Code.

(i)

To the Sellers’ Knowledge, no Action is pending or has been threatened in writing, alleging that (i) the operation of the business of the Company Group has Infringed or, in the manner and to the extent currently conducted, is Infringing any Intellectual Property of any Person; or (ii) contests or challenges (1) the validity, enforceability or ownership of any Group Owned IP; or (2) the right of the Company or any of its Subsidiaries to use, exploit, license or sub-license any Group Owned IP or the subject matter of any Group Owned IP To the Sellers’ Knowledge, no circumstances exist which are likely to give rise to any such Action.

(j)

No Infringement or similar Action is, to the Sellers’ Knowledge, pending or threatened against any Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries with respect to any such Action, and neither the Company nor any of its Subsidiaries has received written notice or, to the Sellers’ Knowledge, any other communication requesting, claiming, or demanding any of the foregoing with respect to any such Action.

(k)

Neither the Company nor any of its Subsidiaries has notified any Person, or issued any legal or administrative proceeding, in each case directly or through another Person, alleging that any Person is Infringing any Group Owned IP.  To the Sellers’ Knowledge, no third party is Infringing any Group Owned IP in any material respect.

(l)

No (i) government funding, (ii) facilities of a university, college, other educational institution or research center, or (iii) funding from any Person was used in the development of any Group Owned IP. There exists no governmental prohibition or restriction on the use, sale, license, assignment, lease, transfer or securitization of any Group Owned IP in any jurisdiction in which the Company or any of its Subsidiaries currently conducts or has conducted business or on the export or import of any such Group Owned IP from or to any such jurisdiction. No current or former employee, consultant or contractor of the Company or of any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Owned IP which were assigned to any customer of the Company or any of its Subsidiaries (in accordance with the Contract between the Company or the relevant Subsidiary and such customer), has performed services for any government, military, university, college or other educational institution or research center during a period of time during which such employee, consultant or contractor was also performing services for the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have ever applied for or received any grants, incentives (including tax incentives) and subsidy programs from any Governmental Authority, including without limitation from the National Authority for Technological Innovation (previously known as the Office of Chief Scientist of Israel’s Ministry of Economy and Industry).

(m)

Expect as set forth in Schedule 4.16(m) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or has ever been, a member or promoter of, or a contributor to, any industry standards body, consortium, or open source organization or any similar organization that requires or obligates the Company or any of its Subsidiaries, to grant or offer to any other Person any licence or right under or to any Group Owned IP or covenant not to sue another Person based upon any group Owned IP.

(n)

The Company and all Subsidiaries have at all times taken, and are taking, all steps that are reasonably required to protect and maintain the secrecy and confidentiality of all confidential information, know-how and trade secrets owned or held by the Company or any of its Subsidiaries, including by requiring each current and former employee of the Company or any of its Subsidiaries and each current or former consultant, contractor and other Person with access to any such confidential information, know-how or trade secret to execute a binding confidentiality agreement, and has not disclosed any of its confidential information, know-how and trade secrets to any Person except under written terms that provide full protection for such confidential information, know-how or trade secrets.

(o)

Expect as set forth in Schedule 4.16(o) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Sellers’ Knowledge, any other Person has granted or is obliged to grant an exclusive licence or other exclusive right or permission to use, exploit, license, or sub-license with respect to any Group Owned IP.

(p)

Neither the execution, delivery, or performance of this Agreement nor any related document nor the consummation of the transaction contemplated by this Agreement or any transaction contemplated by any of the related document will cause the loss of any Group Owned IP or result in a breach, default, suspension, cancellation, termination or variation of, or give rise of any other party to suspend, cancel, terminate or vary, any IP Contract that is material to the business of the Company or any of its Subsidiaries.

4.17	Information Technology.

(a)	The ICT Systems are owned by the Company or its Subsidiaries or are validly licensed, leased or supplied under any ICT Contracts to the Company or its Subsidiaries.

(b)	Each of the Company and its Subsidiaries has and will have after the Closing Date, full and unrestricted access to, and use of, all ICT Systems and all ICT Data.

(c)

The ICT Systems are in full working order and are functioning properly, are sufficient and fit for the purposes of carrying on the business of the Company and its Subsidiaries, have been and are being properly and regularly maintained and replaced, have sufficient scalability, capacity, functionality and performance to meet the present and the reasonably projected requirements of the respective business of the Company and its Subsidiaries, and to the Sellers’ Knowledge, are in all material respects, free from defects in design, material and workmanship.

(d)

In the past four (4) years, to the Sellers’ Knowledge, there have been no security breaches, breakdowns, malfunctions, failures, disruptions, impairments or other defects in any of the ICT Systems that has had any material adverse effect on the business of the Company or any of its Subsidiaries or any of their customers or clients, and no Person has gained unauthorised access to any of the ICT Systems or any ICT Data, and no ICT Data have been lost, damaged or corrupted or have been accessed, deleted, copied, used or modified without authorisation, in each case above, in a manner that would have a material adverse effect on the business of the Company or any of its Subsidiaries or any of their customers or clients.

(e)	To the Sellers’ Knowledge, all ICT Systems Assets do not contain any Harmful Code.

(f)

The Company and its Subsidiaries have taken commercially steps necessary, including operating appropriate data storage and disaster recovery plans, to ensure that, in the event of a security breach, breakdown, malfunction, failure, disruption, impairment or other defect of any of the ICT Systems (whether due to natural disaster, power failure or otherwise), all material ICT Data is recoverable and available at any time and the business of the Company and its Subsidiaries can continue to be conducted in the normal course without material disruption or interruption and within a commercially reasonable period of time.

4.18	Employees.

(a)

Except as set forth in Schedule 4.18, No employees of the Company or its Subsidiaries are or ever been represented by any labor union or other Employee Representatives or covered by any Collective Bargaining Agreement, other than collective agreements (Heskemim Kibutziyim) and extension orders (Tzavei Harchava) applicable to the majority of employees in Israel, and there are no pending or threatened and, during the past four (4) years have been no, material organizational activities, Employee Representatives’ elections or campaigns or demands for recognition or certification by Employee Representatives seeking to represent employees of the Company or its Subsidiaries. As of the date hereof, there is no pending, or to the Sellers’ Knowledge, threatened, nor has there been for the past four (4) years, any labor dispute, strike, slowdown, industrial action, stoppage of work or lockout other than those which have not had, individually or in the aggregate, in a material liability to the Company or its Subsidiaries or a material disruption to the operations of the Company or its Subsidiaries.

(b)

All amounts that the Company or its Subsidiaries are legally or contractually required either (i) to deduct from the employees’ salaries and/or to transfer to the employees’ pension, pension fund, pension insurance fund, education fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance; or (ii) to withhold from the current employees’ salaries and benefits and to pay to any government entity have, in each case, been duly deducted, transferred, withheld and paid. The Company’s liability towards its employees regarding severance pay, accrued vacation and contributions to all Employee Benefit Plans are fully funded or if not required by any source to be funded are accrued on the Financial Statements, except as would not have a Material Adverse Effect.

(c)

The Company and its Subsidiaries are, and during the past four (4) years were, in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, occupational safety and health, affirmative action, wages, overtime, benefits, illness payments, bonuses and other compensation matters and terms and conditions of employment related to the current employees.

(d)

The Company and its Subsidiaries have not received notice of complaints, charges or claims and, to the Sellers’ Knowledge, no such complaints, charges, investigation of any kind or claims are threatened based on, arising out of, in connection with or otherwise relating to the employment or engagement or termination of employment or engagement or failure to employ or engage by the Company or its Subsidiaries, of any individual. There are no controversies pending or, to the Sellers’ Knowledge, threatened, between the Company, or any of its Subsidiaries and any of their current or former employees or contractors, which controversies have or would reasonably be expected to result in a legal proceeding before.

(e)

All past and present employees of the Company and its Subsidiaries have executed the Company’s employment agreement (or notification regarding employment terms, according to applicable law), and restrictive covenants’ agreement substantially in the standard form of the Company or its Subsidiaries as in effect from time to time and made available to Purchaser. No current or former permanent employee or contractor of the Company or any if its Subsidiaries is or has been engaged by the Company or its Subsidiaries without a written contract or did not execute an agreement concerning intellectual property, confidentiality and non-compete.

(f)

Schedule 4.18(f) of the Disclosure Schedule is a true, correct and complete list of all employees of the Company and its Subsidiaries, including each employee’s name and title, work location, employing entity, date of hire or engagement, actual scope of employment (e.g., full or part-time or temporary), overtime classification (e.g., exempt or non-exempt), prior notice entitlement, salary and any other compensation and benefits, payable, maintained or contributed to or with respect to which any potential liability is borne by the Company or its Subsidiaries (whether now or in the future) to each of the listed employees and including but not limited to the following entitlements: bonus (including type of bonus, calculation method and amounts received in 2023-2024), deferred compensation, commissions (including calculation method and amounts received in 2023-2024) global overtime payment, status (hourly or salary), vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, other incentive payments, recuperation pay entitlement and accrual, pension arrangement or any other provident fund (including managers’ insurance, pension fund and further education fund), their respective contribution rates and the salary basis for such contributions, whether such employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Other than their salaries, the employees of the Company are not entitled to any material payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. The Company has not made any promises or commitments, whether in writing or not, to any of its employees or former employees in writing, with respect to any future changes or additions to their compensation or benefits, as listed in Schedule 4.15(f) of the Disclosure Schedule. Details of any  Person (above USD75,000 per year) who has accepted an offer of employment made by the Company or its Subsidiaries but whose employment has not yet started and any employee who was provided with or who received a notice of termination of his or her employment in the last twelve (12) months prior to the signing date of this Agreement are contained in Schedule 4.15(f) of the Disclosure Schedule.

(g)

Set forth in Schedule 4.15(g) of the Disclosure Schedule is a true and complete list of all present independent contractors and consultants engaged for over 20 hours per month (“Contractors”) to the Company and its Subsidiaries, and includes each Contractor’s name, date of commencement, notice period and rate of all regular compensation and benefits, bonus or any other compensation payable.  No promises or commitments made to any of the Company Contractors, whether in writing or not, with respect to any future changes or additions to their compensation or benefits listed in Schedule 4.15(g) of the Disclosure Schedule. Except as set forth in Schedule 4.15(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any misclassification of any employee for any other purpose. All current and former Contractors have received all rights to which they are and were entitled according to any applicable legal requirements or contract with the Company. Neither the Company nor any of its Subsidiaries is engaged with any personnel through manpower agencies.

(h)

To the Sellers’ Knowledge, no current employee or Contractor is in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business of the Company Group or to the use of trade secrets or proprietary information of others.

4.19	Employee Benefit Plans.

(a)

Set forth in Schedule 4.19(a) of the Disclosure Schedule is an accurate and complete list of each material Employee Benefit Plan maintained by the Company and/or its Subsidiaries, other than offer letters or employment agreements for “at-will” employment that do not provide severance.

(b)

Each Employee Benefit Plan is in all material respects in compliance with all applicable Laws and has been administered and operated in all respects in accordance with its terms, except for any failure to so comply, administer or operate that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)

Each Employee Benefit Plan that is capable of being formally approved or qualified by, or registered with, the appropriate taxation, social security, supervisory, fiscal or other applicable governmental authority in the relevant jurisdiction, in order to obtain tax approved, favoured or qualified status in such jurisdiction, has been so approved, qualified or registered and no act or omission has occurred which may cause such approved, qualified or registered status to be withdrawn.

(d)

Except as set forth in Schedule 4.19(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), will (i) entitle any employee (or any group of employees) to any extraordinary payment under any Employee Benefit Plan; (ii) increase the amount of compensation or benefits due to any employee under any Employee Benefit Plan; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any employee; or (iv) result in any parachute payment (whether or not such payment is considered to be reasonable compensation for services rendered) paid to any employee under any Employee Benefit Plan.

(e)	No claim, action, litigation, examination, investigation or Proceeding has been made, commenced or, to the Sellers’ Knowledge, threatened, with respect to any Employee Benefit Plan.

4.20	Obligations to Related Parties.

(a)

No shareholder, officer or director of the Company Group, or to the Sellers’ Knowledge, any individual of such Person’s immediate family, or any entity in which any of such Persons owns any controlling interest, has any material agreement with any member of the Company Group (other than employment and equity arrangements) or has any material interest in any property used by any of the members of the Company Group.

(b)

Except as set forth in Schedule 4.20 of the Disclosure Schedule, no indebtedness (actual or contingent) and no contract or arrangement is outstanding between any Group Company and any member the Seller Related Parties’.

4.21	Environmental Matters.

(a)

With respect to the operations of the Company Group, the Company Group is, as of the date hereof, in compliance in all material respects with all applicable Environmental Laws and, to the Sellers’ Knowledge, there are no facts or circumstances that may reasonably lead to any breach of, liability under or impact arising by, for or on the Company Group under or due to any Environmental Laws.

(b)

Except as set forth in Schedule 4.21(b) of the Disclosure Schedule, the Company Group has obtained, holds and has in the past five (5) years complied with all applicable Environmental Permits. All Environmental Permits are in full force and effect, and, to the Sellers’ Knowledge, there are no facts or circumstances that may reasonably lead to the revocation, suspension, termination, variation or non-renewal of, or the inability to transfer, any Environmental Permit, or which would prevent compliance with any Environmental Permit. There are no conditions in any Environmental Permit and no facts or circumstances in relation to any Environmental Permit which are likely to require any material expenditure in relation to compliance.

(c)

As of the date hereof, there is no Proceeding or any other claim pursuant to Environmental Law pending or, to the Sellers’ Knowledge, threatened against the Company or any of its Subsidiaries and during the past four (4) years, there have not been any such Proceedings or claims to which the Company or any of its Subsidiaries was a party.

(d)

No member of the Company Group has received any written notice of noncompliance relating to any property owned, operated or leased by the Company Group or its past or present operations with Environmental Laws, or of a release of Hazardous Materials resulting from their operation of their business, in each case that has resulted in or would reasonably be expected to result in a liability under Environmental Laws.

(e)

To the Sellers’ Knowledge, there have not been in the past four (4) years, and are not now any Hazardous Materials on, at, in, under, or migrating to or from, any property owned, operated or leased by the Company Group that could reasonably be expected to result in liability under Environmental Law.

(f)

Except as set forth in Schedule 4.21(f) of the Disclosure Schedule, there are, and have been in the past five (5) years, no landfills, underground storage tanks or uncontained or unlined storage treatment or disposal areas for any Hazardous Materials (whether permitted by Environmental Laws or otherwise) present or carried out at, on or under any property owned, operated or leased by the Company Group, and so far as the Seller is aware no such operations are proposed.

(g)

The Seller has disclosed to Purchaser’s counsel full copies from the past four (4) years of the following material, if applicable: (a) all current Environmental Permits and communications with regulatory or enforcement authorities with regard to or in connection with Environmental Permits, (b) insurance policies covering matters relating to the Environment, and (g) copies of waste disposal contracts, as relating to the Company Group and dated within the last (3) three years.

4.22	Privacy and Data Security

(a)

Except as set forth in Schedule 4.22 of the Disclosure Schedule,to the Sellers’ Knowledge, each member of the Company Group, has at all times, during the past two (2) years, materially complied with applicable Privacy Laws. To the Sellers’ Knowledge, none of the members of the Company Group has received in the two (2) years prior to the date of this Agreement any written notice of any investigations or claims relating to, or been charged with, any violation of, any Privacy Laws.

(b)

To the Sellers’ Knowledge, during the past two (2) years, (i) there have been no material breaches, security incidents, misuse of, or unauthorized Processing of, access to, or disclosure of, any Personal Information in the possession, custody, or control of any member of the Company Group (each, a “Personal Information Breach”); and (ii) no member of the Company Group has provided or been legally required to provide any notices to any Person in connection with any Personal Information Breach.

4.23	Sanctions and Export Laws

(a)

None of the Company, its Subsidiaries, nor, to the Sellers’ Knowledge: (x) any shareholder of the Company, and, (y) any other Person acting for or on behalf of the Company, or on behalf of any of its Subsidiaries: (i) is a Sanctions Target, (ii) is, or has engaged in any activity or conduct that would reasonably result in designation as a Sanctioned Target, (iii) has conducted or engaged, nor conducts or engages, in any conduct, activities, sales, purchases, transactions, business, dealings or deliveries in or with or to or from any Sanctioned Country or with, or on behalf of, or for the benefit of any Sanctions Target; or (iv) is a person with whom transactions are otherwise prohibited under applicable International Trade Laws.

(b)

The Company, its Subsidiaries, and, to the Sellers’ Knowledge, (i) any shareholder of the Company, and (ii) any other Person acting for or on behalf of the Company, or on behalf of any of its Subsidiaries are not now, and have not been, the subject of any actual or, to the Sellers’ Knowledge, asserted or threatened charge, Proceeding, investigation, administrative enforcement, civil or criminal penalty or inquiry with respect to potential or actual violations of any International Trade Laws.

(c)

The Company, its Subsidiaries, and to the Sellers’ Knowledge, (i) any shareholder of the Company, and (ii) any other Person acting for or on behalf of the Company, or on behalf of any of its Subsidiaries have not made any disclosure (voluntary or involuntary) related to any violations of International Trade Laws to any Governmental Authority or Sanctions Authority.

(d)

The Company and each of its Subsidiaries have conducted in the past four (4) years their export and other transactions in compliance in all material respects with the Specified Business Conduct Laws or other applicable laws related to or governing export, import and other trade compliance requirements.

(e)

Neither the Company nor any Subsidiary thereof has exported, re-exported or transferred any goods, software, technology, software source code or services, to any country/territory or person, or for any end use, for which the United States Government, the Israeli Government or any other Governmental Authority requires an export license or any other governmental authorization, without first obtaining the export license or the applicable governmental authorization, in each case, to the extent that such requirements apply to the Company or a Subsidiary thereof under applicable law.

(f)

Without limiting the foregoing, in the past four (4) years, all exports and imports by the Company have been made, in all material respects, in compliance with Applicable Legal Requirements and any commitments under the applicable Contracts. The Company and each of its Subsidiaries has, in the past four (4) years, obtained all Permits, export and import licenses, certificates, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, licensing agreements, declarations and filings with or from any Governmental Authority or Sanctions Authority required (A) for the provision, marketing, export, import, re-export, transfer, making available, supply or delivery of any services, goods, software, software source code, or technology; (B) to comply with any applicable Contracts; and (C) the lawful conduct of the Business and to own, lease or operate any properties and assets used in the conduct of the Business by the Company and each of its Subsidiaries (collectively, “Material Permits”). For the avoidance of doubt, any authorizations or agreements issued or executed under the International Traffic in Arms Regulations (the “ITAR”), Export Administration Regulations (the “EAR”) or by the Israeli Ministry of Defense or the Israeli Ministry of Economy are included within the term Material Permits; (ii) the Company and each of its Subsidiaries is in compliance, in all material respects, with the terms of all applicable Material Permits and all such Material Permits are valid, current and in full force and effect, (iii) there are no pending Proceedings or, to the Sellers’ Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Material Permits, (iv) to the Sellers’ Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims and (v) no Material Permits are required for the transfer of export licenses to Purchaser or the Company, except for such Material Permits that can be obtained without material cost and time delay.

(g)

The Company made full disclosure to the Purchaser of all material correspondence in the past four (4) years with any Governmental Authority or Sanctions Authority relating to the export control classification of its products, enforcement matters, or any other inquiries, requests or communications.

(h)

Except as set forth in Schedule 4.23(h) of the Disclosure Schedule, the Business does not involve the use or development production or transfer of, or engagement in, encryption items (including services, goods, software, technology, or software source code) whose development, commercialization, use, provision, transfer, import, export, or any other activity whatsoever is restricted under the Laws of the United States, State of Israel, European Union or its Member States or the United Kingdom and to conduct the Business, neither the Company nor any of its Subsidiaries is or has been under any obligation to obtain (1) any approvals from or submit any registrations to the U.S. Department of Commerce Bureau of Industry and Security, the U.S. Department of State Directorate of Defense Trade Controls; or (2) any licenses from the Israeli Ministry of Defense or any authorized body thereof, including without limitation, pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other legislation regulating the development, commercialization or export of technology.

(i)	The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws.

4.24	Corrupt Practices

(a)

None of the Company nor any of its Subsidiaries, or, to the Sellers’ Knowledge, Representative and any other Person acting for or on behalf of the Company, or on behalf of any of its Subsidiaries, has:

(i)	breached or contravened, in any material respect, any Anti-Bribery Laws or any Anti-Money Laundering Laws;

(ii)	established or maintained, directly or indirectly any material fund or asset that has not been accurately recorded in the books and records of the Company or any of its Subsidiaries, as applicable; or

(iii)

been the subject of, or received written notice of, any Proceedings by any Governmental Authority related to potential, alleged or actual violations of any Anti-Bribery Laws or any Anti-Money Laundering Laws, and nor has the Company conducted or initiated an internal investigation or made a voluntary or other disclosure to a Governmental Authority relating to the same.

(b)

No governmental official and no close relative or family member of a governmental official (i) holds an ownership or other economic interest, direct in the Company or any of its Subsidiaries, (ii) serves as a representative of the Company or any of its Subsidiaries, or (iii) will receive any direct economic benefit from the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.

(c)

To the Sellers’ Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s activities that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, Proceedings or other court actions under any applicable laws, including but not limited to any Anti-Bribery Laws or any Anti-Money Laundering Laws.

(d)

The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of any Anti-Bribery Laws or any Anti-Money Laundering Laws, and designed to prevent any violation of any Anti-Bribery Laws or any Anti-Money Laundering Laws by the Company, or by persons or entities associated with it.

4.25	Brokers or Finders.

Other than as listed on Schedule 4.21, no broker, finder, agent or similar intermediary has acted for or on behalf of the Sellers, the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby and thereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company or its Subsidiaries.

4.26	Material Customers and Suppliers; Trading.

(a)

Schedule 4.26(a) of the Disclosure Schedule sets forth a true, correct and complete list of (i) the top 10 largest customers based on the Company’s accounting systems (the “Material Customers”) of the Company Group for the period starting on January 1, 2023, and ending on December 31, 2023, based on sales to such customers during such period. The Company has not received any written notice that any of the Material Customers have ceased or substantially reduced, or will cease or substantially reduce, use of products of the Company.

(b)

Schedule 4.26(b) of the Disclosure Schedule sets forth a true, correct and complete list of (i) the top 10 largest suppliers or service providers based on the Company’s accounting systems (the “Material Suppliers”) of the Company Group for the period starting on January 1, 2023 and ending on December 31, 2023, based on purchases from such supplier or service provider during such period. The Company has not received any written notice that there has been any material change in the price of the supplies or services provided by any Material Supplier, or that any Material Supplier will not sell supplies or services to the relevant member(s) of the Company Group at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the relevant member(s) of the Company Group, subject to general and customary price increases.

(c)

The inventory (including work in progress) of each Group Company is in good condition and the amount of inventory (including work in progress) of each Group Company is appropriate and normal for such Group Company’s current level of business and none is obsolete, slow moving, unusable or unmarketable, except as reflected in applicable disclosures in Company’s financial statements.

(d)	No Group Company carries on business under any name other than its own corporate name.

4.27	Warranties.

Other than any ongoing warranty-related services provided in the ordinary court, se of businesshere are no pending material claims, or any claims threatened, against the Company or any of its Subsidiaries, and during the past five (5) years there have not been any such claims, to which the Company or any of its Subsidiaries was a party, for warranty, material back charge, rejection of deliverables, products or services, penalties and liquidated damages, material additional work, or other claims for damages against the Company or any of its Subsidiaries by any third party (whether based on Contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the Company’s deliverables, products or services rendered, provided or delivered thereby. All Company’s deliverables, products or services rendered, provided or delivered have been in conformity in all material respects with all commitments under Contracts and all express and implied warranties made with respect thereto. No services or products provided by the Company or any of its Subsidiaries are subject to any guaranty, warranty, or other indemnity beyond the terms and conditions of sale that have been made available to Purchaser, and the Company is not responsible for the performance or conformity of any deliverables, products or services rendered, provided or delivered prior to the Closing, beyond the terms and conditions of sale that have been made available to Purchaser or as set forth in applicable law.

4.28	Insurance.

All insurance policies pertaining to the Business of the Company are listed on Schedule 4.28 and are in full force and effect on the date hereof and will remain in full force and effect at least until the Closing Date, and there has been no delay in payment of any due premiums due with respect thereto.  Such insurance policies are appropriate for the nature of the Business of the Company, and such insurance policies satisfy, in all material respects, all requirements of Applicable Legal Requirements and the Company’s obligations under any Contract which requires insurance coverage. The Company has made available to Purchaser true, correct and complete copies of such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled or not renewed within the last four (4) years and no threat has been made to cancel or not renew any insurance policy of the Company or any of its Subsidiaries. The Company has made available to Purchaser: (i) a complete insurance claims history during the four (4) years ending on the Closing Date (including claims under former policies); and (ii) a list of all pending insurance claims (including such claims made under any former policies). None of the insurers under any such insurance policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer. Other than as set forth in the claims history above, there are no known claims or circumstances that reasonably could be expected to give raise to a claim under any of the polices set forth in Schedule 4.28 or under former policies.

4.29	Representations and Warranties Complete.

The Company is not aware of any fact, condition or circumstance that may materially and adversely affect the assets, liabilities, business, prospects, condition or results of operations of the Company Group that has not been previously disclosed to Purchaser in writing. Neither this Agreement, any of the Schedules, any of the Exhibits hereto nor any documents or any certificate delivered by the Sellers or the Company to the Purchaser at the Closing Date pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers, as of the date of this Agreement and (unless otherwise specified) as of the Closing Date, as follows:

5.1	Organization, Good Standing and Power.

The Purchaser is duly organized, validly existing and in good standing under the Laws of New Jersey, United States of America and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

5.2	Authority; Execution and Delivery; Enforceability.

The Purchaser has full power and authority to, and has taken all corporate and other action necessary to, execute and deliver this Agreement and all other instruments and agreements to be delivered by the Purchaser, as the case may be, as contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and all other instruments and agreements to be delivered by the Purchaser as contemplated hereby and the consummation by the Purchaser of the Acquisition and the other transactions contemplated hereby, and performance by the Purchaser hereunder, have been, and in the case of documents required to be delivered at the Closing will be, duly authorized and approved by all necessary corporate, or other, action, and no further action is required in connection therewith. The Purchaser has duly executed and delivered this Agreement, and will duly execute and deliver all other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby. This Agreement and all other instruments and agreements to be delivered by the Purchaser as contemplated hereby constitutes the Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).

5.3	No Conflicts; Consents.

The execution and delivery by the Purchaser of this Agreement and all other instruments and agreements to be delivered by the Purchaser as contemplated hereby does not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, and the compliance by the Purchaser with the terms hereof, and performance by the Purchaser hereunder and thereunder, will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of: (a) the governing documents of the Purchaser; (b) any judgment applicable to the Purchaser or its properties or assets; (c) any applicable Law, or (d) result in a breach under any agreement or instrument to which the Purchaser is a party, other than, in the case of clauses (b) through (d) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an adverse effect on the Purchaser’s ability to consummate the Acquisition and the other transactions contemplated hereby. Except for the filing of such notices as may be required under applicable securities Laws and for the Relevant Antitrust/FDI Approvals, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby.

5.4	Litigation.

There is no Proceeding, arbitration, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Authority or any arbitrator or arbitration panel, pending or, to the Purchaser’s Knowledge, threatened against the Purchaser which seeks to prevent or delay the consummation of the Acquisition and the other transactions contemplated hereby.

5.5	Investment Intent; Restricted Securities.

The Purchaser is acquiring the Purchased Shares solely for the Purchaser’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Purchased Shares or dividing its participation herein with others.

5.6	Brokers or Finders.

The Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby except those to be paid entirely by the Purchaser.

5.7	Adequacy of Funds.

At Closing, the Purchaser will have adequate financial resources to satisfy its monetary obligations under this Agreement and any of the transactions contemplated hereby including, without limitation, the obligation to pay the Purchase Price in accordance herewith. The Purchaser understands and acknowledges that under the terms of this Agreement, the Purchaser’s obligations are not in any way contingent upon or otherwise subject to the Purchaser’s consummation of any financing arrangements, Purchaser’s obtaining of any financing or the availability, grant, provision or extension of any financing to Purchaser.

5.8	Solvency.

To the Purchaser’s Knowledge, no insolvency proceedings of any kind have been filed against the Purchaser which seeks to, or could reasonably be expected to, to prevent or delay the consummation of the Acquisition and the other transactions contemplated hereby. The Purchaser is not insolvent or unable to pay its debts as and when they fall due.

5.9	Independent Investigation.

The Purchaser acknowledges that it has (i) conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries; (ii) been provided with and/or given reasonable access to material information and documents relating to the proposed transaction, including material books, records and contracts of the Company and has been provided with an opportunity to obtain any additional information concerning the Purchased Shares, the Company, its assets and its financial and technical matters and other relevant information, all as included in the Data Room; (iii) been provided with access to, and has received the information it considered necessary or appropriate for deciding whether to purchase the Purchased Shares; and (iv) consulted, to the extent deemed appropriate by the Purchaser, with its own advisors, as to the financial, tax and legal consequences and related matters in connection with the purchase of the Purchased Shares. In making its decision to execute and deliver this Agreement, and to consummate the Acquisition, the Purchaser has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers and/or the Company or any of their respective representatives (except the specific representations and warranties of the Sellers and/or the Company set forth in Section 3 and Section 4).

5.10	Absence of Certain Business Practices

(a)

The Purchaser and its directors, officers, employees, Affiliates and, to Purchaser’s Knowledge, any other Persons acting on their behalf, in connection with the operation of the business of the Purchaser, in each case are in material compliance with all applicable Specified Business Conduct Laws and are not knowingly engaged in any activity that would reasonably be expected to result in the Purchaser becoming the subject or target of any sanctions administered by the U.S. government, the State of Israel, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, or the European Union. For purposes of this subsection (a), a person shall be deemed to have “Knowledge” with respect to conduct, circumstances or results if such person is actually aware of the existence of such conduct, circumstances or results.

(b)

The Purchaser has not (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to, any material actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to its Knowledge, threatened in writing, Proceeding or investigation by or before any Governmental Authority related to any material actual or potential violation of any Specified Business Conduct Law. The Purchaser, and to Purchaser’s Knowledge, any of its officers, employees, or agents is not the subject or target of any sanctions or the target of restrictive export controls administered by the U.S. government, the State of Israel, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union.

(c)

The Purchaser has not been convicted of any criminal offence and has not violated the Defense Export Law, the regulations enacted thereunder or any license or permit issued thereunder, and there is no impediment for the Purchaser to act as a “controlling shareholder” of a holder of a license issued under the Defense Export Law.

6.	COVENANTS

6.1	Conduct of Business.

(a)

Except as expressly required by the terms of this Agreement, applicable law or as otherwise consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement and until the earlier of the Closing or the termination of this Agreement pursuant to Section 8, the Company shall, and shall cause its Subsidiaries to, conduct and operate the business of the Company (including its working capital and cash management practices) in the usual, regular and ordinary course of business in substantially the same manner as previously conducted and consistent with past practice. The Company shall, and shall cause its Subsidiaries to, (i) pay all of its debts and Taxes when due, subject to good faith disputes with the relevant Tax Authority over such debts or Taxes, (ii) pay or perform its other obligations when due, (iii) use commercially reasonable efforts consistent with past practices and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (iv) sell products or services consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with IFRS requirements as to revenue recognition and (v) use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

(b)

In addition (and without limiting the generality of the foregoing), subject to applicable Law, other than as set forth in Schedule4.9(c) of the Disclosure Schedule, the Company shall not do, and shall cause its Subsidiaries not to do (references to the Company in this Section shall be considered references to each member of the Company Group), (or suffer to exist) any of the following between the date hereof and the Closing Date or the termination of this Agreement pursuant to Section 8 without the prior written consent of the Purchaser (which, in respect of sub-Sections (ix), (x), (xi) and (xxvii) only, consent shall not be unreasonably withheld, conditioned or delayed):

(i)	amend or otherwise modify in any respect the Articles of Association, bylaws or similar organizational document of the Company;

(ii)

either: (A) issue, sell, pledge, grant, transfer or otherwise dispose of (or authorize the issuance, sale, pledge, grant, transfer or other disposition); or (B) create, permit, allow or suffer to exist any Lien in respect of: (I) any shares or other ownership or voting interest in, the Company or any other securities convertible into or exchangeable or exercisable for any shares of the Company (or derivative securities thereof), other than the issuance of shares upon the exercise of any options, warrants or other rights of any kind to acquire any shares of the Company which were granted prior to the date hereof; or (II) any options, warrants or other rights of any kind to acquire any shares of the Company, or any other ownership or voting interest (including any phantom interest), of the Company;

(iii)

sell, transfer, lease, license or otherwise dispose of (A) any real or personal property or other assets of the Company, other than in the ordinary course of business; or (B) any Company Intellectual Property, other than granting non-exclusive licenses to use the Company Intellectual Property in the ordinary course of business;

(iv)	create any Lien or redeem or release any Lien or give any guarantees or indemnities, other than in the ordinary course of business;

(v)

make any payment or transfer any assets to, or enter into any contract with, the Sellers or any Affiliate of the Sellers (other than contracts entered into in the ordinary course of business with portfolio companies on an arm’s length basis and terms consistent with past practice);

(vi)	declare, make or pay any dividend or other distribution.

(vii)	make any change with respect to the Company’s accounting practices, policies, principles, methods or procedures, including revenue recognition policies, other than as required by IFRS;

(viii)	discontinue or cease to operate all or any part of its business;

(ix)	prior to January 1, 2025, make any variation to the terms and conditions of employment of any employee earning ($25,000) per annum or more;

(x)

following January 1, 2025, make any variation to the terms and conditions of employment of any employee earning ($100,000) per annum or more other than salary increases in the usual course and at normal market rates;

(xi)

appoint, employ or offer to appoint or employ any person at a rate of remuneration per annum in excess of ($150,000) individually or which together with all other such appointments or offers made between the date of this Agreement and Closing increases expenditure by ($500,000) in aggregate;

(xii)	dismiss any key employees or, directly or indirectly, induce or attempt to induce any key employee to terminate his employment;

(xiii)	other than in the ordinary course of business, make any large scale redundancies of the Company Group’s employees;

(xiv)

borrow money or incur any indebtedness, excluding for the avoidance of doubt utilisation in the ordinary course of business of the Company Group’ existing loan facilities which are being repaid at Closing pursuant to this Agreement;

(xv)	grant any loan, advance or capital contribution to any other person other than in the ordinary course of the business and consistent with past practice;

(xvi)	reduce its share capital or purchase or redeem its own shares;

(xvii)	fail to take any action to maintain in force any of its insurance policies or do anything to make any policy of insurance void or voidable or reduce the level of insurance cover provided;

(xviii)	make any change to the accounting procedures, policies or treatment by reference to which its accounts or other financial statements are prepared (or request a tax authority to make such changes);

(xix)

change its residence for Tax purposes and/or establish a taxable presence outside its jurisdiction of incorporation, except with respect to the establishment of Company’s subsidiary in Germany (Enercon Technologies Europe GmbH);

(xx)	change its financial year end date;

(xxi)	submit any Tax return which is inconsistent with past practice or incurring any liability for Tax other than in the ordinary and usual course of business;

(xxii)

take any steps or other action (including making any admission to a taxing authority) which could materially increase any liability to Tax and/or could result in any liability to Tax arising (or being deemed to arise) after Closing rather before Closing, except as disclosed in Schedule 4.10(a), (b), (d), (e), (f), (i), (j), (l), (q), (u), (v), (x) and (z)  of the Disclosure Schedule;

(xxiii)	file, make, or change any Tax election with respect to the Company and any of its Subsidiaries with effect to any Pre-Closing Tax Period;

(xxiv)

whether by merger, consolidation, reorganization, acquisition of stock or assets, license or otherwise, in a single transaction or a series of related transactions, acquire any interest in any Person or any division thereof, or enter into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xxv)	apply for, negotiate or receive any grant, subsidy incentive from any Governmental Authority;

(xxvi)

take any action, or fail to take any action, which such action (or failure thereof, as applicable) would reasonably be expected to lead to the termination, revocation, cancellation, limitation or any material change of any Permit, license or authorization of the Company, including without limitation, any export license;

(xxvii)

materially amend, modify, terminate, cancel or request any material modification or amendment to, or agree to any of the foregoing in respect of any Material Contract, or enter into any contract that would, if entered into as of the date hereof, be a Material Contract (other than non‑exclusive licenses permitted under Section 6.1(b)(iii)(B)), other than entering into customer contracts in the ordinary course of business; or

(xxviii)	enter into any contract or commit or agree (whether or not such contract, commitment or agreement is legally binding) to do any of the foregoing.

(c)	The Company shall promptly advise the Purchaser in writing upon learning of the occurrence of any matter or event that is in violation of Section 6.1(a).

(d)

Notwithstanding anything to the contrary contained herein, the Company shall use commercially reasonable efforts to consummate the following transactions at or before closing (the “Reorganization Steps”): (i) Mr. Eyal Shary shall transfer to an entity designated by the Purchaser the legal and beneficial title to all shares and other equity securities of MCT, free from all Liens; (ii) Mr. Eyal Shary shall transfer to an entity designated by Purchaser the legal and beneficial title to all shares and other equity securities of MMI, free from all Liens; (iii) Company shall have purchased and received the legal and beneficial title to all shares and other securities of MPS, free from all Liens in accordance with the Share Purchase Agreement dated September 4, 2023 between the Company, PTC Trading Company Ltd and Dr. J. Bollag & CIE (the “MPS SPA”), except for certain nominal shares which shall be held by My Eyal Shary, and immediately after the consummation of said transaction under the MPS SPA, Mr. Eyal Shary shall transfer to an entity designated by Purchaser the legal and beneficial title to all shares and other equity securities of MPS, free from all Liens; (iv) the Company shall have acquired and received the legal and beneficial title to all shares and other equity securities of Continental Converters Corporation Pte. Ltd. (“CCC”), free from all Liens, pursuant to a Share Purchase Agreement dated September 4, 2023 between the Company and Mr. Mohel Ron.

6.2	Financing Cooperation

Without prejudice to Section 6.3, on request by the Purchaser, the Company shall, and shall procure that each of its Subsidiaries will, during the period up until Closing, subject always to any Applicable Legal Requirements, provide to the Purchaser and its Affiliates and their respective representatives and professional advisers, in each case during normal business hours, such reasonable assistance and information as is requested for purposes of the Purchaser’s or its Affiliates’ debt financing arrangements for the transactions contemplated hereunder. The Company shall, and shall procure that its Subsidiaries shall, coordinate and cooperate with the Purchaser, and promptly provide the Purchaser with any such information and such assistance as the Purchaser may reasonably request from time to time.

6.3	Access to Information; Notice of Certain Events.

(a)

From the date hereof and until the Closing or the termination of this Agreement pursuant to Section 8, the Company shall, (i) afford the Purchaser and its representatives with the opportunity to, at the Purchaser’s expense, visit and inspect the Company’s properties; (ii) examine its books of account and records; and (iii) discuss the Company’s affairs, finances and accounts with its officers and employees, all at such reasonable times as may be requested by the Purchaser so as not to unreasonably interfere with the Company’s business and operations; provided that the Company shall not be obligated to provide access to any information that the Company determines in good faith and in consultation with its outside legal counsel would reasonably be expected to result in the loss of any attorney-client or other privilege, or would result in a violation of applicable law (including laws related to data protection). Notwithstanding the foregoing subsection (iii), the Purchaser expressly acknowledges and agrees that it will not, and will cause its Affiliates to not, contact or otherwise communicate with, either orally or in writing, any employee, officer, director, customer or supplier of the Company in connection with the Company, the Company’s business or the transactions contemplated by this Agreement, without the prior written consent of the Sellers, which shall not be unreasonably withheld or delayed, save that the Purchaser shall be entitled to communicate with the CEO and CFO.

(b)

From the date hereof and until the earlier of the Closing or the termination of this Agreement pursuant to Section 8, each of the Purchaser on the one hand, and the Sellers and/or the Company, on the other hand (as applicable), shall promptly notify the other party of:

(i)

any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had a Material Adverse Effect; (B) has resulted in or would reasonably be expected to result in any (I) representation or warranty made by the Sellers hereunder not being true and correct in all material respects; or (II) any covenant of the Sellers to have been breached; or (C) has resulted or is reasonably likely to result in the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)

any actions commenced against, relating to or involving or otherwise affecting the Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed in Schedule 4.13 of the Disclosure Schedule or that adversely affect the consummation of the transactions contemplated by this Agreement.

6.4	Exclusivity.

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 8, each Seller and each member of the Company Group shall, and shall cause each of their respective Seller Related Parties, equity holders, directors, officers, managers, employees, agents, advisors or other representatives (collectively, the “Representatives”) to, (i) cease and terminate any and all existing contracts, activities, discussions or negotiations with any Person other than the Purchaser with respect to an Acquisition Proposal, (ii) not solicit, initiate or encourage proposals, offers or inquiries from any third party with respect to an Acquisition Proposal, nor provide information or documentation to any third party with respect to evaluating an Acquisition Proposal or assist any attempt by any other Person to do any of the foregoing, (iii) sell, assign, transfer or dispose of any equity interests in the Company Group, and (iv) promptly notify the Purchaser if any Acquisition Proposal or any inquiry or contact with any Person with respect thereto is made, and the details of such contact.  As used in this Agreement, “Acquisition Proposal” means any discussions, negotiations, agreements or other arrangements regarding, or which could lead to, any acquisitions of, dispositions of, and/or investments in, whether by way of equity sale, merger, consolidation, business combination, reorganization, change in organizational form, spin off, split off, recapitalization, or other similar transaction with any other Person, directly or indirectly, any equity interests or all or any material portion of assets of any member of the Company Group.

6.5	Employees and Employee Benefits.
(a)

From the Closing and for a period of eighteen (18) months after the Closing, the Purchaser or any Affiliate thereof shall provide to those employees of the Company and/or its Subsidiaries as of immediately prior to the Closing who continue as employees of the Company and/or its Subsidiaries after the Closing Date (the “Continuing Employees”) compensation and benefits that are substantially similar to those provided to Continuing Employees by the Company and/or its Subsidiaries prior to Closing and shall provide credit for Company Group service under those benefits. In addition, during such eighteen (18) month period, the Purchaser shall provide Continuing Employees with substantially the same severance benefits provided to Continuing Employees by the Company and/or its Subsidiaries prior to Closing. The terms and conditions of employment of employees of the Company and/or its Subsidiaries as of the Closing whose terms and conditions of employment are subject to collective bargaining or other collective labor representation shall be governed by the applicable collective bargaining agreement. Nothing herein, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

(b)

With respect to any Employee Benefit Plan in which any Continuing Employee first becomes eligible to participate at or after the Closing (“New Company Plan”), the Purchaser or an applicable Affiliate shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the Company and/or its Subsidiaries under any New Company Plan in which such employees may be eligible to participate after the Closing Date to the extent such pre-existing conditions, exclusions and waiting periods were waived or otherwise satisfied under a corresponding Employee Benefit Plan of the Company and/or its Subsidiaries immediately prior to the Closing Date or would have been so waived or satisfied but for such Employee Benefit Plan’s termination; (ii) cause deductibles, coinsurance or maximum out-of-pocket payments to be made by such employees during the applicable plan year in which such employee first participates in the applicable New Company Plan to reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under a New Company Plan to the extent taken into account under the corresponding Employee Benefit Plan of the Company and/or its Subsidiaries in respect of the same plan year or would have been so taken into account but for such Employee Benefit Plan’s termination and (iii) recognize service credited by the Company and/or its Subsidiaries prior to the Closing for purposes of eligibility to participate and vesting credit (and for purposes of severance and paid time off only, for purposes of determining the amount or level of benefit) in any New Company Plan in which such Continuing Employee may be eligible to participate after the Closing; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

6.6	Governmental Approvals and Consents.

(a)

Subject to the terms and conditions of this Agreement (including for the avoidance of doubt Section 2.7(i), each party shall, and shall cause its Affiliates to, use its commercially reasonable efforts to (i) file any filings or notifications pursuant to any other competition or antitrust related legal or regulatory requirements of foreign jurisdiction, commissions or governing bodies (“Antitrust Laws”) or foreign direct investment related legal or regulatory requirements of foreign jurisdiction, commissions or governing bodies (“FDI Laws”) as listed in Schedule 6.6(a) (collectively, the “Antitrust/FDI Filings”) as promptly as practicable; and (iii) supply as promptly as practicable information and documentary material that may be requested by any Governmental Authority. Neither party shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behalf of any Governmental Authority without the written consent of the other party.

(b)

In connection with the efforts referenced in Section 6.4 and this Section 6.2 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the Relevant Antitrust/FDI Approvals, any other Antitrust Law, FDI Law or any state law, each of the parties shall use commercially reasonable efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and (iii) to the extent permitted by law, permit the other party to review any material communication given to it by, and, to consult with each other in advance of any meeting or conference with, any Governmental Authority, including in connection with any proceeding by a private party. The foregoing obligations in this Section 6.2 shall be subject to the confidentiality obligations under Section 6.11 below and any attorney-client, work product or other privilege.

(c)

Without limiting the generality of Section 6.6(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law, FDI Law or if any suit is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or FDI Law or if a filing pursuant to Section 6.6(a) is reasonably likely to be rejected or conditioned by a Governmental Authority, then each of the Purchaser and the Sellers will promptly take and use its commercially reasonable efforts to pursue all actions necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Authority with jurisdiction over the enforcement of any applicable law, including any Antitrust Law or FDI Law, regarding the legality of the Purchaser’s acquisition of all or any portion of the Purchased Shares and each of the parties will otherwise use their commercially reasonable efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable.

(d)

Subject to the terms and conditions of this Agreement, each party shall, and shall cause its Affiliates to, use its commercially reasonable efforts to (i) file any notifications or approval required pursuant to the Defense Export Laws, as promptly as practicable (and in no event later than the tenth (10th) Business Day following the date of this Agreement); (ii) file any filings or notifications pursuant to any other export control legal or regulatory requirements of foreign jurisdiction, commissions or governing bodies as listed in Schedule 6.6(a) (collectively, the “Export Control Filings”) as promptly as practicable; and (iii) supply as promptly as practicable information and documentary material that may be requested by any Governmental Authority. Neither party shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behalf of any Governmental Authority without the written consent of the other party.

(e)

Without limiting the generality of Section 6.6(d), each of the parties shall (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party. If any suit is instituted or threatened by any Governmental Authority or if a filing pursuant to Section 6.6(d) is reasonably likely to be rejected or conditioned by a Governmental Authority, then each of the Purchaser and the Sellers will promptly take and use its commercially reasonable efforts to pursue all actions necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Authority with jurisdiction over the enforcement of any applicable law, including any laws relating to export control, and each of the parties will otherwise use their commercially reasonable efforts to resolve such objections or challenges as such Governmental Authority may have to such transactions, including to vacate, lift, reverse or overturn any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable.

6.7	Use of Proceeds

No part of the proceeds from this Agreement constitutes or will constitute funds obtained on behalf of any Sanctions Target, or will otherwise be used by the Sellers, directly or indirectly: (i) in connection with any investment in, or any transactions or dealings with, any Sanctions Target or in or involving a Sanctioned Country; (ii) for any purpose that would cause any Person to be in violation of any Sanctions, or (iii) otherwise in violation of any Sanctions or Export Laws.

6.8.	Tax Matters

(a)

All Tax Returns for any Pre-Closing Tax Period and any Straddle Period of any member of the Company Group, to the extent filed or required to be filed after the Closing Date, will be prepared and filed by Purchaser. The Purchaser shall prepare or cause to be prepared Tax Returns on a basis consistent with the past practices of the applicable member of the Company Group (a “Straddle Period”), unless otherwise required by Law. The Purchaser shall provide the Sellers with copies of all Tax Returns for their review and comment at least thirty (30) days prior to the applicable filing due date (while taking into account applicable extensions) (or, if any such Tax Return is due within 30 days following the date hereof, reasonably in advance of filing to allow the Sellers reasonable time to review such Tax Return) and shall consider in good faith Sellers’ reasonable comments. Following receipt thereof, the Sellers shall have a period of fifteen (15) days to provide the Purchaser with a statement of any disputed items with respect to such Tax Returns. In the event the Sellers provide such statement and the Sellers and the Purchaser are unable to reach agreement with respect to any disputed items within a period of five (5) days after the Purchases receipt of such statement, all such disputed items shall be submitted to the Independent Accounting Firm for final resolution prior to the applicable filing due date and the costs of the Independent Accounting Firm shall be paid pursuant to Section 2.4(b). For the avoidance of doubt, no member of the Company Group shall, and Purchaser shall cause each such member of the Company Group not to, amend, refile, or otherwise modify any Tax Return with respect to any Pre-Closing Tax Period, without the prior written consent of the Sellers unless otherwise required under Law; provided, that prior to taking any such action, (x) the Purchaser shall give prior written notice to the Sellers of its intent to take action, (y) the Purchaser and Sellers shall cooperate in good faith to determine whether such action is reasonably necessary to comply with applicable law, and (z) in the event that the Purchaser and Sellers are unable to determine whether such action is reasonably necessary to comply with applicable law, such determination shall be made by the Independent Accounting Firm.)

(b)

All Tax Returns for any Pre-Closing Tax Period and any Straddle Period of any member of the Company Group, to the extent filed or required to be filed on or before the Closing Date, will be prepared and filed by relevant member of the Company Group. Any such Tax Return shall be prepared on a basis consistent with past practices, unless otherwise required under applicable Law. Any such Tax Return shall be provided to Purchaser for review at least thirty (30) days prior to the due date for filing such return (including any applicable extensions) (or, if any such Tax Return is due within 30 days following the date hereof, reasonably in advance of filing to allow the Purchaser reasonable time to review such Tax Return). Each member of the Company Group will consider in good faith any comments to such Tax Return provided by Purchaser in writing no later than ten (10) days prior to the date for such Tax Return (including any applicable extensions). Notwithstanding the foregoing, to the extent any such Tax Return is not prepared on a basis consistent with past practices, such Tax Return will be provided to the Purchaser for review and approval (which approval will not be unreasonably withheld, delayed or conditioned) at least thirty (30) days prior to the due date for such Tax Return (including any applicable extensions) (or, if any such Tax Return is due within 30 days following the date hereof, reasonably in advance of filing to allow the Purchaser reasonable time to review such Tax Return).

(c)

Notwithstanding any other provision of this Agreement  to the contrary (save for Sections 6.8(d) – (f) below) but always subject to the terms of the R&W Insurance Policy, the Sellers shall have the right to assume control and defense (at their own cost and using their own counsel appointed by agreement between the Sellers and the Purchaser (consent of which not to be unreasonably withheld by the Purchaser)) of any member of the Company Group in any Tax Assessment relating to any Pre-Closing Tax Period, including Pre-Closing Straddle Period, that will solely give rise to a claim for indemnification for any Non-Covered Tax under this Agreement (each a “Tax Contest”) and the Purchaser shall make best commercial efforts to reasonably cooperate with the Sellers. The Purchaser shall provide notice to the Sellers within twenty (20) days after receiving written notice from any Governmental Authority of the commencement of any such Tax Contest regarding any Pre-Closing Tax Period (provided that any failure by the Purchaser to provide such notice to the Sellers within such period will not relieve the Sellers of any liability to the Purchaser under this Agreement and the Purchaser acknowledges that such failure will not relieve the Sellers of any of their rights in asserting any counterclaim in respect thereto).

(d)

Subject to Section 6.8(e), in the case of a Tax Assessment which at the same time may give rise to: (i) a Tax liability (other than a Non-Covered Tax) which does not result in the Sellers becoming liable for a Tax Claim (for these purposes a “Purchaser Tax Matter”); and (ii) a liability for a Non-Covered Tax which does result in the Sellers becoming liable for a Tax Claim (a “Sellers’ Tax Matter”), the rights of the Sellers to assume or direct conduct of any Tax Assessment pursuant to this Section 6.8 will only apply with respect to any Sellers’ Tax Matter.

(e)

In determining the extent to which a Tax Assessment covered by Section 6.8(d) above (a “General Tax Claim”) relates to a Purchaser Tax Matter and/or a Sellers’ Tax Matter, the Parties shall consult with each other, and to the extent possible the Purchaser shall consult with the insurer under the R&W Insurance Policy, in each case acting in good faith, in order to:

(i)	determine, in the first instance, whether such General Tax Claim (whether in whole or in part) relates to a Purchaser Tax Matter and/or a Sellers’ Tax Matter;

(ii)

to the extent it is not clear whether a General Tax Claim relates to a Purchaser Tax Matter and/or a Sellers’ Tax Matter, and until such time at which it so becomes clear, continue to actively evaluate the progress of the General Tax Claim with a view to seeking to determine as soon as reasonably practicable whether a General Tax Claim relates to a Purchaser Tax Matter and/or a Sellers’ Tax Matter;

(iii)

once it has been determined whether a General Tax Claim (whether in whole or in part) relates to a Purchaser Tax Matter and/or a Sellers’ Tax Matter and subject to Section 6.8(e)(iv), either: (i) where the General Tax Claim relates solely to a Purchaser Tax Matter or a Sellers’ Tax Matter, ensure that the relevant party (as the case may be) assumes or directs conduct of the General Tax Claim in accordance with this Section 6.8; or (ii) where the General Tax Claim relates to both a Purchaser Tax Matter and a Sellers’ Tax Matter, seek the appropriate separation of the General Tax Claim as soon as reasonably practicable so as to allow the relevant party to assume or direct conduct of such identified part of the General Tax Claim (as relates to the Purchaser Tax Matter or the Sellers’ Tax Matter (as the case may be)) in accordance with this Section 6.8; and

(iv)	agree how the conduct of the relevant General Tax Claim should be reasonably carried out taking into account the separation of matters pursuant to this Section 6.8(e).

(f)

The Sellers acknowledge and agree that they shall have no right to direct or participate in the conduct of any Purchaser Tax Matter and they shall not, and shall ensure that their agents, advisers and representatives shall not, enter into any communication with any third party (including any Tax Authority) with respect to any Purchaser Tax Matter or the subject matter of any Purchaser Tax Matter.

(g)

Subject to Section 6.8(h), the Purchaser shall take (or shall procure the relevant Group Company takes) such action which enables the Sellers, by written notice given to the Purchaser, to mitigate or to dispute, resist, appeal against, compromise, settle or defend any determination in respect of a Tax Contest, but subject to the Purchaser and the relevant Group Company being indemnified to the reasonable satisfaction of the Purchaser against all (i) reasonable costs and expenses, as well as actual damages, in each case, which are incurred or suffered by the Purchaser and/or the relevant Group Company solely as a result of or with respect to such actions as are requested or instructed by the Sellers, and (ii) any liability to Tax pursuant to any Tax Contest controlled by the Sellers which is suffered or incurred by the Purchaser and/or the relevant Group Company solely as a result of the settling of such Tax Contest.

(h)	If the Sellers take control of any Tax Contest pursuant to Section 6.8(d), the Sellers shall:

(i)	keep the Purchaser informed of all actual or proposed developments known to it or its advisers concerning the relevant Tax Contest;

(ii)

promptly notify the Purchaser of any intended oral communication or any meeting with a relevant Tax Authority in relation to the relevant Tax Contest, including details of the proposed agenda (and agree with the Purchaser the position proposed to be taken in relation to the points on such agenda, which agreement shall not be unreasonably withheld, conditioned or delayed) and allow the Purchaser or its advisers to participate in any such communication and attend any such meeting (or such part thereof as relates to the relevant Tax Contest);

(iii)

promptly provide the Purchaser with copies of or extracts from all documents (including copies of any notes relating to any oral communication or meeting in Section 6.8(h)(ii) above) and correspondence insofar as they relate to the relevant Tax Contest;

(iv)

at least ten (10) Business Days prior to the date of any intended submission, provide to the Purchaser for prior review any document or correspondence related to the relevant Tax Contest which is to be submitted to the relevant Tax Authority and make such amendments to such documents or correspondence as the Purchaser may reasonably require;

(v)

make no transmission of any communication (written or otherwise) or agree any matter with a Tax Authority relating to the Tax Contest without first affording the Purchaser (and its advisers) with a reasonable opportunity to comment thereon and shall reflect any comments the Purchaser may reasonably request with respect thereto; and/or

(vi)

provide the Purchaser and the relevant Group Company with a reasonable opportunity to review any draft instructions to tax counsel, any submissions or other documents to be filed with the court or other appellate body and shall make such amendments to such instructions, submissions or other documents as the Purchaser may reasonably request.

(i)	The Sellers shall not, and the Purchaser nor any Group Company shall be required to, in connection with any Tax Contest and/or any Straddle Return:

(i)	do anything which is not true and accurate in all material respects;

(ii)

do anything which could reasonably be expected to either give rise to or increase a liability to Tax or result in a loss, reduction, non-availability or deferral of any Purchaser’s Relief for or by any member of the Purchaser Group (a “Consequential Tax Liability”) in circumstances where the Seller has not agreed fully to indemnify the relevant member of the Purchaser Group against such Consequential Tax Liability;

(iii)

do anything which could reasonably be expected to have the effect that a Tax Liability arises in the period prior to Closing in circumstances where the Seller has not agreed fully to indemnify the relevant Purchaser against such Tax Liability;

(iv)

take any action if the Purchaser is able to demonstrate (acting reasonably and in good faith) that to do so would have material adverse Tax consequences for any member of the Purchaser’s Tax Group; and/or

(v)

take any action to the extent that it could reasonably be expected to involve any Group Company pursuing the contest of any Tax Contest before any court or other appellate body (excluding the Tax Authority which has made the Tax Contest) after statements of claim have been submitted by all parties to such court or other appellate body, unless Tax counsel (of at least ten (10) years' relevant experience) appointed by agreement between the Seller and the Purchaser opines (at the sole cost of the Seller), in writing, that such contest/appeal is more likely to succeed than not.

(j)

If the Sellers do not elect to assume the control and defense of such Tax Contest within ten (10) Business Days of notice to the Sellers under Section 6.5(c) or where a Seller becomes insolvent, the Purchaser and/or the relevant Group Company shall be free to satisfy or settle the relevant liability on such terms as it may think fit. The Purchaser shall (i) keep Sellers regularly and timely informed regarding progress of any such Tax Contest, and material meetings and discussions with the applicable Governmental Authority, (ii) permit the Sellers to evaluate and comment on such Tax Contest and all materials filings, submissions and documentation related thereto, and (iii) reasonably and in good faith consider any such comments of the Sellers. Notwithstanding anything to the contrary in this Agreement, in the event of any conflict between this Section 6.8(c) and Section 9.5, this Section 6.8(c) will control. The Purchaser and the relevant Group Company shall also be free to satisfy or settle the relevant liability on such terms as the Purchaser may think fit where the liability derives from or arises out of any dishonest or fraudulent act or omission by the Seller or by the relevant Group Company (on or before Closing) or, in either case, any director or officer thereof.

(k)

In the event the Sellers and the Purchaser are unable to reach agreement with respect to any of the matters listed in Sections 6.8(e)(ii)-(iv), all such disputed matters shall be submitted to the Independent Accounting Firm for final resolution and the costs of the Independent Accounting Firm shall be paid pursuant to Section 2.4(b).

(l)

Subject to the terms of the R&W Insurance Policy, the Sellers shall be entitled to, and the Purchaser shall pay to the Sellers, any amount (other than with respect to a Purchaser’s Relief) received (as cash refund or as overpayment credited for a post-Closing Tax period, including any interest with respect thereto) by Purchaser and each member of the Company Group (i) from any Governmental Authority in respect of Tax paid by any member of the Company Group prior to Closing on account of any Taxes for any Pre-Closing Tax Period, or (ii) from any Governmental Authority in respect of Tax paid by any member of the Company Group after the Closing on account of any Non-Covered Tax and for which the Purchaser has been indemnified by the Sellers under this Agreement. Such payments shall be made no later than twenty (20) days following the end of each relevant calendar quarter of the date of such receipt of such amounts (and in case such amounts are received as overpayment credited for a Post-Closing Tax period, the date on which the Tax Return claiming such overpayment was filed). Upon receipt of any such amount by any member of the Company Group (or the filing for any Tax Return claiming such overpayment), the Purchaser shall deliver a notice, containing reasonable details in connection with the amount received and its calculation. Notwithstanding anything to the contrary in this Section 6.8(l), the Sellers shall not be entitled to any such amounts that were taken into account as Tax assets in the calculation of Net Working Capital or Indebtedness (i.e., which decreased the amount of Indebtedness). To the extent such amounts (whether received as cash refund or as overpayment credited for a post-Closing Tax period) is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Sellers shall promptly repay such amount, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to the Purchaser.

(m)

Subject to the terms of the R&W Insurance Policy, the Sellers, Purchaser, and the Company will, if so requested by any of the Sellers, Purchaser, or the Company, provide the requesting person with such assistance as may be reasonably requested in connection with (i) the preparation of Tax Returns required to be filed with respect to any member of the Company Group, (ii) any Tax Contest, or (iii) any claim for refund in respect of Pre-Closing Taxes. Such assistance will include making employees and other representatives reasonably available to the requesting person and their counsel, providing additional information and explanation of any material to be provided, and furnishing to or permitting the copying by the requesting person or their counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with any such return, Tax Contest or claim.

(n)

The Parties acknowledge that (i) the transactions contemplated by this Agreement are intended to be a fully taxable sale of the Purchased Shares by the Sellers to the Purchaser in consideration for the Consideration payable to the Sellers for U.S. federal and applicable state and local Tax purposes, and (ii) the Purchaser may choose, at its sole discretion, to make (or to cause to be made) an election(s) under Sections 338 or 336 of the Code (or any corresponding or similar election under applicable state, local or non-U.S. Laws) on a timely basis to treat the purchase of Purchased Shares as a purchase of the Company’s assets (and possibly the deemed purchase of the Company’s shares of a Subsidiary as a purchase of such Subsidiary’s assets) for the applicable income Tax purposes.  The Sellers shall reasonably cooperate with Purchaser to provide such information as is reasonably necessary for the Purchaser to satisfy its notification requirements in connection with such election.

(o)

Prior to the Closing Date, the Company shall make commercially reasonable efforts to submit to the Sellers (in a manner reasonably satisfactory to Purchaser) for execution and approval by shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any payments or benefits provided pursuant to Company Group employee plans, other Company contracts or otherwise in connection with any of the contemplated transactions under this Agreement that might result, separately or in the aggregate, in the payment of any amount, or the provision of any benefit, that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code (determined without regard to the exceptions contained in Section 280G(b)(4)) (collectively, the “Section 280G Payments”) with respect to each person from whom a waiver described in this Section 6.09(e) is obtained. The Company shall seek any such shareholder approval in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. Prior to the submission to the shareholders of the Company of the written consent described in this Section 6.09(e) and any related disclosure of the Section 280G Payments, the Company shall deliver to Purchaser waivers, in form and substance satisfactory to Purchaser, from each Person who might, absent the waiver, receive any Section 280G Payment. The form and substance of all shareholder approval documents contemplated by this Section 6.09(e), including the waivers, disclosure statement and written consent, and any mathematical analysis of the Section 280G Payments, shall be subject to the prior review and approval of the Purchaser. The Company shall: (a) provide such documentation and information to the Purchaser for its review and approval no later than five (5) Business Days prior to soliciting waivers from the “disqualified individuals;” and (b) implement all reasonable and timely comments from the Purchaser thereon. If any of the waived Section 280G Payments fail to be approved by the voting shareholders as contemplated above, then such waived Section 280G Payments shall not be made or provided. At least ten (10) Business Days prior to the Closing Date, Purchaser shall inform the Company in writing of all payments or benefits implemented by or at the direction of, or to be implemented by or at the direction of, the Purchaser that could, alone or together with any other payments or benefits but disregarding the waivers contemplated by this Section 6.09(e), constitute Section 280G Payments.

(p)

To the extent that the tax-related matter referred to in Schedule 4.10(d) has not been finally resolved before the Sellers cease to be shareholders of the Company, the Sellers and the Purchaser shall discuss in good faith, in view of the then current status of such matter and any developments and related advice from the parties’ tax advisors, the Purchaser’s rights of indemnification under this Agreement.

6.9	Public Announcements.

No party shall make any public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any media without the prior written consent of the other party, unless required by applicable law or regulations of any applicable stock exchange.

6.10	Further Assurances.

Subject to Section 6.4 and Section 6.2, each party hereto agrees to execute and deliver, and agrees to procure that its Affiliates execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be reasonably necessary to more fully effectuate this Agreement and as the Sellers and Purchaser may reasonably require to secure each party the full benefit of the Agreement.

6.11	Confidentiality.

Each Seller acknowledges that it is in possession of non-public information concerning or relating to the business or financial affairs of the Company and its Subsidiaries (“Confidential Material”). Each Seller shall, and shall cause its Affiliates and representatives to, keep confidential and not divulge or make accessible to anyone all or any portion of such Confidential Material, except (a) to its advisors in such capacity as required to perform its obligations hereunder (it being understood that such Seller shall be responsible for any disclosure by any such Person not permitted by this Agreement); (b) to its shareholders, partners, directors, officers (it being understood that such Seller shall be responsible for any disclosure by any such Person not permitted by this Agreement); (c) if requested or required by Law (subject to the conditions and limitation set forth in this Section 6.11); or (d) with the prior written consent of the other party, and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose; provided that the Company and its Subsidiaries may also use the Confidential Material for the purpose of operating their respective businesses in the ordinary course. If the Sellers or any of its respective Affiliates or representatives are requested or required to disclose (after the Sellers has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Purchaser about the Sellers’ intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), the Sellers shall, or shall cause such Affiliate or representative, to provide the Purchaser with prompt written notice of such request so that the Purchaser may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, the Sellers or such Affiliate or representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and the Sellers shall exercise their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed.

Until the Closing, the Purchaser agrees to continue to abide by that certain confidentiality agreement by and between the Purchaser and the Sellers dated as of May 20, 2021, as extended on May 30, 2024 (the “Non-Disclosure Agreement”).

6.12	Indemnification of Officers and Directors.

(a)

D&O Tail. Prior to the Closing, the Company shall use commercially reasonable efforts to obtain and fully pay for “tail” insurance policies with a claims period of at least seven (7) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ acts and omissions in their capacities as directors and officers associated with the business of the Company Group prior to the Closing (“D&O Tail Policy”). The D&O Tail Policy shall be in a form reasonably acceptable to the Purchaser and in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date.

(b)

Directors Insurance. As soon as reasonably practicable and in any event within thirty (30) days from the Closing Date, the Company shall purchase a directors and officers liability insurance policy in an amount of at least USD3,000,000.

(c)

Third Party Beneficiaries. The provisions of this Section 6.12 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current director and officer of the Company and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current director or officer and his or her heirs and personal representatives may have under the articles of association of the Company in effect as of the date hereof or any Contract or applicable Law.

6.13	R&W Insurance Policy.

In connection with the transactions contemplated hereby, the Purchaser shall obtain an R&W Insurance Policy and the Sellers, the Company and its Subsidiaries shall provide to the Purchaser such cooperation as is reasonably requested by the Purchaser and is reasonably necessary to be provided by the Sellers or the Company and/or its Subsidiaries in connection with the Purchaser obtaining such R&W Insurance Policy. The Purchaser shall be responsible for paying all premiums, commissions, fees and other costs and expenses of procuring and maintaining the R&W Insurance Policy. If requested by the Sellers, the Purchaser shall provide the Sellers with a copy of the duly executed R&W Insurance Policy. Without prejudice to their obligations under this Agreement, except as specifically set forth in Section 9, neither the Sellers nor any Affiliate thereof shall have any liability or obligation to indemnify or compensate the Purchaser or any other party to the extent the Purchaser does not obtain or fails to use its best endeavours to maintain the R&W Insurance Policy. If Losses in respect of breaches of Fundamental Representations are covered under the R&W Insurance Policy, any deductible pertaining to such Losses under the R&W Insurance Policy shall be solely paid by the Sellers.

6.14	Limited Activities.

(a)

Without prejudice to any obligations under the Shareholders’ Agreement for a period of eighteen (18) months from the Closing Date, and with respect to subsection 6.14(a)(iii) for the purposes of protecting the goodwill of the business of the Company Group:

(i)

FF3 undertakes not to, directly or indirectly, for any reason, for its own benefit, or for the benefit of or together with any other person, directly or indirectly, in any jurisdiction in which a Group Company is operating at the relevant time:

(A)

solicit or conspire with, or attempt to solicit or conspire with, any employee, contractor, manager, or director of the Group Company, acting in such position as of the date of termination of this Agreement (“Covered Employees”), to terminate or reduce the scope of that person’s engagement or relationship with the Group Company, or be involved in any way in the recruitment or hiring of, or to hire, employ or otherwise engage, any such person for another business, provided, that the foregoing restrictions regarding solicitation shall not apply to (x) general solicitations of employment to the public or general advertising which are not specifically targeted at any Covered Employee; or (y) any individual who is terminated by the Company or the Subsidiaries or terminates his employment with the Company or the Subsidiaries (and in the absence of any solicitation prior to such termination in violation of this Section 6.14(i)(A);

(B)

solicit, or attempt to solicit, any of the customers or suppliers of the Group Company with respect to the business of the Company Group to terminate their business relationship with the Group Company; or

(C)	divert or attempt to divert any or all of such customers’ or suppliers’ business from the Group Company; or

(ii)

be engaged as an executive officer, limited liability entity manager or director or in any other managerial, engineering, consulting, development or sales capacity or as an owner, co-owner, or other investor of or in any business that sells power supplies or networking supplies to the defense industry in Israel, and whose product offerings are competitive with the products offered by the Group Company as of the Closing Date;

(iii)	FF3 undertakes not to, directly or indirectly, for any reason, own, or invest in the company groups set out in Schedule 6.14.

(b)

For the avoidance of doubt, any investment or ownership by FF3 in any other business which is or becomes an owner, investor or operator of a business which is competitive to the products of the Company, but where the annual revenues from such competitive business are less than USD fifteen (15) million and represent less than five percent (5%) of the total aggregate revenues of such business, then such ownership, investment and/or operation by FF3 shall not be considered a breach of Section 6.14(a)(i) and FF3 shall not be required to take any action, including to divest itself from such ownership or investment, in connection therewith.

(c)

The covenants in Sections 6.14(a)(i) and 6.14(a)(a)(iii) are severable and separate, and the unenforceability of any specific covenant in this Section 6.14 is not intended by any party to, and shall not, affect the provisions of any other covenant in Sections 6.14(a)(i) and 6.14(a)(a)(iii). If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Sections 6.14(a)(i) and 6.14(a)(a)(iii) are unreasonable, the parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.

(d)

The Parties hereby agree that Sections 6.14(a)(i) and 6.14(a)(a)(iii) are a material and substantial part of this Agreement, and absent FF3 entering the restrictions of Sections 6.14(a)(i) and 6.14(a)(a)(iii), the Purchaser would not have entered into this Agreement.

(e)

FF3 acknowledges that the foregoing restrictions are fair and reasonable. FF3 also acknowledges that the foregoing geographic and temporal restrictions on competition are fair and reasonable, given the nature and geographic scope of the Company Group’s operations and business.

6.15	Board of Directors Composition

As of the Closing Date, the directors appointed to the board of directors of the Company by the Sellers shall be the persons listed in Schedule 6.15.

7.	CONDITIONS PRECEDENT
7.1	Conditions to Each Party’s Obligations.

The obligations of each party to consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction (or written waiver by each of the parties) on or prior to the Closing Date of each of the following conditions:

(a)

No Injunctions or Restraints. No applicable law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing or impairing the consummation of the Acquisition or of the other transactions contemplated hereby shall be in effect.

(b)	Absence of Proceedings. There shall not be pending any Proceeding challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated hereby.

(c)

Governmental Approvals and Consents. All Governmental Authority approvals and consents required for the consummation of the Closing shall have been obtained including if and to the extent necessary, the Relevant Antitrust/FDI Approvals, approvals under other Antitrust Laws and approvals shall have been obtained, granted or provided, as applicable, or applicable waiting periods shall have expired.

7.2	Conditions to Obligation of the Purchaser.

The obligation of the Purchaser to purchase and pay for the Purchased Shares and consummate the Acquisition and other transactions contemplated hereby is subject to the satisfaction (or written waiver by the Purchaser) on or prior to the Closing Date of the following additional conditions:

(a)

Representations and Warranties. Each of the representations and warranties set forth in Sections 3 and 4 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, and the Fundamental Representations, which representations and warranties shall be true and correct in all respects) as of the Closing Date as if made at and as of such date.

(b)

Performance of Obligations of the Sellers and/or the Company. Each of the Sellers and the Company shall have performed or complied in all material respects with all other obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)

Certain Contract Consents. The Company shall have received consent (or, as applicable, confirmation that they do not intend to exercise any voluntary termination right or reduce orders made from the Company Group) from the counterparties to each Contract listed in Schedule 7.2(c) in connection with the change of control of the Company Group resulting from the Transaction, and copies thereof shall have been delivered to the Purchaser, provided however, that the condition under this Section 7.2(c) shall, to the extent that consent or confirmation remains pending, no longer be considered a condition to Closing following November 1, 2024 (noting however that such consents shall in any event be provided to the Purchaser once received). In the event that such counterparties communicate an express refusal to provide consent, an intention to exercise any voluntary termination right or an intention to reduce orders made from the Company Group, the Sellers and the Purchase shall discuss in good faith steps to be taken to avoid or mitigate any resulting detriment to the Company and the Purchaser.

(d)	Receipt of Closing Deliverables. The Purchaser shall have received:

(i)

the share certificates representing each Seller’s Relevant Purchased Shares to be sold by the Seller hereunder, or an affidavit of loss in lieu thereof (in form attached hereto as Exhibit G) together with related share transfer deeds in the form attached hereto as Exhibit H, duly executed by each of the Sellers;

(ii)

a copy of the shareholders’ register of the Company certified by the CEO of the Company evidencing the registration of the transfer of ownership to the Purchaser of the Purchased Shares in the Company, effective as of the Closing, in the form attached hereto as Exhibit I;

(iii)	a duly executed share certificate in the name of Purchaser, dated as of the Closing Date, representing the Purchased Shares so acquired by the Purchaser at Closing;

(iv)

a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company in the form attached hereto as Exhibit J, certifying the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b);

(v)	the Estimated Closing Statement, dated as of the Closing Date, executed by a duly authorized officer of the Company;

(vi)	a letter of resignation (which shall include waiver and release) in the form attached hereto as Exhibit K, duly executed by each director of the Company and any of its Subsidiaries;

(vii)	the Option Cancellation Agreement and Warrant Cancellation Agreement duly executed by the parties thereto;

(viii)	the Escrow Agreement duly executed by the Sellers’ Representative and the Escrow Agent;

(ix)	the Paying Agent Agreement duly executed by the Sellers’ Representative and the Paying Agent;

(x)	a duly executed counterpart of the Shareholders’ Agreement, countersigned by the Company and FF3, dated as of the Closing Date;

(xi)

a duly signed valid and effective payoff letter (duly signed by each party thereto), in the form reasonably satisfactory to the Purchaser, from each Banking Institution specifying the amount to be paid by or on behalf of the Company Group on the Closing Date to discharge in full all amounts outstanding under the relevant agreements with the Banking Institutions in order to enable the release of all Liens granted by or over the assets or shares of on the Company (or any of its Subsidiaries) upon payment of the amount set forth therein on the Closing Date in a form reasonably satisfactory to the Purchaser (collectively, the “Banking Institutions Payoff Amount” and “Banking Institutions Payoff Letters”, respectively);

(e)	No Material Adverse Effect. From the date of this Agreement and until the Closing Date, there shall not have occurred any Material Adverse Effect.

7.3	Conditions to Obligation of the Sellers.

The obligation of the Sellers to sell the Purchased Shares and consummate the other transactions contemplated hereby is subject to the satisfaction (or written waiver by the Sellers) on or prior to the Closing Date of the following additional conditions:

(a)

Representations and Warranties. Each of the representations and warranties of the Purchaser contained in Section 5 shall be true and correct in all material respects as of the Closing Date as if made at and as of such date.

(b)

Performance of Obligations of the Purchaser. The Purchaser shall have performed or complied in all material respects with all other obligations and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing.

(c)	Receipt of Closing Deliverables.

Each Seller, or the Company (as applicable), shall have received:

(i)	evidence that the Purchaser has paid the Closing Payment in accordance with Sections 2.6(b), 2.8(b) and 2.9(b) and delivered to the Sellers’ Representative such evidence demonstrating the payment;

(ii)	a certificate, dated as of the Closing Date, executed by the Purchaser, certifying the satisfaction of the conditions set forth in Sections 7.3(a) and 7.3(b);

(iii)	a counterparty to the share transfer deeds executed by each of the Sellers, dully executed by the Purchaser;

(iv)	the Escrow Agreement duly executed by the Purchaser and the Escrow Agent;

(v)	the Paying Agent Agreement duly executed by the Purchaser, the Sellers’ Representative and the Paying Agent; and

(vi)	a duly executed counterpart of the Shareholders’ Agreement, countersigned by the Purchaser, dated as of the Closing Date; and

(vii)

a letter setting forth the appointment by Purchaser of the members to the board of Directors of the Company and any of its Subsidiaries, which appointment is to become effective immediately following the Closing.

7.4	Frustration of Closing Conditions.

No party may rely on the failure of any condition set forth in this Section 6.7 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the required level of efforts set forth herein to cause the Closing to occur.

8.	TERMINATION

8.1	Termination.

(a)	Notwithstanding anything to the contrary in this Agreement, but subject to Section 7.4, this Agreement may be terminated at any time prior to the Closing:

(i)	by mutual written consent of the Sellers and the Purchaser;

(ii)

by the Sellers or the Purchaser, if the Closing does not occur on or prior to the date which is six (6) months following the date of this Agreement (the “Long‑Stop Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(a)(ii) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Acquisition and the other transactions contemplated hereunder on or before such date;

(iii)

by the Sellers, if the Sellers are not then in breach of this Agreement and (A) if any of the conditions set forth in Section 7.1 or 7.3 shall have become incapable of fulfillment by the Long‑Stop Date, and such conditions shall not have been waived in writing by the Sellers; or (B) if there shall have been a breach, inaccuracy or failure to perform any representations, warranties, covenants or agreements made by the Purchaser in this Agreement that would give rise to the failure of any of the conditions set forth in Section 7.3 (which has not been waived by the Sellers) and such breach has not (where capable of cure) been cured within thirty (30) days of written notice thereof by the Sellers; or

(iv)

by the Purchaser, if the Purchaser is not then in breach of this Agreement and (A) if any of the conditions set forth in Section 7.1 or 7.2 shall have become incapable of fulfillment by the Long-Stop Date, and such conditions shall not have been waived in writing by the Purchaser; or (B) if there shall have been a breach, inaccuracy or failure to perform any representations, warranties, covenants or agreements made by the Sellers in this Agreement that would give rise to the failure of any of the conditions set forth in Section 7.2 (which has not been waived by the Purchaser) and such breach has not (where capable of cure) been cured within thirty (30) days of written notice thereof by the Purchaser.

(b)

In the event of termination of this Agreement pursuant to this Section 8, written notice thereof shall forthwith be given by the party seeking termination to the other parties, and this Agreement, and the transactions contemplated hereby, shall be terminated without further action by any party.

8.2	Effect of Termination.

If this Agreement is terminated and the transactions contemplated hereby are terminated as described in Section 8.1, this Agreement shall have no further force and effect, without any liability on the part of any party hereto or its respective Affiliates, other than any liability of the Purchaser, the Company or the Sellers, as the case may be, for any breach of this Agreement occurring prior to such termination. The following provisions shall survive termination hereof:

(a)	Section 6.9 relating to publicity;

(b)	this Section 8.2;

(c)	Section 1.1 relating to Definitions; and

(d)	Section 10 relating to Miscellaneous Provisions, in each case, to the extent applicable.

In addition, the Non-Disclosure Agreement shall survive the termination of this Agreement.

Nothing in this Section 8.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement nor to release the Purchaser from its confidentiality obligations under the Non-Disclosure Agreement.

9.	SURVIVAL; LIMITATIONS OF LIABILITY; INDEMNIFICATION

9.1	Survival.

The representations and warranties in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 8; provided that the Fundamental Representations and the Purchaser Fundamental Representations shall survive until the thirty (30) days following the expiration of the applicable statute of limitations. The sole and exclusive remedy of the Purchaser in respect of any and all rights and claims for any breach of representation or warranty, other than a Fundamental Representation, is the right to terminate this Agreement prior to the Closing pursuant to Section 8. The covenants and agreements set forth in this Agreement that by their terms apply or are to be performed prior to Closing (each, a “Pre-Closing Covenant”) shall survive the Closing until the second (2nd) anniversary of the Closing Date. The covenants and agreements set forth in this Agreement that by their terms apply or are to be performed after the Closing (each, a “Post-Closing Covenant”) shall survive the Closing until the later of (i) the second (2nd) anniversary of the Closing Date or such later date as specified elsewhere in this Agreement or (ii) the date on which they are fully performed in accordance with this Agreement. Notwithstanding the foregoing, there shall be no termination of any Fundamental Representation, Purchaser Fundamental Representation, Pre-Closing Covenant or Post-Closing Covenant as to which a claim has been validly asserted by an Indemnified Party prior to the termination of the applicable survival period and such claim is fully and finally resolved pursuant to the provisions of this Agreement.

9.2	Indemnification.

(a)

Subject to the other terms and conditions of this Section 9, from and after the Closing Date, the Sellers shall severally and not jointly indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Purchaser Indemnitees”) from and against, and shall pay and reimburse each of the Purchaser Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees (whether in connection with a Direct Claim or a Third Party Claim) to the extent arising out of any breach of any (i) Fundamental Representations; (ii) Pre-Closing Covenants to be performed by the Company, the Sellers or any of their Affiliates (without duplication to any indemnification under Sections 9.2(a) and 9.2(c) below) or (iii) Post-Closing Covenant to be performed by the Sellers or any of their Affiliates.

(b)

Subject to the other terms and conditions of this Section 9, from and after the Closing Date, the Purchaser shall indemnify, defend and hold harmless the Sellers and their Affiliates (collectively, the “Seller Indemnitees”) from and against, and shall pay and reimburse the Seller Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees (whether in connection with a Direct Claim or a Third Party Claim) to the extent arising out of any breach of any (i) Purchaser Fundamental Representations; or (ii) Post-Closing Covenant to be performed by the Purchaser or any of its Affiliates.

(c)

Subject to the other terms and conditions of this Section 9, from and after the Closing Date, each Seller severally and not jointly agrees to indemnify and hold harmless the Purchaser Indemnities, so far as possible by way of adjustment to the Purchase Price for the sale of the Shares, in an amount equal to the amount of:

(vii)	any Actual Tax Liability of any Company Group which has arisen or arises or may arise:

(A)	in consequence of an Event which occurred on or before the Closing Date; or

(B)	in respect of, or with reference to, any income, profits or gains which were earned, accrued or received on or before Closing Date or in respect of a period ending on or before the Closing Date;

(viii)

any liability of any Company Group to pay or repay an amount in relation to Tax under any indemnity, covenant or warranty entered into or created before the Closing Date (and which has not been paid or repaid prior to Closing Date) in each case under which such Company Group has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to Tax;

(ix)

any Tax Liability which arises to the Purchaser and/or a Group Company as a result of the value of the shares in Enercon Technologies Ltd being greater than ten (10) per cent derived from MIL Power Converter Technologies India Private Limited, Multisphere Power Solutions Private Limited and MIL Power Magnetics India Private Limited;

(x)	all transfer Taxes attributable to, or arising directly or indirectly from, the transactions contemplated hereunder;

(xi)

any withholding Taxes imposed on any Purchaser Indemnitees arising as a result of the failure to deduct or withhold the correct amount of Taxes with respect to the Consideration payable to such Sellers under this Agreement (with respect to each Sellers’ portion of the Consideration, solely for themselves)

(xii)

any excess Taxes (including interest, fines and gross-up, if any) resulting from the failure of the Company and/or the 102 Trustee to timely withhold the applicable Tax from payment with respect to Section 102 Options and Section 102 Shares which were originally intended by the Company to be granted under Section 102(b)(2) to be so qualified (unless such failure to qualify arises solely from: (i) any action by any such holder, (ii) any negligence or fraud of the 102 Trustee (in which case the Purchaser may claim indemnification solely from the 102 Trustee) and (iii) any Section 102 Options or Section 102 Shares granted in the ninety day period ending on the date hereof); and

(xiii)

any reasonable costs and expenses incurred by the Purchaser in connection with any Tax liability or other liability as is mentioned in this Section 9 (or any claim for such Tax Liability or other liability) or in taking or defending any action under this Section 9.

9.3	Payment of Claims

(a)	Any sums required to be paid by the Sellers under Section 9.2 shall be paid (in cleared funds):

(i)	in respect of an Actual Tax Liability on the later of:

(A)	the date five (5) Business Days after the date on which the Seller receives written details of the amount of the Tax Liability from the Purchaser; and

(B)

the date five (5) Business Days before the date on which the relevant Group Company will finally be liable to pay the Tax pursuant to applicable law or determination pursuant to any settlement with the relevant Tax Authority or judgment in any legal proceedings;

(ii)	in respect of a Deemed Tax Liability, on the later of:

(A)	the date five (5) Business Days after the date on which the Seller receives written details of the amount of the Tax Liability from the Purchaser; or

(B)

five (5) Business Days before the date on which the relevant Group Company would have had to pay the Tax pursuant to applicable law or determination pursuant to any settlement with the relevant Tax Authority or judgment in any legal proceedings but for the use or setting off of a Purchaser’s Relief; and

(iii)

for anything else, (A) on the date five (5) Business Days following the date on which notice giving written details of the amount due is received by the Seller from the Purchaser for any payment under Section 9.2 and/or (B) five (5) Business Days before the Purchaser or the relevant Group Company becomes liable to pay any costs or expenses pursuant to a liability under Section 9.2 and/or Section 4.10.

9.4	Limitations and Other Matters Relating to Indemnification.

(a)

Notwithstanding anything in this Agreement to the contrary, except (in each case) to the extent such Losses are found by an arbitral tribunal to be owed to a non-Affiliated third party in connection with a Third Party Claim, in no event shall the Purchaser or any Seller be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party under this Section 9 or otherwise be liable in connection with this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any Losses that are punitive, incidental, consequential, special or indirect, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, diminution of value and any damages based on any type of multiple or similar Losses, in each case (provided that any damages paid by the Company to a third party pursuant to a Third-Party Claim, shall be considered direct Losses), in any way arising out of or relating to this Agreement or the transactions contemplated hereby (whether at law or in equity, and whether in contract or in tort or otherwise).

(b)

The Sellers shall not be liable for any Claim for inaccuracy or breach of any Fundamental Representation if and to the extent that the fact, matter or circumstance giving rise to such Claim is disclosed by or in this Agreement, including the Disclosure Schedule as at the date of this Agreement (it being clarified that matters, events and circumstances disclosed in a particular section contained in the Disclosure Schedule, shall be deemed to qualify each warranty to which such disclosure is applicable provided that the relevance and applicability of such disclosure to each such warranty is reasonably apparent on its face).  The Fundamental Representations shall be qualified by, and the Purchaser shall be deemed to have knowledge of, the facts, matters or circumstance so disclosed.

(c)

The amount of any Losses that are subject to indemnification, compensation or reimbursement under this Section 9 shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses reduced by the amount of any costs and expenses incurred by the Purchaser, its Affiliates or the Company Group in pursuing such recovery and any applicable deductible or retention (“Third Party Payments”). If an Indemnified Party receives any Third Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving such Payment) pay to the Indemnifying Party an amount equal to such Third Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses. Subject always to the requirements of the R&W Insurance Policy, the Indemnified Party shall use its commercially reasonable efforts to recover under the R&W Insurance Policy, and commercially reasonable efforts to recover under any other insurance policies or indemnity, contribution or other similar agreements (other than this Agreement) for any Losses prior to making a claim for indemnification from an Indemnifying Party, and shall do so to the same extent such Party would if such Losses were not subject to indemnification, compensation or reimbursement hereunder.

(d)

The amount of any Losses that are subject to indemnification, payment or reimbursement under this Section 9 shall be reduced by an amount equal to any actual cash Tax saving which is reasonably expected to arise to the Indemnified Party (in the accounting period in which the relevant Loss arose) as a result of such Losses.

(e)

Subject always to the requirements of the R&W Insurance Policy which shall control, nothing in this Agreement shall be deemed to eliminate or otherwise limit any duty to mitigate Losses under applicable law. Notwithstanding anything to the contrary contained herein, except in the case of fraud, willful breach or intentional misrepresentation, the R&W Insurance Policy shall following Closing be the sole recourse for recovery of any Loss suffered or incurred by the Indemnified Parties in connection with any breach or inaccuracy of any of the Sellers’ or the Company’s representations and warranties, other than with respect to a Non-Covered Tax in the case of Fundamental Representations and in respect of the matters set forth in Section 9.2(a) or (c), for which for which the R&W Insurance Policy shall be the initial source of recourse. In furtherance of the foregoing, the Indemnified Parties shall seek to recover all Losses in respect of breaches of Fundamental Representations and in respect of the matters set forth in Section 9.2(a) in the following order: (i) first, under the R&W Insurance Policy (to the extent such Losses are actually covered under the R&W Insurance Policy) up to the full amount that can be, as applicable for the relevant Loss, recovered under the R&W Insurance Policy); and (ii) second, (to the extent such Losses are not covered under the R&W Insurance Policy) from the Sellers or the applicable Seller.

(f)

Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnifying Party be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party for Losses under this Section 9 to the extent such Losses were taken into account in the determination of the Purchase Price and/or the Final Adjustment Report in each case pursuant to Section 2.6(c).

(g)

Notwithstanding anything herein to the contrary, except in the case of fraud, willful breach or intentional misrepresentation, a Seller’s liability in respect of Losses arising out of the matters described in this Section 9 shall, in the aggregate, not exceed an amount equal to such Seller’s Relevant Portion of the Purchase Price.

(h)

It is hereby clarified that (i) a Seller shall not be liable for any representations and warranties made by any of the other Sellers in Section 3 with respect to themselves or with respect to any act or omission by such other Sellers; and (ii) in the case of any joint liability of the Sellers (including in the case of any breach by the Company of the Pre-Closing Covenants or Fundamental Representations), each Seller’s liability shall be limited to its pro rata portion of the Loss calculated on such Seller’s Relevant Portion of the Purchase Price.

(i)

Notwithstanding anything herein to the contrary, an Indemnifying Party’s indemnification obligations pursuant to Section 9.2 (for the purposes of determining the calculation of the Losses attributable to such inaccuracy or breach) shall be determined without giving effect to any qualification or exception with respect to “material,” “materiality,” “materially,” “Material Adverse Effect” or similar language with respect to materiality contained in any representation or warranty set forth in Sections 3, 4 or 5, as applicable; provided, however, that such qualifications will not be disregarded with respect to the definition of “Material Contract”, “Material Customer”, “Material Supplier” or Section 4.9(b).

(j)

Notwithstanding anything to the contrary herein, where the Purchaser seeks to recover from the Sellers in respect of its own Loss, any “Loss” to the Company shall also be a corresponding “Loss” to the Purchaser in accordance with its proportional ownership of the Company's share capital, on a fully-diluted basis, provided however, that with respect to any Loss which was discovered after Closing but prior to the purchase of additional shares of the Company by the Purchaser (“Incremental Shares”), but became payable under Section 9 hereof after the purchase of such Incremental Shares, the amount of the Loss recoverable by the Purchaser from the Sellers shall be reduced to the extent that it was already taken into account in calculating the purchase price of such Incremental Shares (including in any applicable calculation of EBITDA, Cash, Indebtedness or Net Working Capital).

(k)

Any waiver by the Purchaser of its rights pursuant to Sections 7.2(a) and 7.2(b), on the one hand, or by a Seller of its rights pursuant to Sections 7.3(a) and 7.3(b), on the other hand, shall not limit the right of an Indemnified Party to seek indemnification under the R&W Insurance Policy or this Section 9 (as applicable) in accordance with the terms of the R&W Insurance Policy and/or this Section 9 (as applicable).

9.5	Indemnification Procedures.

(a)

All claims for indemnification pursuant to this Section 9 shall be made in accordance with the procedures set forth in this Section 9.5. A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Section 9 (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include (to the extent available) a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim, in each case to the extent known or determinable at such time. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Proceeding made or brought by any Person (other than a the Purchaser Indemnitee or a Seller Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third Party Claim”), promptly, but in any event not later than twenty (20) Business Days, following receipt of notice of the assertion or commencement of such Legal Proceeding, and (B) in the case of a Claim other than a Third Party Claim (a “Direct Claim”), promptly, but in any event not later than twenty (20) Business Days, after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except and only to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any such Claim. For the purposes of this Agreement, “Indemnifying Party” means the Purchaser (in the case of a claim for indemnification by the Seller Indemnitee) or the Sellers (in the case of a claim for indemnification by the Purchaser Indemnitee). A Claim Notice may be updated and amended from time to time by delivering an updated or amended Claim Notice to the Indemnifying Party, so long as such update or amendment only asserts bases for Losses reasonably related to the underlying facts and circumstances specifically set forth in such original Claim Notice. All Claims properly set forth in an original Claim Notice or any update or amendment thereto shall remain outstanding until such Claims for Losses have been finally resolved or satisfied.  For the avoidance of doubt, for all purposes under this Section 9, with respect to any communication or notice (including delivery and receipt of any Claim Notice): (i) the Purchaser Indemnitees shall only be required to interact and correspond with the Sellers’ Representative (on behalf of the Sellers) and (ii) the Seller Indemnitees shall act, correspond and interact solely through the Sellers’ Representative (who shall act on behalf of the Sellers collectively).

(b)	With respect to any Direct Claim:

(i)

in the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice, the Indemnifying Party shall, within thirty (30) Business Days after receipt by the Indemnifying Party of such Claim Notice, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the twenty (20) Business Day period beginning on the date of receipt by the Indemnified Party of such objection and prior to complying with the dispute resolution process set forth in Section 10.3, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to refer such dispute to the LCIA in accordance with Section 10.3; and

(ii)

Claims for Losses specified in any Claim Notice to which an Indemnifying Party shall not object in writing within thirty (30) Business Days of receipt of such Claim Notice, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.5(b)(i), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.5(b)(i) are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

(c)

Subject to the terms of the R&W Insurance Policy, with respect to any Third Party Claim (other than a Tax Claim), the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third Party Claim, to assume control of the defense, settlement, adjustment or compromise of such Third Party Claim at the Indemnifying Party’s expense with counsel of its choosing, and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim (other than a Tax Claim) with counsel selected by it. If the Indemnifying Party elects not to control the defense of such Third Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 9.5(c)), the Indemnified Party may control the defense of such Third Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. Each of the Purchaser and the Sellers shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Proceeding and the defense thereof. Subject to the limitation of liability pursuant to Section 9.4(g) and Section 9.4, any assumption by the Indemnifying Party of the defense of a Third-Party Claim with the Section 9.4(g) shall constitute an admission of liability in respect of any Losses arising to the Company under the Third-Party Claim,.

(d)

Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) not impose any Liability or obligation (including any equitable remedies) on the Indemnified Party, and (C) not involve a finding or admission of any wrongdoing or liability on the part of the Indemnified Party; and (ii) an Indemnified Party shall not agree to any settlement of a Third Party Claim without the prior written consent (such consent shall not be unreasonably withheld, delayed or conditioned) of the Indemnifying Party.

(e)

Tax Treatment of Indemnification Payments. Subject to Section 9.6 below, all indemnification payments made under this Section 9 shall be deemed adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

9.6	Payments.

(a)	Any amount payable under this Agreement shall be made in full free from any deduction or withholding whatsoever, except as required by applicable law.

9.7	Exclusive Remedy; No Duplication; Right of Set-off.

(a)

From and after the Closing, except in the case of (A) fraud, willful breach or intentional misrepresentation or (B) for the avoidance of doubt, claims arising out of the Shareholders’ Agreement (i) this Section 9 shall be the sole and exclusive remedy of the Indemnified Parties (including the Purchaser and the Sellers) in connection with this Agreement and the transactions contemplated hereby; (ii) neither the Purchaser nor the Sellers shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, including the purchase of the Purchased Shares pursuant hereto, except pursuant to the indemnification provisions set forth in this Section 9; and (iii) each party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to the subject matter of this Agreement, in each case, that it may have against the other party and such party’s Affiliates and representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Section 9; provided, however, that nothing in this Section 9.7 shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Sections 2.7 or 10.9; and provided, further, that nothing herein shall prevent, limit or otherwise effect the Purchaser Indemnitee from seeking recovery, or recovering, under the R&W Insurance Policy in accordance with its terms.

(b)

The parties agree that nothing in this Section 9 shall limit or in any way restrict either party’s right to bring a claim until the latest time permitted by applicable Law based on the fraud, willful breach or intentional misrepresentation of any other Person against such Person in respect of any representation and warranty contained in Sections 3 through 5 at any time following the Closing (which claim, for the avoidance of doubt, may only be brought in respect of the representation and warranty with respect to which the fraud, willful breach or intentional misrepresentation of such Person is being claimed).

(c)

No Indemnitee shall be entitled to double recovery for any Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, covenants or agreements set forth in this Agreement (it being acknowledged and agreed that the purpose of this Section 9.7(c) is to avoid “double counting”). Notwithstanding anything to the contrary contained herein, no Indemnitee shall be entitled to indemnification for any amount that was accounted for in the calculation of Net Working Capital, Cash or Indebtedness pursuant to Section 2.7. For avoidance of doubt, no Indemnitee shall be entitled to double recovery for any amount indemnifiable pursuant to Section 9, even though such amount may be indemnifiable under any other provision of this Agreement.

(d)

With respect to any amounts determined pursuant to this Section 9, and subject to any obligations under this Agreement in respect of recovery under the R&W Insurance Policy, to be owed by an Indemnifying Party to an Indemnified Party, a the Indemnified Party shall have the option (without prejudice to any other rights it has under this Agreement), but not the obligation, to set-off against any such indemnified amounts against amounts payable to the applicable Indemnifying Party under this Agreement or the Shareholders’ Agreement, including, without limitation, the Earnout Payments, the Initial BF Call Option Price (as defined in the Shareholders’ Agreement) or the Deferred Closing Price (as defined in the Shareholders’ Agreement) or to direct the Company to pay to the Indemnified Party by the Indemnifying Party’s entitlement to any dividend which has been declared. To the extent such amounts are set off by the Indemnified Party, such Indemnified Party shall for all purposes be deemed to have paid such amounts off set under the applicable agreements for all purposes thereunder.

(e)

No Contribution. No Indemnified Party shall have any right of contribution, indemnification or right of advancement, reimbursement or restitution from or against any member of the Company Group or with respect to any Loss claimed by such Indemnified Party, irrespective of whether such claim results from an action or inaction by any member of the Company Group.

10.	MISCELLANEOUS

10.1	Amendment.

Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed, in the case of an amendment, discharge or termination, by the Sellers’ Representative, the Company and the Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective.

10.2	Notices.

All notices, requests, claims, demands, waivers and other communications required or permitted hereunder shall be deemed to have been duly given if in writing and if mailed by registered or certified mail, postage prepaid, sent by electronic mail (and in the case or electronic mail, with copies by overnight courier service or registered mail) or otherwise delivered by hand or by messenger addressed:

(a)	if to the Sellers or the Company (prior to the Closing) or the Sellers’ Representative, to:

FF3 Holdings, L.P.

30 Ha’arbaa Street, Tel Aviv Israel

Attention: Marc Lesnick

Email: marc@ffcapital.com

or at such other address as the Sellers shall have furnished to the Purchaser, with a copy to (which shall not constitute notice):

Gornitzky & Co., Advocates and Notaries

Vitania Tel-Aviv Tower

20 Ha’Harash Street

Tel Aviv, Israel 6761310

Attn: Chaim Friedland, Adv. and Assaf Harel, Adv.

E-mail: friedland@gornitzky.com, assafh@gornitzky.com

(b)	if to the Purchaser or the Substitute Purchaser and the Company (following the Closing), to:

Bel Fuse Inc.

300 Executive Drive

Suite 300

West Orange, NJ 07052Attn: Sejal Mukherjee

E-mail: sejal.mukherjee@belf.com

or at such other address as the Purchaser and/or the Substitute Purchaser (as applicable) shall have furnished to the Sellers, with a copy to (which shall not constitute notice):

White & Case LLP

5 Old Broad Street

EC2N 1DW, London, UK

Attn: Ferdinand Mason, Daniel Turgel and Alex Woodfield

E-mail: ferdinand.mason@whitecase.com, daniel.turgel@whitecase.com and alex.woodfield@whitecase.com and the Substitute Purchaser (if notice of a Substitute Purchaser has been given).

Each such notice or other communication shall be in writing and shall be deemed to have been given (a) when delivered by hand or by messenger (with written confirmation of receipt); (b) when received by the addressee if sent by an internationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

10.3	Governing Law and Settlement of Disputes.

(a)	This Agreement and all non-contractual obligations arising out of or in connection with this Agreement are governed by and shall be construed in accordance with the laws of the State of Israel.

(b)

Any claim, dispute or difference of whatever nature arising under or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non contractual obligations arising out of or in connection with this Agreement) (a “Dispute”) shall be resolved in accordance with this Section 10.3.

(c)	Any party may notify the other parties in writing of a Dispute (a “Dispute Notice”), whereupon the parties shall attempt to resolve the Dispute.

(d)

All Disputes that remain unresolved at least twenty (20) Business Days following the date of the service of the Dispute Notice shall be referred upon the application of any party to, and finally settled by, arbitration in accordance with the London Court of International Arbitration (“LCIA”) Rules (the “Rules”) as in force at the date of this Agreement and as modified by this Section 10.3, which Rules are deemed incorporated into this Section 10.3. The number of arbitrators shall be three (3), one (1) of whom shall be nominated by the claimant(s), one (1) by the respondent(s) who shall be nominated within twenty (20) Business Days of the nomination of the claimant-nominated arbitrator, and the third of whom, who shall act as presiding arbitrator, shall be nominated by the two (2) party nominated arbitrators, provided that if the third arbitrator has not been nominated within twenty (20) Business Days of the nomination of the second party nominated arbitrator, such third arbitrator shall be appointed by the LCIA. The seat of arbitration shall be London, England and the language of arbitration shall be English.

(e)

The arbitrators shall have the power to grant any legal or equitable remedy or relief available under applicable law, including injunctive relief (whether interim or final) and specific performance and any measures ordered by the arbitrators may be enforced by any competent judicial authority. Notwithstanding any contrary provision in this Section 10.3(e) or in the Rules, the Parties agree that:

(i)

no party may have recourse to any competent judicial authority: (i) for determination by that competent judicial authority of any question of law arising in the course of the arbitration; or (ii) to appeal to that competent judicial authority any question of law arising out of any award made in the arbitration; and

(ii)

any party may otherwise apply to any competent judicial authority for interim or conservatory measures before the arbitral tribunal is appointed, and in appropriate circumstances even thereafter, provided that the application of a party to a judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal shall not be deemed to be an infringement or a waiver of this arbitration agreement and shall not affect the relevant powers reserved to the arbitral tribunal.

(f)	The parties agree that an arbitral tribunal appointed hereunder or under the Shareholders’ Agreement may exercise jurisdiction with respect to both this Agreement and the Shareholders’ Agreement.

(g)	The governing law of this arbitration agreement shall be the laws of the State of Israel.

10.4	Sellers’ Representative

(a)

Appointment; Acceptance. Each of the Sellers, Company Optionholders, and the Company Warrantholder, by virtue of executing this Agreement or approving this Agreement by executing the Option Holder Acknowledgement or Warrant Cancellation Agreement (as applicable), shall be deemed to have irrevocably appointed FF3 and its successors to serve as its representative (the “Sellers’ Representative”) (and by FF3’s execution of this Agreement as Sellers’ Representative, Sellers’ Representative hereby accepts such appointment and authorization as the Sellers’ Representative in accordance with the terms of this Agreement) as such Sellers’, Company Optionholders’ and Company Warrantholder’s attorney-in-fact and agent hereunder to (a) act in such Seller’s, Company Optionholders’ and Company Warrantholder’s name, place, and stead in connection with the transactions and agreements contemplated by this Agreement and any other Transaction Documents, in accordance with the terms and provisions herein and therein, (b) execute and deliver this Agreement, the Paying Agent Agreement, and the Escrow Agreement, as the Sellers’ Representative, and exercise all or any of the powers, authority, and discretion conferred on the Sellers’ Representative under this Agreement, the Paying Agent Agreement and the Escrow Agreement; (c) act on behalf of the Sellers, Company Optionholders and Company Warrantholder in any Proceeding involving the transactions and agreements contemplated by this Agreement and any other Transaction Documents, and (c) do or refrain from doing all such further acts and things, and execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the transactions and agreements contemplated by this Agreement and any other Transaction Documents.

(b)

Authority. Without limiting the generality of Section 10.4(a), the powers of the Sellers’ Representative shall include the power to: enter into an agreement and to retain a firm or consultant to assist the Sellers’ Representative or to perform the duties of the Sellers’ Representative as requested from time to time by the Sellers’ Representative; and to represent the Sellers, Company Optionholders and Company Warrantholder with respect to all aspects of this Agreement, the Paying Agent Agreement, the Escrow Agreement and any other Transaction Documents, which power shall include the power to:

(i)

prepare, finalize, approve, authorize, execute and deliver all exhibits, schedules, amendments, waivers, ancillary agreements, certificates and other attachments and documents to this Agreement and all other Contracts and other documents required to be delivered by the Sellers, Company Optionholders and Company Warrantholder pursuant to this Agreement (the “Seller Delivered Agreements”);

(ii)

without derogating from Section 9.2, act for the Sellers, Company Optionholders and Company Warrantholder with regard to matters pertaining to indemnification referred to in this Agreement, including the power to defend, negotiate, settle, compromise or take any and all other actions with respect to any indemnity claim under this Agreement on behalf of the Sellers, the Company Optionholders and the Company Warrantholder, through counsel selected by the Sellers’ Representative and solely at the cost, risk, and expense of the Sellers, Company Optionholders and Company Warrantholder;

(iii)

amend, waive, modify or supplement this Agreement or any other Transaction Document (or provisions thereof) as the Sellers’ Representative deems necessary or appropriate (whether prior to, at or after the Closing) and to otherwise execute and deliver all such amendments, waivers, modifications or supplements relating to the foregoing;

(iv)	receive funds for the payment of expenses of the Sellers, Company Optionholders and Company Warrantholder and apply such payments in payment for such expenses;

(v)	act for the Sellers, Company Optionholders and Company Warrantholder with regard to matters pertaining to the determination of the Closing Date adjustments pursuant to Section 2.7;

(vi)	consult with legal counsel, independent public accountants, and other experts selected by it, at the cost and expense of the Sellers, Company Optionholders and Company Warrantholder.

(vii)

waive any terms and conditions of this Agreement, the Paying Agent Agreement or the Escrow Agreement providing rights or benefits to the Sellers, Company Optionholders and Company Warrantholder, in accordance with the terms of such agreements.

(viii)

do or refrain from doing any further act or deed on behalf of the Sellers, Company Optionholders and Company Warrantholder that the Sellers’ Representative deems necessary or appropriate in their sole discretion relating to the subject matter of this Agreement and the Transaction Documents as fully and completely as the Sellers, Company Optionholders and Company Warrantholder could do if personally present;

(ix)

give or receive any notice or instruction permitted or required under this Agreement, the Paying Agent Agreement, or the Escrow Agreement, or any other agreement, document, or instrument entered into or executed in connection with this Agreement, to be given or received by the Sellers’ Representative or any Seller, Company Optionholders or the Company Warrantholder, and each of them (other than notice for service of process relating to any action before a court or other tribunal of competent jurisdiction, which notice must be given to each Seller, Company Optionholders or the Company Warrantholder individually, as applicable); and

(x)

take any actions on behalf of the Sellers, Company Optionholders and Company Warrantholder in regard to such other matters as are reasonably necessary for the consummation of this Agreement and the Transaction Documents, and the transactions contemplated thereunder or as the Sellers’ Representative reasonably believes are in the best interests of the Sellers, Company Optionholders and Company Warrantholder.

(c)

Effectiveness. The authorization of the Sellers’ Representative shall be effective until its rights and obligations under this Agreement terminate by virtue of (a) Sellers’ Representative’s resignation in accordance with Section 10.4(e) herein, or (b) the termination of this Agreement and any and all of the obligations of the Sellers, Company Optionholders and Company Warrantholder to the Purchaser under the Seller Delivered Agreements.

(d)

Indemnification; Fees and Expenses. The Sellers’ Representative shall serve in such capacity solely for the purpose of administrative convenience and shall incur no liability of any kind with respect to any action or omission by the Sellers’ Representative in connection with the Sellers’ Representative’s services pursuant to this Agreement, except in the event of liability resulting from the Sellers’ Representative’s fraud or willful misconduct. The Sellers, Company Optionholders and Company Warrantholder, jointly and severally in accordance with their respective Relevant Portion of the Purchase Price, shall indemnify, defend and hold harmless the Sellers’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expenses of document location, duplication and shipment) (collectively, “Sellers’ Representative Losses”) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement, in each case as such Sellers’ Representative Loss is suffered or incurred. In no event shall the Sellers’ Representative be required to advance its own funds on behalf of the Sellers, Company Optionholders and Company Warrantholder or otherwise. The foregoing indemnities shall survive the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

(e)

Resignation; Successor. The Sellers’ Representative may resign and be discharged from its duties and obligations under this Agreement by giving notice and specifying a date (which date shall be the later of the date specified in the notice and five (5) Business Days after deemed receipt) on which such resignation shall take effect or be removed by the Sellers. In such event, such Person which Sellers’ Representative designates in writing shall be appointed as the successor Sellers’ Representative.

10.5	Successors and Assigns.

(a)

This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any party hereto without the prior written consent of the other; provided that the Purchaser may assign in whole or in part its rights, interests and obligations hereunder (a) to any one or more direct or indirect wholly owned Subsidiaries of the Purchaser or to any Affiliates of which the Purchaser is a direct or indirect wholly owned Subsidiary; and (b) in connection with the transfer by the Purchaser of all or substantially all of the shares and/or assets of the Company and or its Subsidiaries, and/or (c) for collateral security purposes, but such assignment shall not release the Purchaser from its obligations hereunder. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

(b)

The Purchaser may by notice to the Sellers’ Representative, nominate an entity to replace the Purchaser in respect of its rights and obligations under this Agreement (the “Substitute Purchaser”) by way of a novation, provided that the Purchaser shall remain liable for all its representations, warranties, covenants, agreements, undertakings, and obligations hereunder.

10.6	Entire Agreement.

This Agreement, including the exhibits, annexes and Disclosure Schedule attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersedes all prior agreements and understandings, oral and written, with respect hereto and thereto. This Section 10.6 shall not be deemed to be an admission or acknowledgement by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof, representations or covenants except as specifically set forth herein.

10.7	Severability.

If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. The balance of this Agreement shall be enforceable in accordance with its terms.

10.8	Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.9	Remedies; Specific Performance.

It is agreed and understood that: (i) each party hereto may be irreparably damaged in the event the provisions of this Agreement to be performed after the Closing are not performed by the parties hereto in accordance with their specific terms or were otherwise breached or threatened to be breached; (ii) monetary damages may not adequately compensate an injured party for the breach of this Agreement by any other party; (iii) this Agreement shall be specifically enforceable; and (iv) any breach or threatened breach of this Agreement may be the proper subject of a temporary or permanent injunction or restraining order to prevent breaches hereof and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which any party hereto may be entitled at law or in equity as a remedy for any such breach or threatened breach. This Section 10.9 shall not affect or limit, and the injunctive relief provided in this Section 10.9 shall be in addition to, any other remedies available to the parties hereto at law or in equity or in arbitration for any breach of this Agreement by any party hereto, including the right to recover Losses as provided in Section 9.

10.10	No Third-Party Beneficiaries.

Except as set forth in Section 6.12(c), Section 9 and Section 10.12, nothing in this Agreement, express or implied, shall give or confer any rights or remedies to or upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.11	Waivers.

No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

10.12	Set-off

Save as expressly provided for in Section 9.7(c), no Party shall have rights of set-off in respect of amounts payable to the other pursuant to this Agreement.

10.13	Privilege; Counsel.

Gornitzky & Co. (“Sellers’ Counsel”) has been engaged by the Sellers to represent them in connection with the Acquisition. The Purchaser, on its behalf and on behalf of its Affiliates (including from and after the Closing, the Company Group), and each of their successors and assigns (all such parties, the “Waiving Parties”) hereby (a) agrees that, in the event that a dispute arises after the Closing between the Purchaser or any of its Affiliates, on the one hand, and a Seller or a Seller Related Party, on the other hand, Sellers’ Counsel may represent such Seller or Seller Related Party in such dispute even though the interests of such Seller or Seller Related Party may be directly adverse to the Purchaser, any member of the Company Group or any of their respective Affiliates and even though Sellers’ Counsel may have represented a member of the Company Group in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser or any member of the Company Group and (b) waives any actual or potential conflict in connection therewith or relating thereto. The Purchaser acknowledges that the foregoing provision applies whether or not Sellers’ Counsel provides legal services to any member of the Company Group after the Closing. The Purchaser (on its behalf and on behalf of the Waiving Parties) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among Sellers’ Counsel, any member of the Company Group or the Sellers (including any of the Seller Related Parties) that relate in any way to this Agreement or the transactions contemplated hereby, including the Acquisition, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and shall be controlled by the Sellers and shall not pass to or be claimed by the Purchaser, any member of the Company Group or any of their respective Affiliates. The Purchaser (on its behalf and on behalf of the Waiving Parties) further understands and agrees that the parties have each undertaken commercially reasonable efforts to prevent the disclosure of attorney-client privileged information. Notwithstanding those efforts, the Purchaser (on its behalf and on behalf of the Waiving Parties) further understands and agrees that the consummation of the Acquisition may result in the inadvertent disclosure of information that may be subject to a claim of attorney-client privilege. The Purchaser (on its behalf and on behalf of the Waiving Parties) further understands and agrees that any disclosure of information that may be subject to a claim of attorney-client privilege will not prejudice or otherwise constitute a waiver of any claim of attorney-client privilege. The Purchaser (on its behalf and on behalf of the Waiving Parties) agrees to use commercially reasonable efforts to return promptly any inadvertently disclosed attorney-client privileged information to the appropriate Person or promptly destroy copies of such information upon becoming aware of its existence. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, any member of the Company Group or any of their respective Affiliates and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Sellers’ Counsel to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Sellers. Sellers’ Counsel shall be a third party beneficiary of this Agreement for purposes of this. Section 10.12.

10.14	Release.

(a)

Effective immediately upon the Closing, (a) the Company, on behalf of itself and its Subsidiaries and each of its current and former officers, directors, employees, general and limited partners, members, shareholders, equityholders, representatives, successors and assigns (each a “Company Releasing Person”), hereby irrevocably and unconditionally releases and forever discharges each of the Sellers and their respective Affiliates and each of their respective current and former officers, directors, employees, general and limited partners, members, shareholders, equityholders, representatives, successors and assigns (each a “Seller Released Person”) of and from actions, causes of action, suits, proceedings, executions, judgments, duties, Liabilities, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims, causes of actions and demands whatsoever, whether in Law or in equity, of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, which each Company Releasing Person may have against each Seller Released Person, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Seller Released Person occurring or arising on or prior to the Closing Date, and (b) each Seller, on behalf of itself, himself or herself and his or her Affiliates, and each of their respective successors and assigns (each, a “Seller Releasing Person”), hereby releases, waives, acquits and forever discharges, to the fullest extent permitted by Law, the Company Group and each of their respective managers, officers, directors and employees (each, a “Company Released Person”, and together with the Seller Released Person, “Released Person”) of, from and against any and all claims, demands, rights, actions, suits, proceedings, liabilities, obligations and causes of action of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that any Seller Releasing Person or any Person claiming through or under a Seller Releasing Person ever had, now has or may have, solely as a shareholder of the Company, on or by reason of any matter, cause or thing whatsoever on, or prior to, the Closing Date related to the Company Group, including, without limitation, (i) arising out of, or based upon, the discussions, negotiation or preparation of this Agreement, (ii) arising out of, or relating to, the organization, management or operation of the businesses of any member of the Company Group relating to any matter, occurrence, action or activity on, or prior to, the Closing Date, (iii) any rights the Sellers may have under the certificate of incorporation, bylaws or any other governing documents, individually or in the aggregate, (collectively, the “Charter Documents”) of the members of the Company Group, and (iv) arising out of, related to, or based upon, the Sellers’ direct or indirect ownership of the equity securities of the Company Group. Notwithstanding the foregoing, no Seller Releasing Person releases (A) any of its, his or her rights contained in or arising under this Agreement or any other agreement, certificate or other instrument delivered by or on behalf of any Party pursuant to this Agreement, or in the Charter Documents; (B) any of its, his, or her rights in his or her capacity as a director or officer of the Company Group, or in any director and officer indemnification agreement executed with any member of the Company Group and any rights under any insurance policy, including, without limitation, the D&O Tail Policy (C) any rights or claims a Seller may have solely in such Seller’s capacity as an employee of any member of the Company Group or (D) any rights under of the Sellers or any affiliate thereof under the Contracts as set forth in in Schedule 4.20 of the Disclosure Schedule. Each Seller Releasing Person and Company Releasing Person agrees not to, and agrees to cause its, his or her equityholders, subsidiaries, Affiliates and representatives, and each of their respective successors and assigns, not to, assert any Claim against any of the Released Person that is released pursuant to this Section.

(b)

Notwithstanding anything herein or otherwise to the contrary, the release contained in this Section 10.14 will not be effective so as to benefit a particular Released Party in connection with any matter or event that involved fraud, intentional misrepresentation or willful misconduct on the part of such Released Party.

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first above written.

SELLERS:

FF3 HOLDINGS, L.P.

By its General Partner: Fortissimo Captial Fund III GP, L.P.

By its General Partner: Fortissimo Capital 3 Management (GP) Ltd

By: /s/ Marc Lesnick

Name: Marc Lesnick

Title: Authorized Signatory

[Signature Page to Share Purchase Agreement]

SELLERS:

By: /s/ Marc Lesnick

Marc Lesnick as proxy for Dan Arnhols

By: /s/ Marc Lesnick

Marc Lesnick as proxy for Gil Barak

By: /s/ Marc Lesnick

Marc Lesnick as proxy for Zohar Birman

By: /s/ Marc Lesnick

Marc Lesnick as proxy for Paul Brian

By: /s/ Marc Lesnick

Marc Lesnick as proxy for Ran Rux

By: /s/ Marc Lesnick

Marc Lesnick as proxy for Tomer Eshed

By: /s/ Marc Lesnick

Marc Lesnick as proxy for Yael Yaish

By: /s/ Marc Lesnick

Marc Lesnick as proxy for Ron Mohel

By: /s/ Marc Lesnick

Marc Lesnick as proxy for Adam Owsianko

[Signature Page to Share Purchase Agreement]

PURCHASER: BEL FUSE INC. By:/s/ Daniel Bernstein Name: Daniel Bernstein Title: President and CEO

[Signature Page to Share Purchase Agreement]

COMPANY: ENERCON TECHNOLOGIES LTD. By: /s/ Yochai Hacohen Name: Yochai Hacohen Title: Director

[Signature Page to Share Purchase Agreement]